   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 18, 2000


                                                      REGISTRATION NO. 333-43411
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 5

                                       TO

                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                           W-H ENERGY SERVICES, INC.
                (Name of Registrant as specified in its charter)

             TEXAS                           3550                         76-0281502
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)         Identification No.)

                             10370 RICHMOND AVENUE
                                   SUITE 990
                              HOUSTON, TEXAS 77042
                                 (713) 974-9071
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                             KENNETH T. WHITE, JR.
                        CHAIRMAN OF THE BOARD, PRESIDENT
                          AND CHIEF EXECUTIVE OFFICER
                           W-H ENERGY SERVICES, INC.
                             10370 RICHMOND AVENUE
                                   SUITE 990
                              HOUSTON, TEXAS 77042
                                 (713) 974-9071
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                T. MARK KELLY                                WILLIAM J. COOPER
            VINSON & ELKINS L.L.P.                         ANDREWS & KURTH L.L.P.
            2300 FIRST CITY TOWER                             4200 CHASE TOWER
                 1001 FANNIN                                     600 TRAVIS
             HOUSTON, TEXAS 77002                           HOUSTON, TEXAS 77002
                (713) 758-2222                                 (713) 220-4200

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION -- SEPTEMBER 15, 2000



                               10,000,000 Shares



                             [W-H ENERGY SERVICES]



                           W-H Energy Services, Inc.



                                  Common Stock


                             ---------------------



     We are offering 10,000,000 shares of our common stock.



     This is our initial public offering, and no public market currently exists for our common stock. The selling shareholders have granted the underwriters an option to purchase an additional 1,500,000 shares of our common stock to cover over-allotments. We will not receive any proceeds of the sale of common stock by the selling shareholders.



     We anticipate that the initial public offering price for our common stock will be between $16.50 and $18.50 per share. Our common stock has been approved for quotation on the Nasdaq National Market under the trading symbol "WHES."



THIS INVESTMENT INVOLVES RISKS. PLEASE READ "RISK FACTORS" BEGINNING ON PAGE 7.



                                                               PUBLIC                      PROCEEDS TO
                                                              OFFERING     UNDERWRITING     W-H ENERGY
                                                               PRICE           FEES       SERVICES, INC.
                                                            ------------   ------------   --------------
Per Share.................................................  $              $               $
Total.....................................................



     Delivery of the shares of common stock will be made on or about          ,
2000.



     Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.



CREDIT SUISSE FIRST BOSTON                            MORGAN STANLEY DEAN WITTER



        DONALDSON, LUFKIN & JENRETTE

                        UBS WARBURG LLC
                                        SIMMONS & COMPANY
                                           INTERNATIONAL
                                                   DLJDIRECT INC.


                  Prospectus dated                     , 2000.

     [MAP OF GULF COAST AND NORTH SEA REGIONS SHOWING OPERATING LOCATIONS]
                 [PICTURES OF CERTAIN FACILITIES AND EQUIPMENT]

                               TABLE OF CONTENTS

                                           PAGE
Prospectus Summary.......................    1
Risk Factors.............................    7
Special Note Regarding Forward-Looking
  Statements.............................   15
Use of Proceeds..........................   16
Dividend Policy..........................   17
Dilution.................................   18
Capitalization...........................   19
Selected Consolidated Financial Data.....   20
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.............................   22


                                           PAGE
Business.................................   31
Management...............................   45
Relationships and Related Transactions...   52
Principal and Selling Shareholders.......   56
Description of Capital Stock.............   59
Shares Eligible for Future Sale..........   60
Underwriting.............................   62
Notice to Canadian Residents.............   66
Legal Matters............................   66
Experts..................................   67
Available Information....................   67
Index to Consolidated Financial
  Statements.............................  F-1


     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.


     WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU WRITTEN INFORMATION OTHER THAN THIS PROSPECTUS OR TO MAKE REPRESENTATIONS AS TO MATTERS NOT STATED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER AFTER THE DATE OF THIS PROSPECTUS SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THE AFFAIRS OF W-H ENERGY SERVICES, INC. HAVE NOT CHANGED SINCE THE DATE HEREOF.



     UNTIL           , 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT EFFECT TRANSACTIONS IN THESE SHARES OF COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                       (i)

                               PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus but does not contain all of the information that may be important to you. This prospectus includes specific terms of this offering, information about our business and our financial information. You should read this prospectus in its entirety before making an investment decision.

     Unless otherwise indicated, all information in this prospectus:

     - gives effect to a 33-for-1 split of our common stock prior to this offering;


     - assumes the issuance to DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds of 2,974,436 shares of our common stock in connection with this offering in respect of warrants held by those entities and that the balance of their warrants are retired through the prepayment of our 13% senior subordinated notes; and



     - assumes no exercise by the underwriters of their option to purchase an additional 1,500,000 shares of our common stock from the selling shareholders to cover over-allotments.


                                  OUR COMPANY

OUR BUSINESS

     We are a diversified oilfield service company that provides products and services used primarily for the drilling, completion and production of oil and natural gas wells. Our operations currently are focused offshore in the Gulf of Mexico and in the North Sea and onshore along the Gulf Coast. We are expanding our international operations into Brazil, the Caspian Sea, Italy and the Middle East in 2000. Since our formation in 1989, we have entered the following three primary lines of business through acquisitions and have expanded our product and service offerings through a combination of acquisitions, internal growth and research and development:

     - drilling related products and services, which include logging-while-drilling, measurement-while-drilling, rental tools (including drill pipe), downhole drilling motors and drilling fluids;

     - completion and workover related products and services, which include cased-hole wireline logging and perforating, polymers and specialty chemicals and tubing; and

     - maintenance and safety related products and services, which include integrated on-site cleaning and waste management and safety equipment.


     Our customers include major and independent oil and natural gas companies, refining and petrochemical companies and other oilfield service companies, including independent directional drilling companies. We reported revenues of $137.1 million, EBITDA, as adjusted, of $23.0 million and net income of $1.4 million in 1999, after giving pro forma effect to our March 1999 acquisition of the PathFinder business described below and the receipt and application of the estimated net proceeds from this offering and borrowings under our new credit facility as described under "Use of Proceeds." We reported revenues of $99.4 million, EBITDA, as adjusted, of $21.8 million and net income of $9.1 million for the six months ended June 30, 2000, after giving effect to the receipt and application of the estimated net proceeds from this offering and borrowings under our new credit facility as described under "Use of Proceeds." Our actual historical net losses for the year ended December 31, 1999 and the six months ended June 30, 2000 were $15.2 million and $1.4 million, respectively.



     We focus on discrete products and services that provide our customers with alternatives to the integrated services typically marketed by the major integrated oilfield service companies. We believe our business approach enables us to compete successfully against these larger oilfield service companies by:


     - offering technologically advanced products and services;

     - focusing on niche markets in which leading market positions can be maintained;

     - operating our business lines autonomously and marketing our product offerings independently;

     - emphasizing customer service, responsiveness and reliability; and

     - providing equity-incentives to key management and operating personnel.

OUR STRATEGY

     Our business strategy is to grow revenue and earnings by providing our customers with an alternative to the major integrated oilfield service companies while preserving our entrepreneurial culture. Our business strategy consists of the following key components:

     - Provide leading technology solutions for our customers. In recent years, technologies have been introduced in the oilfield services industry which have dramatically improved the efficiency of finding and developing oil and natural gas reserves. We have made substantial investments in technologically-advanced product and service offerings, including logging-while-drilling (LWD) and measurement-while-drilling (MWD) technology, which we believe are increasingly important to our customers.

     - Capitalize on the growth of offshore and directional drilling. A substantial portion of our products and services are designed for use in offshore and directional drilling, which represent an increasing percentage of overall drilling activity.


     - Expand the breadth and scope of our international operations. Since the end of the last year, we have expanded our international operations beyond the North Sea to the Middle East, Brazil, the Caspian Sea and Italy. We currently continue to offer LWD and MWD products and services, downhole drilling motors and directional drilling services in the North Sea, and this year we have entered into contracts and are providing these services in the Middle East. In addition, we recently have entered into a contract and are providing LWD and MWD products and services in Brazil. We also have been selected to provide LWD and MWD products and services, downhole drilling motors and directional drilling services in the Caspian Sea and in Italy.


     - Leverage our market positions to deploy our under-utilized equipment. We intend to capitalize on the increase in oilfield activity and our opportunities for international expansion by deploying under-utilized equipment, including the significant inventory of LWD and MWD tools, downhole drilling motors and other equipment we acquired as part of the PathFinder acquisition.

     - Selectively acquire complementary businesses and technologies. We will continue to pursue acquisitions which increase the technological base and expand the market reach of our product and service offerings.

     Please read "Risk Factors" for a discussion of the risks associated with implementing our strategy.

                    OUR ACQUISITION OF THE PATHFINDER ASSETS

     In March 1999, we acquired the LWD and related MWD business of Halliburton Company located in the United States and the North Sea, as well as Halliburton's remaining LWD and related MWD assets worldwide. Halliburton was required to divest its LWD and related MWD business, which it marketed under the PathFinder name, by the United States Department of Justice as a condition of its acquisition of Dresser Industries, Inc. In this acquisition, we also acquired a significant inventory of additional MWD tools and the Dyna Drill line of downhole drilling motors and manufacturing equipment. In this prospectus, we refer to the assets we acquired from Halliburton as the PathFinder assets, and we refer to this acquisition transaction as the PathFinder acquisition.

     We are one of only four companies worldwide with the technological capability to provide a full complement of LWD services. LWD technology allows oil and natural gas companies to gather well formation data while drilling, eliminating the need to halt drilling, remove the drill string and use wireline to lower evaluation tools into the well. Many offshore wells now utilize LWD technology because of the substantial time and cost savings which logging-while-drilling provides. Furthermore, we believe that many oil and natural gas companies now rely exclusively on LWD technology to provide well formation data for open-hole wells and no longer perform subsequent evaluations with traditional wireline logging tools.

     With the PathFinder acquisition, we acquired a mature LWD business with a variety of available tools for evaluating well formation data which has benefitted from Halliburton's substantial historical research and development and capital investment. Since the acquisition, we have continued to improve the existing PathFinder technologies and to develop complementary tools through our own research and development efforts. Since the date we acquired the PathFinder assets, we have tripled the number of active LWD jobs on which our PathFinder tools are working in the Gulf of Mexico.

                                  THE OFFERING


Common stock offered by
us.........................  10,000,000 shares



Common stock to be
outstanding after this
  offering.................  22,059,336 shares(1)



Use of proceeds............  We intend to use the net proceeds of this offering along with borrowings under our new credit facility:



                             - to repay in full, for a cash payment of
                               approximately $154.7 million, the outstanding balance under our existing credit facility, plus accrued and unpaid interest;



                             - to repay in full, for a cash payment of
                               approximately $27.1 million, our 12 1/2% senior subordinated notes and the related payment-in-kind notes, plus accrued and unpaid interest;



                             - to repay in full, for a cash payment of
                               approximately $39.7 million, our 13% senior subordinated notes and the related payment-in-kind notes, plus accrued and unpaid interest; and



                             - to repay, for a cash payment of approximately
                               $1.8 million, other long term debt and to pay fees of approximately $2.5 million associated with obtaining the commitment and arranging and administrative services for our new credit facility.


                             The selling shareholders will sell shares of common stock to the underwriters if the underwriters exercise their over-allotment option. We will not receive any proceeds from the sale of common stock by the selling shareholders.

Nasdaq National Market
  symbol...................  "WHES"
------------------------------


(1) The number of shares of our common stock outstanding after this offering is based on the number of shares outstanding as of June 30, 2000, adjusted to include 2,974,436 shares of our common stock to be issued to DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds in connection with this offering in respect of warrants held by those entities. This number does not include:


     - up to 201,300 shares of our common stock subject to options to be granted to certain of our employees concurrently with this offering at an exercise price equal to the initial public offering price;

     - an aggregate of 2,229,150 shares of our common stock issuable upon the exercise of options outstanding as of June 30, 2000 at a weighted average exercise price of $3.96 per share; or

     - an aggregate of 3,125,694 shares of our common stock issuable upon the exercise of warrants outstanding as of June 30, 2000 at a weighted average exercise price of $2.44 per share.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     Our summary consolidated financial information set forth below is derived from our Consolidated Financial Statements and should be read in conjunction with our Consolidated Financial Statements and the accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The as adjusted consolidated statements of operations data, for the year ended December 31, 1999 and for the six months ended June 30, 2000, set forth below are derived from the Unaudited Pro Forma Financial Information that appears elsewhere in this prospectus.

     The unaudited as adjusted consolidated statement of operations data for the year ended December 31, 1999 give effect to:

     - the acquisition of the PathFinder business located in the United States and the North Sea and the related issuance of our 13% senior subordinated notes as if these events had occurred on January 1, 1999; and


     - the receipt and application as described under "Use of Proceeds" of borrowings under our new credit facility and $159.5 million of estimated net proceeds from the sale of 10,000,000 shares of our common stock in this offering at an assumed price of $17.50 per share after deducting the estimated underwriting fees and expenses of this offering.


The as adjusted financial information does not purport to represent what our results of operations actually would have been had these events, in fact, occurred on January 1, 1999, nor are they intended to project our results of operations for any future period or date.


     The unaudited as adjusted consolidated statement of operations data for the six months ended June 30, 2000 and the unaudited as adjusted consolidated balance sheet data as of June 30, 2000 give effect to the receipt and application of borrowings under our new credit facility and the estimated net proceeds from this offering as described above.



                                                                    AS ADJUSTED         HISTORICAL        AS ADJUSTED
                                             HISTORICAL             ------------     -----------------   --------------
                                   ------------------------------    YEAR ENDED         SIX MONTHS         SIX MONTHS
                                      YEARS ENDED DECEMBER 31,      DECEMBER 31,      ENDED JUNE 30,     ENDED JUNE 30,
                                   ------------------------------   ------------     -----------------   --------------
                                    1997        1998       1999         1999          1999      2000          2000
                                                                    (UNAUDITED)         (UNAUDITED)       (UNAUDITED)
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenues.........................  $59,833     $90,293   $127,641     $137,142       $50,913   $99,410      $99,410
Cost of revenues.................   25,889      43,431     68,399       74,157        26,842    54,680       54,680
Selling, general and
  administrative.................   30,732(1)   23,788     36,118       39,361        15,748    23,054       23,054
Depreciation and amortization....    5,870      10,748     15,521       16,351         7,497     9,055        9,055
                                   -------     -------   --------     --------       -------   -------      -------
Income (loss) from operations....   (2,658)     12,326      7,603        7,273           826    12,621       12,621
Interest expense.................    4,733      13,418     21,989        4,991         9,686    13,500        2,964
Other expense (income), net......       (8)        142        595          595           281       177          177
                                   -------     -------   --------     --------       -------   -------      -------
Income (loss) before income
  taxes..........................   (7,383)     (1,234)   (14,981)       1,687        (9,141)   (1,056)       9,480
Provision (benefit) for income
  taxes..........................   (1,714)        152        239          239            18       374          374
                                   -------     -------   --------     --------       -------   -------      -------
Net income (loss)................  $(5,669)    $(1,386)  $(15,220)    $  1,448(2)(3) $(9,159)  $(1,430)     $ 9,106(2)(3)
                                   =======     =======   ========     ========       =======   =======      =======
Net income (loss) per share
  Basic..........................  $ (0.32)    $ (0.15)  $  (1.34)    $   0.07       $ (0.86)  $ (0.12)     $  0.41
                                   =======     =======   ========     ========       =======   =======      =======
  Diluted........................  $ (0.32)    $ (0.15)  $  (1.34)    $   0.06       $ (0.86)  $ (0.12)     $  0.35
                                   =======     =======   ========     ========       =======   =======      =======
Number of shares used in
  computing income (loss) per
  share
  Basic..........................   17,448       9,075     11,339       22,049        10,612    12,058       22,059
                                   =======     =======   ========     ========       =======   =======      =======
  Diluted........................   17,448       9,075     11,339       25,752        10,612    12,058       25,799
                                   =======     =======   ========     ========       =======   =======      =======

                                                                    AS ADJUSTED         HISTORICAL        AS ADJUSTED
                                             HISTORICAL             ------------     -----------------   --------------
                                   ------------------------------    YEAR ENDED         SIX MONTHS         SIX MONTHS
                                      YEARS ENDED DECEMBER 31,      DECEMBER 31,      ENDED JUNE 30,     ENDED JUNE 30,
                                   ------------------------------   ------------     -----------------   --------------
                                    1997        1998       1999         1999          1999      2000          2000
                                                                    (UNAUDITED)         (UNAUDITED)       (UNAUDITED)
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
OTHER FINANCIAL DATA:
EBITDA, as adjusted(4)...........  $16,673     $22,932   $ 22,546     $ 23,046       $ 8,042   $21,784      $21,784
Net cash provided by (used in)
  operating activities...........    3,472       1,103     (7,230)      11,502        (6,280)    1,352       10,940
Net cash provided by (used in)
  investing activities...........  (34,760)    (52,289)   (46,352)     (46,352)      (36,090)   (9,383)      (9,383)
Net cash provided by financing
  activities.....................   32,340      50,982     54,649       54,649        43,468    10,154       10,154



                                                                  JUNE 30, 2000
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                                   (UNAUDITED)
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.............................................  $ 33,509    $ 38,339
Total assets................................................   206,490     199,585
Total debt..................................................   210,202      58,753
Total shareholders' equity (deficit)........................   (37,555)    106,989


---------------

(1) Includes $13.5 million of non-recurring compensation expense resulting from the redemption of options in connection with our recapitalization in 1997.

(2) Does not include the write-off for deferred financing costs and unamortized discount associated with the debt to be retired with the proceeds from this offering in the amount of $14.1 million for the year ended December 31, 1999 and $14.1 million for the six months ended June 30, 2000. The write-off will be recorded in our historical statement of operations in the period the debt is repaid.

(3) Does not include a charge of $250,000 related to the termination of the consulting agreement with TJC Management in connection with this offering. We expensed $600,000 and $300,000, for the year ended December 31, 1999 and the six months ended June 30, 2000, respectively, related to this agreement. The charge will be recorded in our historical statement of operations in the period the fee is paid.

(4) We calculate EBITDA, as adjusted, as earnings before interest expense, income taxes, depreciation and amortization, non-cash stock-based compensation expense, and a non-recurring compensation expense of $13.5 million in 1997 resulting from the redemption of options in connection with our recapitalization. EBITDA, as adjusted, should not be considered as an alternative to net income or any other measure of operating performance calculated in accordance with generally accepted accounting principles. EBITDA is widely used by financial analysts as a measure of financial performance. Our calculation of EBITDA, as adjusted, may not be comparable to similarly titled measures reported by other companies.

                                  RISK FACTORS

     In addition to the other information in this prospectus, the following factors should be considered carefully in evaluating us and our business before purchasing shares of our common stock.

RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF NET LOSSES, AND THIS TREND MAY CONTINUE.

     We suffered net losses in 1997, 1998, 1999 and the six months ended June 30, 2000 largely because of the decline in activity by oil and natural gas drilling and producing companies caused in response to lower oil and natural gas prices, as well as interest and amortization expenses associated with our 1997 recapitalization and acquisition activities. As a result of our recapitalization in 1997 and these losses, we have negative shareholders' equity. The volatility underlying the oil and natural gas industry prevents us from accurately predicting future operating conditions and results, and the extent of our future profitability.

DEMAND FOR OUR PRODUCTS AND SERVICES DEPENDS ON OIL AND NATURAL GAS INDUSTRY ACTIVITY AND EXPENDITURE LEVELS THAT ARE DIRECTLY AFFECTED BY TRENDS IN OIL AND NATURAL GAS PRICES.

     The markets for oil and natural gas historically have been volatile and are likely to continue to be so in the future. A prolonged downturn in oil and natural gas prices could have a material adverse effect on our results of operations and financial condition, particularly with respect to our drilling related products and services. Demand for our drilling related products and services is particularly sensitive to the level of exploration, development and production activity of, and the corresponding capital spending by, oil and natural gas companies. Prices for oil and natural gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of other factors that are beyond our control. Any prolonged reduction in oil and natural gas prices will depress the level of exploration, development and production activity. Lower levels of activity result in a corresponding decline in the demand for our drilling related products and services which could have a material adverse effect on our revenues and profitability.

     Factors affecting the prices of oil and natural gas include:

     - the level of demand for oil and natural gas;

     - worldwide political, military and economic conditions, including the ability of the Organization of Petroleum Exporting Countries (OPEC) to set and maintain production levels and prices for oil;

     - the level of oil and natural gas production;

     - the policies of governments regarding the exploration for and production and development of their oil and natural gas reserves; and

     - global weather conditions.

     The production sector of the oil and natural gas industry, which utilizes our completion and workover related products and services, is less immediately affected by changing oil and natural gas prices and, thus, is less volatile than the exploration sector, which utilizes our drilling related products and services. However, producers likely would react to declining oil and natural gas prices by reducing expenditures, which could adversely affect our business in this segment as well.


BECAUSE MANY OF OUR PRODUCTS AND SERVICES ARE USED IN POTENTIALLY HAZARDOUS APPLICATIONS AND OPERATIONS, OUR BUSINESS IS SUBJECT TO RISKS ASSOCIATED WITH THE OCCURRENCE OF PERSONAL INJURIES, LOSS OF LIFE, DAMAGE OR DESTRUCTION OF PROPERTY, EQUIPMENT OR THE ENVIRONMENT AND SUSPENSION OF OPERATIONS. THE OCCURRENCE OF ANY OF THESE EVENTS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION OR RESULTS OF OPERATION.


     Many of our products and services are used in potentially hazardous drilling, completion and production applications, as well as cleaning, maintenance and safety operations. These activities can cause:

     - personal injury;

     - loss of life;

     - damage or destruction of property, equipment or the environment; and

     - suspension of operations.

Litigation arising from a catastrophic occurrence at a location where our equipment or services are used may result, in the future, in our being named as a defendant in lawsuits asserting potentially large claims.

     In addition, many of our employees who perform services on offshore platforms and vessels are covered by provisions of the Jones Act, the Death on the High Seas Act and general maritime law. These laws have the effect of making the liability limits established by state workers' compensation laws inapplicable to these employees and, instead, permit them or their representatives to pursue actions against us for damages from job-related injuries, with generally no limitations on our potential liability.

     The frequency and severity of these incidents affect our operating costs, insurability and relationships with customers, employees and regulators. Any increase in the frequency or severity of these incidents, or the general level of compensation awards resulting from these incidents, could affect our ability to obtain projects from oil and natural gas companies or insurance covering these incidents.

     There is always a risk that our insurance may not be sufficient to cover any particular loss. In addition, our insurance does not provide coverage for all liabilities, including liability for some events involving pollution. Our insurance coverage may not otherwise be adequate to cover claims that may arise, and we may not be able to maintain adequate insurance at rates we consider commercially reasonable. The occurrence of an event not fully covered by insurance could have a material adverse effect on our financial condition.


THE VOLATILITY OF THE OIL AND NATURAL GAS INDUSTRY AND THE DEMANDING NATURE OF OUR WORK MAY AFFECT OUR ABILITY TO ATTRACT AND RETAIN THE SKILLED WORKERS ON WHICH OUR OPERATIONS DEPEND.


     We may not be able to find enough skilled workers to meet our needs, which could limit our growth. Business activity in the oil and natural gas industry historically decreases or increases with the price of oil and natural gas. In late 1997, the price of oil and natural gas began to decline and continued this trend until the first quarter of 1999. In turn, industry-wide downsizing caused oilfield workers to look for and secure work in other industries and locations. As a result of the employment migration away from the oil and natural gas industry, we may have problems finding enough skilled workers in the future.

     In addition, we require skilled workers who can perform physically demanding work. As a result of the volatility of the oil and natural gas industry and the demanding nature of the work, workers may choose to pursue employment in fields that offer a more desirable work environment at wage rates that are competitive with ours.

     With a reduced pool of workers, it is possible that we will have to raise wage rates to attract workers from other fields and to retain or expand our current work force. If we are not able to increase our service rates to our customers to compensate for wage rate increases, our operating results may be adversely affected.

OUR SUCCESS DEPENDS ON KEY MEMBERS OF OUR MANAGEMENT, THE LOSS OF WHOM COULD DISRUPT OUR BUSINESS OPERATIONS.

     We depend to a large extent on the services of some of our executive officers and directors. The loss of services of any of Kenneth T. White, Jr., Jeffrey L. Tepera or William J. Thomas, III could disrupt our operations. We have entered into employment agreements with Messrs. White, Tepera and Thomas that contain non-compete provisions. Despite these agreements, we may not be able to retain these officers and may not be able to enforce the non-compete provisions in their employment agreements. We maintain key person life insurance on the lives of Messrs. White and Thomas. However, the proceeds from these insurance policies may not be sufficient to cover our losses in the event of the death of either of these officers.

INTENSE COMPETITION IN OUR INDUSTRY COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     We compete in highly competitive areas of the oilfield products and services markets. The depressed oil and natural gas prices and the consequent decline in the oil and natural gas industry in the 1980s, 1998 and early 1999 has led to a consolidation of the number of companies providing products and services similar to those we provide. As a result of these consolidations, many of our competitors are much larger and have greater marketing, distribution, financial and other resources than we do.

     We may not be able to continue operating at current levels or prices if our current competitors or new market entrants introduce new products or services with better features, performance, prices or other characteristics. Competitive pressures or other factors also may result in significant price competition with respect to existing products and services that could have a material adverse effect on our results of operations and financial condition. Competition among oilfield product and service providers is also based on a provider's reputation for safety and quality service. Unforeseen events may occur which could negatively affect our reputation for safety and quality service and, thus, our competitive position.

     In the future, we also may face the threat of competition from companies providing products similar to ours over the Internet. These companies may have greater technical capabilities and access to greater financial resources than we have. This may place us at a disadvantage in responding to the Internet offerings of these competitors or to changes in the way our customers procure products and services.

ADVERSE WEATHER CONDITIONS COULD RESULT IN FLUCTUATIONS IN OUR OPERATING
RESULTS.

     Demand for our products and services in the Gulf of Mexico may be adversely affected by the hurricanes and other storms prevalent in the Gulf of Mexico and along the Gulf Coast during the summer and fall months. The threat of a hurricane or tropical storm in the vicinity of a drilling rig where we have personnel and equipment deployed often requires us to evacuate our personnel and equipment. An evacuation and the amount of time required to redeploy personnel and equipment after the threat of a storm has passed may result in significant downtime and lost revenues, especially in the case of a large storm. In addition, equipment that we are unable to remove from the path of a storm may be damaged, lost or destroyed.

     In the North Sea, demand for our products and services is also affected by periods of adverse weather, although the storms experienced in the North Sea typically do not require the evacuation of personnel and equipment.

     As a result, our operating results may vary from quarter to quarter, depending upon factors outside of our control. Thus, full year results are not likely to be a direct multiple of any particular quarter or combination of quarters.

COMPLIANCE WITH ENVIRONMENTAL AND OTHER GOVERNMENT REGULATIONS COULD ADVERSELY AFFECT OUR BUSINESS.

     Our business is significantly affected by:

     - foreign, federal, state and local laws and other regulations relating to

      -- the oil and natural gas industry,

      -- the refining and petrochemical industry, and

      -- worker safety and environmental protection;

     - changes in these laws and regulations; and

     - the level of enforcement of these laws and regulations.

     We depend on the demand for our products and services from oil and natural gas companies, oilfield service companies and refining and petrochemical companies. This demand is affected by changing taxes, price controls and other laws and regulations relating to the oil and natural gas industry and the refining and petrochemical industry, generally. For example, the adoption of laws and regulations curtailing exploration and development drilling for oil and natural gas in our areas of operation for economic, environmental or other policy reasons could adversely affect our operations by limiting demand for our products and services.

     In addition, our maintenance and safety related products and services are substantially dependent on the cleaning and maintenance operations of our customers. Numerous foreign, federal, state and local laws and regulations affect the necessity, timing and frequency of the cleaning and maintenance operations of refining and petrochemical companies and thus affect the demand for our products and services. We cannot determine the extent to which our future operations and earnings may be affected by new legislation, new regulations or changes in existing laws and regulations or enforcement.

     The technical requirements of the foreign, federal, state and local laws and regulations affecting our business are becoming increasingly complex and stringent. These laws may provide for "strict liability" for damages to natural resources or threats to public health and safety, rendering a party liable for environmental damage without regard to negligence or fault on the part of the party. Sanctions for noncompliance may include:

     - revocation of permits;

     - corrective action orders;

     - administrative or civil penalties; and

     - criminal prosecution.

     Some environmental laws provide for joint and several strict liability for remediation of spills and releases of hazardous substances. In addition, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances, as well as damage to natural resources. These laws and regulations also may expose us to liability for the conduct of, or conditions caused by, others, or for our acts that were in compliance with applicable laws at the time the acts were performed.

OUR BUSINESS COULD BE ADVERSELY AFFECTED BY NEW TECHNOLOGIES.

     Many of our operations, primarily LWD and MWD products and services and specialty chemical sales, are based substantially on technologies for which we hold licenses or patents. Our success in these areas depends to a significant extent on the development and implementation of new product designs and formulations. Whether we can continue to develop products and technologies to meet evolving industry requirements and at prices acceptable to our customers will be a significant factor in determining our ability to compete in these areas. Many of our competitors have greater resources devoted to research and development of new products and technologies than we do. The licenses or patents we have secured may be successfully challenged by others. Moreover, these licenses or patents may not protect us from the development of similar products by others.

WE DO NOT OWN ALL OF THE TECHNOLOGIES ASSOCIATED WITH OUR PATHFINDER ASSETS.

     Our LWD business is substantially dependent upon technologies that we acquired in the PathFinder acquisition. We possess the right to use these technologies through non-exclusive, worldwide licenses granted to us by Halliburton and other third-party licensors. Our rights under these licenses are subject to the licensors' abiding by the terms of these licenses and not terminating them.

     In addition, because these licenses are non-exclusive, these technologies may be licensed by Halliburton and other licensors to third parties, including our current competitors in the LWD business and others who are seeking to enter the LWD business.

     Halliburton has agreed to defend and indemnify us with respect to any claim of infringement or misappropriation by third parties with regard to the intellectual property, such as patents, copyrights, trade secrets, and trademarks, that were conveyed to us in the PathFinder acquisition. Halliburton's obligation only applies to claims made on or before March 29, 2001. We have received notice of an infringement claim from a competitor asserting that certain components of a PathFinder tool infringe upon one or more of its patents. Halliburton has agreed to undertake the defense of this claim. In addition, we have received an inquiry from an educational institution regarding the PathFinder tool, which could develop into an infringement claim with respect to patents held by it. We have notified Halliburton of this inquiry and are awaiting Halliburton's response. We cannot be certain that we will be protected against all risks related to claims in connection with these technologies.

THE CONCENTRATION OF OUR CUSTOMERS IN THE ENERGY INDUSTRY COULD MATERIALLY AND ADVERSELY AFFECT OUR EARNINGS.


     Substantially all of our customers are in the energy industry. This concentration of customers may impact our overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic and industry conditions. Many of our customers were slow in paying their accounts in late 1998 and 1999 in light of adverse industry conditions. We perform ongoing credit evaluations of our customers and do not generally require collateral in support of our trade receivables.



A SIGNIFICANT AMOUNT OF OUR GROWTH HAS OCCURRED THROUGH THE ACQUISITION OF EXISTING BUSINESSES; HOWEVER, FUTURE ACQUISITIONS MAY BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS AND ADVERSELY AFFECT OUR OPERATING RESULTS.



     We may acquire other companies, assets and product lines that complement or expand our existing business. Each acquisition, however, involves a number of risks. These risks include:


     - the diversion of our management's attention from our existing businesses to integrating the operations and personnel of the acquired business;

     - possible adverse effects on our operating results during the integration process; and

     - our possible inability to achieve the intended objectives of the combination.


     We may seek to finance an acquisition through borrowings under our new credit facility or through the issuance of new debt or equity securities. If we should proceed with a relatively large cash acquisition, we could deplete a substantial portion of our financial resources to the possible detriment of our other operations. Any future acquisitions could also dilute the equity interests of our shareholders, require us to write off assets for accounting purposes or create other undesirable accounting issues, such as significant expenses for amortization of goodwill or other intangible assets.

OUR INTERNATIONAL OPERATIONS MAY EXPERIENCE INTERRUPTIONS DUE TO POLITICAL AND ECONOMIC RISKS.

     We operate our business and market our products and services in oil and natural gas producing areas outside the United States. We are, therefore, subject to the risks common in international operations and investments in foreign countries. These risks include:

     - nationalization and expropriation;

     - war and civil disturbances;

     - restrictive actions by local governments;

     - limitations on repatriation of earnings;

     - changes in foreign tax laws; and

     - changes in currency exchange rates.

     The occurrence of any of these events could have an adverse effect on regional demand for our products and services or our ability to provide our products and services in a particular region. Although we currently only operate internationally in the North Sea, we are in the process of expanding our business into other international locations. An interruption of our international operations could have a material adverse effect on our results of operations and financial condition.

A CHANGE IN THE ESTIMATED LIFE OF GOODWILL COULD REDUCE OUR EARNINGS.

     Our balance sheet as of June 30, 2000, included "goodwill" which represented 18% of our assets. Goodwill is recorded when we pay more for a business than the fair market value of the tangible and separately measurable intangible net assets. Generally accepted accounting principles require us to amortize this and all other intangible assets over the periods we benefit from those assets. The amortization periods for our acquisitions to date are between 20 years and 40 years. We evaluate the useful life of all our assets on an ongoing basis. If we were to assign a shorter life to a material portion of this goodwill, earnings reported in prospective periods would be reduced. If we were to determine that the remaining balance of goodwill was impaired, we would be required to take an immediate charge to earnings with a correlative effect on stockholders' equity (deficit).

AS A HOLDING COMPANY, WE ARE TOTALLY DEPENDENT ON DIVIDENDS FROM OUR OPERATING SUBSIDIARIES TO PAY DIVIDENDS AND OUR OTHER OBLIGATIONS.

     We are a holding company with no business operations. Our only significant asset is the outstanding capital stock of our subsidiaries. As a result, we must rely on payments from our subsidiaries to meet our obligations. We currently expect that the earnings and cash flow of our subsidiaries will be retained and used by them in their operations, including to service any debt obligations they may now or in the future have. Even if we decided to pay a dividend on or make a distribution in respect of our common stock, our subsidiaries may not be able to generate sufficient cash flow to pay a dividend or distribute funds to us. At present, we and our subsidiaries are restricted from paying dividends under our credit facility. Future credit facilities and other future debt obligations, as well as statutory provisions, may also limit our ability to pay dividends.


OUR NEW CREDIT FACILITY WILL CONTAIN RESTRICTIVE COVENANTS THAT WILL LIMIT OUR FINANCIAL AND OPERATIONAL FLEXIBILITY AND OUR ABILITY TO PAY DIVIDENDS.



     We will enter into a new credit facility concurrently with the closing of this offering. This new credit facility will contain restrictive covenants that limit the incurrence of debt by our company and by our subsidiary, Perf-O-Log, require us to maintain financial ratios, such as an interest coverage ratio and leverage ratio, limit the amount of capital expenditures we may make and effectively restrict our ability to pay dividends. These restrictions may adversely affect our ability to conduct and expand our operations. For example, our business is capital intensive, requiring specialized equipment and trained personnel to provide our products and services. We may need to raise additional funds through public or private debt or equity financing. Adequate funds may not be available when needed or may not be available on favorable terms. Even if adequate funds are available, our credit facility may restrict our ability to raise additional funds. If we are unable to raise capital, our finances and operations may be adversely affected.


RISKS RELATED TO THE MARKET FOR OUR COMMON STOCK


THE CONCENTRATION OF OWNERSHIP OF OUR COMMON STOCK BY EXISTING SHAREHOLDERS WILL LIMIT THE INFLUENCE OF PUBLIC SHAREHOLDERS.


     Upon completion of this offering, our principal shareholders, investment funds affiliated with The Jordan Company, a private merchant banking firm, and DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds, together with our officers, directors and other affiliates, will beneficially own approximately 53.4% of the outstanding shares of our common stock. Accordingly, these shareholders, if they were to vote in the same manner, would have the ability to control the election of our directors and the outcome of other matters submitted to a vote of our shareholders, which may have the effect of delaying or preventing a change in control of us.


THERE IS A LARGE NUMBER OF SHARES THAT MAY BE SOLD IN THE MARKET FOLLOWING THIS OFFERING, WHICH MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

     Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline.


     Upon completion of this offering, a total of 22,059,336 shares of our common stock will be outstanding. Of these shares, all of the 10,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the Securities Act), unless these shares are purchased by our affiliates. The remaining 12,059,336 shares of common stock held by existing shareholders are restricted securities. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act.



     Under "lock-up" agreements, our executive officers, directors and certain shareholders, including the selling shareholders, have agreed that, with limited exceptions, they will not sell any shares of our common stock for a period of 180 days from the date of this prospectus without the prior written consent of Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated, subject to the following:


     - 25% of the shares of common stock subject to the lock-up restrictions described in the preceding paragraph will be released from these restrictions if the reported last sale price of the common stock on the Nasdaq National Market is at least twice the initial public offering price for 20 of the 30 consecutive trading days ending on the last trading day of the 90-day period after the date of this prospectus. These shares will be released on the later to occur of the 90th day after the date of this prospectus and the second trading day after the first public release of our quarterly results; and

     - an additional 25% of the shares of common stock subject to the restrictions described above will be released from these restrictions if the reported last sale price of the common stock on the Nasdaq National Market is at least twice the initial public offering price for 20 of the 30 consecutive trading days ending on the last trading day of the 135-day period after the date of this prospectus.

     As a result of these "lock-up" agreements and the rules under the Securities Act, the restricted shares will be available for sale in the public market, subject in most cases to volume and other restrictions, as follows:


             DAYS AFTER                NUMBER OF SHARES
         THE EFFECTIVE DATE            ELIGIBLE FOR SALE                   COMMENT
Upon effectiveness...................        257,532       Shares not locked up and eligible for
                                                           sale under Rule 144
90 days..............................             --       Shares not locked up and eligible for
                                                           sale under Rules 144 and 701
180 days.............................     11,801,804       Lock-up released; shares eligible for
                                                           sale under Rules 144 and 701



     Of the shares set forth in the above table as eligible for resale after 180 days, 2,950,451 shares will be eligible for resale after 90 days and an additional 2,950,451 shares will be eligible for resale after 135 days in the event that shareholders subject to lock-up agreements are released from their lock-up restrictions under the staggered lock-up provisions described above.


     In addition, following the consummation of this offering, we intend to register the issuance of up to 3,375,900 shares of our common stock purchased by the exercise of options granted under our option plans. All of these shares issued upon exercise of these options will be freely tradeable without restrictions or registration under the Securities Act, by persons other than our affiliates. Our affiliates will be able to sell these shares under Rule 144 after compliance with any lock-up agreement to which they would be subject.


OUR STOCK PRICE COULD BE EXTREMELY VOLATILE AS A RESULT OF THE EFFECT THAT VARIATIONS IN OIL AND NATURAL GAS PRICES AND OTHER FACTORS BEYOND OUR CONTROL COULD HAVE ON THE MARKET PRICE OF OUR STOCK. AS A RESULT, YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE PUBLIC OFFERING PRICE.


     Prior to this offering, there has been no public market for our common stock. An active trading market may not develop following completion of this offering and, if it develops, may not be maintained. The public offering price will be determined by negotiation between us, the selling shareholders and the underwriters and may not be indicative of the price at which our common stock will trade following the completion of this offering. Thus, you may not be able to resell your shares at or above the initial public offering price. The market price of our common stock may be influenced by many factors, including:

     - variations in our quarterly or annual results of operations;

     - variations in oil and natural gas prices;

     - investor perceptions of us and other oilfield service companies, in general;

     - general economic and other conditions; and

     - the liquidity of the market for our common stock.

     These factors may cause the price of our common stock to fluctuate significantly or decline.


     In particular, the market price of our common stock may be influenced by variations in oil and natural gas prices, because demand for our products and services is closely related to the prices of these commodities. This may cause our stock price to fluctuate with these underlying commodity prices, which are highly volatile.


NEW INVESTORS WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.


     The initial public offering price will be substantially higher than the book value per share of our common stock. New investors in our common stock in this offering will experience immediate dilution of $14.59 in the net tangible book value per share of common stock, based on an assumed initial public offering price of $17.50 per share.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. All projections contained in this prospectus, including those contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations," are forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

     Forward-looking statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "continue," "estimates," "expects," "may," "plans," "potential," "predicts," "projected," "should" or "will" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. Except as required by law, we are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results and do not intend to do so.

                                USE OF PROCEEDS


     We expect to receive net proceeds of approximately $159.5 million from the sale of the 10,000,000 shares of common stock offered by this prospectus, after deducting underwriting fees and estimated offering expenses payable by us. This amount is based on an assumed public offering price of $17.50 per share, the midpoint of the range set forth on the cover page of this prospectus.



     We intend to use the net proceeds of this offering along with borrowings of approximately $66.3 million under our new credit facility:



     - to repay in full, for a cash payment of approximately $154.7 million, the outstanding balance under our existing credit facility, plus accrued and unpaid interest;



     - to repay in full, for a cash payment of approximately $27.1 million, our 12 1/2% senior subordinated notes and the related payment-in-kind notes, plus accrued and unpaid interest;



     - to repay in full, for a cash payment of approximately $39.7 million, our 13% senior subordinated notes and the related payment-in-kind notes, plus accrued and unpaid interest; and



     - to repay, for a cash payment of approximately $1.8 million, other long-term debt and to pay fees of approximately $2.5 million associated with obtaining the commitment and arranging and administrative services for our new credit facility.


     Pending such uses, the net proceeds of this offering will be invested in short-term, investment grade, interest-bearing securities.

     The selling shareholders will sell shares of common stock to the underwriters if the underwriters exercise their over-allotment option. We will not receive any proceeds from the sale of common stock by the selling shareholders. See "Principal and Selling Shareholders."


     The borrowings outstanding under our existing credit facility bear interest at floating rates equal to the London Interbank Offered Rate (LIBOR) plus a margin that depends on our debt coverage ratio. These borrowings mature between August 2002 and March 2005. For the six months ended June 30, 2000, the weighted average applicable interest rate under our existing credit facility was 10.51%. Amounts borrowed under our existing credit facility were used to fund our recapitalization in 1997, our acquisitions of Integrity Industries, Inc., Diamond Wireline Services, Inc., Grinding and Sizing Company, Inc. and Agri-Empresa, Inc. and for general corporate purposes.



     We have received a commitment from DLJ Capital Funding, Inc. (an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation) to provide a new credit facility at or prior to the closing of this offering. Borrowings under our new credit facility will be used, along with a portion of the proceeds of this offering, as described above. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" for a description of the anticipated terms of our new credit facility.


     Our 13% senior subordinated notes bear interest at 13% per annum and are due in April 2006. The proceeds from the sale of our 13% senior subordinated notes were used to fund the PathFinder acquisition. Our 13% senior subordinated notes and the related payment-in-kind notes, which bear interest at 14% per annum and mature April 1, 2006, were issued to and are held by DLJ Merchant Banking Partners II, L.P., and its affiliated investment funds. Please read "Relationships and Related Transactions."


     Our 12 1/2% senior subordinated notes bear interest at 12 1/2% per annum. One-half of our 12 1/2% senior subordinated notes are due September 2006, and one-half of these notes are due September 2007. The proceeds from the sale of our 12 1/2% senior subordinated notes and the related payment-in-kind notes, which bear interest at 14 1/2% per annum and mature September 15, 2007, were used to fund our recapitalization in 1997. Our 12 1/2% senior subordinated notes were issued to and are held by JZ Equity Partners PLC. Please read "Relationships and Related Transactions."

     The other long-term debt being prepaid with the proceeds of this offering consists of two notes issued by us in connection with acquisitions. These notes bear interest at a rate of 10.0% per annum and mature October 1, 2001 and May 1, 2002.


                                DIVIDEND POLICY


     We do not intend to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our cash for the continued development of our business. In addition, we anticipate that our new credit facility will restrict our ability to pay dividends. Please read "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" for a discussion of restrictions on our ability to pay dividends.

                                    DILUTION

     Our net tangible book value (deficit) as of June 30, 2000, was approximately $(95.4) million or $(7.91) per share. Net tangible book value per share represents our tangible net worth (tangible assets less total liabilities, excluding the unamortized debt discount of $8.1 million) divided by the total number of outstanding shares of our common stock. Dilution in net tangible book value per share represents the difference between the amount per share that investors will pay in this offering and the net tangible book value per share immediately afterwards.


     After giving effect to the receipt of $159.5 million of estimated net proceeds from the sale of 10,000,000 shares of our common stock in this offering at an assumed price of $17.50 per share after deducting the estimated underwriting fees and estimated expenses of this offering, our adjusted net tangible book value as of June 30, 2000 would have been $64.1 million or $2.91 per share. This represents an immediate increase in our net tangible book value of $10.82 per share to existing shareholders and an immediate dilution of $14.59 per share to new investors purchasing our common stock in this offering. The following table illustrates this per share dilution to new investors purchasing our common stock in this offering:



Assumed public offering price per share.....................           $17.50
  Net tangible book value (deficit) per share as of June 30,
     2000...................................................  $(7.91)
  Increase per share attributable to new investors..........   10.82
                                                              ------
Adjusted net tangible book value per share after this
  offering..................................................             2.91
                                                                       ------
Dilution per share to new investors.........................           $14.59
                                                                       ======



     The table above assumes no issuance of shares in respect of any of our outstanding options or warrants, other than those shares issued to DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds in respect of warrants held by those funds. Upon completion of this offering, we also will have outstanding options covering 2,430,450 shares of our common stock exercisable at a weighted average price of $5.08 per share (that includes 201,300 options to be granted concurrently with this offering at an exercise price equal to the initial public offering price) and warrants to purchase a total of 3,125,694 shares of our common stock exercisable at a weighted average price of $2.44 per share. Please read "Management -- Option Grants, Exercises and Holdings" and "Principal and Selling Shareholders" for a description of outstanding options and warrants to purchase our common stock. In the event the 5,556,144 shares currently subject to these additional options and warrants were included in the above calculations, the dilution per share to new investors would be $14.49.


     The following table illustrates on an as adjusted basis as of June 30, 2000, the difference between the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid by existing shareholders and by the new investors purchasing shares of common stock in this offering, before deduction of estimated underwriting fees and estimated expenses of this offering payable by us.


                                     SHARES PURCHASED     TOTAL CASH CONSIDERATION    AVERAGE
                                   --------------------   ------------------------   PRICE PER
                                     NUMBER     PERCENT      AMOUNT       PERCENT      SHARE
Existing shareholders............  12,059,336     54.7%   $ 12,775,000       6.8%     $ 1.06
New investors....................  10,000,000     45.3     175,000,000      93.2      $17.50
                                   ----------    -----    ------------     -----
          Total..................  22,059,336    100.0%   $187,775,000     100.0%
                                   ==========    =====    ============     =====

                                 CAPITALIZATION


     The following table sets forth our actual and as adjusted capitalization as of June 30, 2000. The as adjusted information gives effect to the receipt and application as described under "Use of Proceeds" of borrowings of approximately $66.3 million under our new credit facility and of $159.5 million of estimated net proceeds from the sale of 10,000,000 shares of our common stock in this offering at an assumed price of $17.50 per share after deducting the estimated underwriting fees and estimated expenses of this offering.


     This table should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our Consolidated Financial Statements, and our Unaudited Pro Forma Consolidated Financial Information and the accompanying notes included elsewhere in this prospectus.


                                                                 AS OF JUNE 30, 2000
                                                              -------------------------
                                                               ACTUAL       AS ADJUSTED
Long-term debt, including current maturities:
  Existing credit facility:
    Revolving line of credit................................  $  8,000       $     --
    Term facilities.........................................   145,716             --
  New credit facility:
    Revolving line of credit................................        --             --
    Term facilities.........................................        --         58,753(1)
  13% senior subordinated notes.............................    37,275(2)(3)        --
  12 1/2% senior subordinated notes.........................    25,500(4)          --
  Other long-term debt......................................     1,762             --
                                                              --------       --------
         Total long-term debt, including current
           maturities.......................................   218,253         58,753
                                                              --------       --------
Shareholders' equity (deficit):
  Preferred stock; 10,000,000 shares authorized; no shares
    outstanding.............................................        --             --
  Common stock; 100,000,000 shares authorized; 9,084,900
    shares issued and outstanding, actual and pro forma;
    22,059,336 shares issued and outstanding, as adjusted...        91            221
  Additional paid-in capital................................    13,378        171,889
  Deferred compensation.....................................    (1,397)        (1,397)
  Cumulative translation adjustment.........................      (991)          (991)
  Note receivable from shareholder..........................       (45)           (45)
  Retained earnings (deficit)...............................   (48,591)       (62,688)(5)
                                                              --------       --------
         Total shareholders' equity (deficit)...............   (37,555)       106,989
                                                              --------       --------
         Total capitalization...............................  $180,698       $165,742
                                                              ========       ========


------------------------------


(1) Excludes $1.0 million in additional borrowings that were made under our existing credit facility in September 2000 and anticipated borrowings to be made under our new credit facility to pay fees of approximately $2.5 million associated with obtaining the commitment and arranging and administrative services for our new credit facility and to prepay $2.4 million in payment-in-kind notes being issued in October 2000 as described in footnote 3 below and $1.6 million in payment-in-kind notes issued in September 2000 as described in footnote 4 below.



(2) Excludes $8.1 million in unamortized discount associated with the sale of our 13% senior subordinated notes and the related issuance of warrants.



(3) Includes $2.275 million in aggregate principal amount of 14% notes issued in April 2000 in lieu of making the interest payment on our 13% senior subordinated notes due April 1, 2000. Excludes $2.4 million in aggregate principal amount of 14% notes to be issued on October 1, 2000, in lieu of making the interest payment on our 13% senior subordinated notes due October 1, 2000 and our 14% payment-in-kind notes issued in April 2000. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



(4) Includes $1.5 million in aggregate principal amount of 14 1/2% notes issued in March 2000 in lieu of making the interest payment on our 12 1/2% senior subordinated notes due March 15, 2000. Excludes $1.6 million in aggregate principal amount of 14 1/2% notes issued on September 15, 2000 in lieu of making the interest payment on our 12 1/2% senior subordinated notes due September 15, 2000 and our 14 1/2% payment-in-kind notes issued in March 2000. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



(5) Includes the write-off for deferred financing costs and unamortized discount associated with the debt to be retired with the proceeds from this offering in the amount of $14.1 million.


     The table above does not include:

      - up to 201,300 shares of our common stock subject to options to be granted to certain of our employees concurrently with this offering at an exercise price equal to the initial public offering price;

      - an aggregate of 2,229,150 shares of our common stock issuable upon the exercise of options outstanding as of June 30, 2000 at a weighted average exercise price of $3.96 per share; or

      - an aggregate of 3,125,694 shares of our common stock issuable upon the exercise of warrants outstanding as of June 30, 2000 at a weighted average exercise price of $2.44 per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     Our selected consolidated financial information contained below is derived from our Consolidated Financial Statements and should be read in conjunction with our Consolidated Financial Statements and the accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The as adjusted consolidated statements of operations data, for the year ended December 31, 1999 and for the six months ended June 30, 2000, contained below are derived from the Unaudited Pro Forma Financial Information that appears elsewhere in this prospectus.

     The unaudited as adjusted consolidated statement of operations data for the year ended December 31, 1999 give effect to:

     - the acquisition of the PathFinder business located in the United States and the North Sea and the related issuance of our 13% senior subordinated notes as if these events had occurred on January 1, 1999; and


     - the receipt and application as described under "Use of Proceeds" of borrowings under our new credit facility and $159.5 million of estimated net proceeds from the sale of 10,000,000 shares of our common stock in this offering at an assumed price of $17.50 per share after deducting the estimated underwriting fees and expenses of this offering.


The as adjusted financial information does not purport to represent what our results of operations actually would have been had these events occurred on January 1, 1999, nor are they intended to project our results of operations for any future period or date.


     The unaudited as adjusted consolidated statement of operations data for the six months ended June 30, 2000 and the unaudited as adjusted consolidated balance sheet data as of June 30, 2000 give effect to the receipt and application of borrowings under our new credit facility and the estimated net proceeds from this offering as described above.


                                                                 HISTORICAL
                                      -----------------------------------------------------------------
                                                              THREE
                                                              MONTHS
                                         YEARS ENDED          ENDED
                                        SEPTEMBER 30,      DECEMBER 31,     YEARS ENDED DECEMBER 31,
                                      ------------------   ------------   -----------------------------
                                       1995       1996         1996        1997       1998       1999

                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
 Revenues:
   Drilling related products and
     services.......................  $ 5,795   $ 13,503     $ 4,376      $29,149   $ 46,368   $ 80,643
   Completion and workover related
     products and services..........   10,128     11,225       2,688       14,966     23,789     27,436
   Maintenance and safety related
     products and services..........   11,437     11,487       3,024       15,718     20,136     19,562
                                      -------   --------     -------      -------   --------   --------
       Total revenues...............   27,360     36,215      10,088       59,833     90,293    127,641
 Cost of revenues...................   11,931     15,447       4,401       25,889     43,431     68,399
 Selling, general and administrative
   expense..........................    9,078     10,955       3,071       30,732(1)   23,788    36,118
 Depreciation and amortization......    2,489      3,395       1,017        5,870     10,748     15,521
                                      -------   --------     -------      -------   --------   --------
 Income (loss) from operations......    3,862      6,418       1,599       (2,658)    12,326      7,603
 Interest expense...................    1,003      1,301         340        4,733     13,418     21,989
 Other expense (income), net........        5         18          48           (8)       142        595
                                      -------   --------     -------      -------   --------   --------
 Income (loss) before income
   taxes............................    2,854      5,099       1,211       (7,383)    (1,234)   (14,981)
 Provision (benefit)for income
   taxes............................    1,258      1,985         472       (1,714)       152        239
                                      -------   --------     -------      -------   --------   --------
 Net income (loss)..................  $ 1,596   $  3,114     $   739      $(5,669)  $ (1,386)  $(15,220)
                                      =======   ========     =======      =======   ========   ========
 Net income (loss) per share
   Basic............................  $  0.07   $   0.14     $  0.03      $ (0.32)  $  (0.15)  $  (1.34)
                                      =======   ========     =======      =======   ========   ========
   Diluted..........................  $  0.06   $   0.10     $  0.02      $ (0.32)  $  (0.15)  $  (1.34)
                                      =======   ========     =======      =======   ========   ========
 Number of shares used in computing
   income (loss) per share
   Basic............................   22,374     22,800      22,800       17,448      9,075     11,339
                                      =======   ========     =======      =======   ========   ========
   Diluted..........................   26,072     30,850      30,850       17,448      9,075     11,339
                                      =======   ========     =======      =======   ========   ========

                                                                                AS ADJUSTED
                                                                                -----------
                                      AS ADJUSTED            HISTORICAL             SIX
                                      ------------     ----------------------     MONTHS
                                       YEAR ENDED         SIX MONTHS ENDED         ENDED
                                      DECEMBER 31,            JUNE 30,           JUNE 30,
                                      ------------     ----------------------   -----------
                                          1999           1999        2000          2000
                                      (UNAUDITED)           (UNAUDITED)         (UNAUDITED)
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
 Revenues:
   Drilling related products and
     services.......................    $ 90,144       $ 28,538     $68,053       $68,053
   Completion and workover related
     products and services..........      27,436         11,890      19,564        19,564
   Maintenance and safety related
     products and services..........      19,562         10,485      11,793        11,793
                                        --------       --------     -------       -------
       Total revenues...............     137,142         50,913      99,410        99,410
 Cost of revenues...................      74,157         26,842      54,680        54,680
 Selling, general and administrative
   expense..........................      39,361         15,748      23,054        23,054
 Depreciation and amortization......      16,351          7,497       9,055         9,055
                                        --------       --------     -------       -------
 Income (loss) from operations......       7,273            826      12,621        12,621
 Interest expense...................       4,991          9,686      13,500         2,964
 Other expense (income), net........         595            281         177           177
                                        --------       --------     -------       -------
 Income (loss) before income
   taxes............................       1,687         (9,141)     (1,056)        9,480
 Provision (benefit)for income
   taxes............................         239             18         374           374
                                        --------       --------     -------       -------
 Net income (loss)..................    $  1,448(2)(3) $ (9,159)    $(1,430)      $ 9,106(2)(3)
                                        ========       ========     =======       =======
 Net income (loss) per share
   Basic............................    $   0.07       $  (0.86)    $ (0.12)      $  0.41
                                        ========       ========     =======       =======
   Diluted..........................    $   0.06       $  (0.86)    $ (0.12)      $  0.35
                                        ========       ========     =======       =======
 Number of shares used in computing
   income (loss) per share
   Basic............................      22,049         10,612      12,058        22,059
                                        ========       ========     =======       =======
   Diluted..........................      25,752         10,612      12,058        25,799
                                        ========       ========     =======       =======

                                                                 HISTORICAL
                                      -----------------------------------------------------------------
                                                              THREE
                                                              MONTHS
                                         YEARS ENDED          ENDED
                                        SEPTEMBER 30,      DECEMBER 31,     YEARS ENDED DECEMBER 31,
                                      ------------------   ------------   -----------------------------
                                       1995       1996         1996        1997       1998       1999

                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
OTHER FINANCIAL DATA:
 EBITDA, as adjusted(4).............  $ 6,346   $  9,795     $ 2,568      $16,673   $ 22,932   $ 22,546
 Net cash provided by (used in)
   operating activities.............    4,824      5,314       2,053        3,472      1,103     (7,230)
 Net cash provided by (used in)
   investing activities.............   (3,622)   (10,991)     (2,870)     (34,760)   (52,289)   (46,352)
 Net cash provided by (used in)
   financing activities.............   (1,255)     5,656         512       32,340     50,982     54,649

                                                                                AS ADJUSTED
                                                                                -----------
                                      AS ADJUSTED            HISTORICAL             SIX
                                      ------------     ----------------------     MONTHS
                                       YEAR ENDED         SIX MONTHS ENDED         ENDED
                                      DECEMBER 31,            JUNE 30,           JUNE 30,
                                      ------------     ----------------------   -----------
                                          1999           1999        2000          2000
                                      (UNAUDITED)           (UNAUDITED)         (UNAUDITED)
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
OTHER FINANCIAL DATA:
 EBITDA, as adjusted(4).............    $ 23,046       $  8,042     $21,784       $21,784
 Net cash provided by (used in)
   operating activities.............      11,502         (6,280)      1,352        10,940
 Net cash provided by (used in)
   investing activities.............     (46,352)       (36,090)     (9,383)       (9,383)
 Net cash provided by (used in)
   financing activities.............      54,649         43,468      10,154        10,154



                                                                         HISTORICAL
                                                      -------------------------------------------------
                                                       SEPTEMBER 30,              DECEMBER 31,                 JUNE 30, 2000
                                                      ----------------    -----------------------------    ----------------------
                                                       1995      1996      1997       1998       1999      ACTUAL     AS ADJUSTED
                                                                                                                (UNAUDITED)
                                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
 Working capital....................................  $3,888    $5,855    $12,682    $19,365    $28,422    $33,509     $ 38,339
 Total assets.......................................  23,137    33,796     82,981    132,599    191,604    206,490      199,585
 Total debt.........................................   9,732    15,066    101,668    153,450    198,822    210,202       58,753
 Total shareholders' equity (deficit)...............   8,644    12,285    (30,280)   (31,391)   (35,462)   (37,555)     106,989


------------------------------

(1) Includes $13.5 million of non-recurring compensation expense resulting from the redemption of options in connection with our recapitalization in 1997.

(2) Does not include the write-off for deferred financing costs and unamortized discount associated with the debt to be retired with the proceeds from this offering in the amount of $14.1 million for the year ended December 31, 1999 and $14.1 million for the six months ended June 30, 2000. The write-off will be recorded in our historical statement of operations in the period the debt is repaid.

(3) Does not include a charge of $250,000 related to the termination of the consulting agreement with TJC Management in connection with this offering. We expensed $600,000 and $300,000, for the year ended December 31, 1999 and the six months ended June 30, 2000, respectively, related to this agreement. The charge will be recorded in our historical statement of operations in the period the fee is paid.

(4) We calculate EBITDA, as adjusted, as earnings before interest expense, income taxes, depreciation and amortization, non-cash stock-based compensation expense, and a non-recurring compensation expense of $13.5 million in 1997 resulting from the redemption of options in connection with our recapitalization. EBITDA, as adjusted, should not be considered as an alternative to net income or any other measure of operating performance calculated in accordance with generally accepted accounting principles. EBITDA is widely used by financial analysts as a measure of financial performance. Our calculation of EBITDA, as adjusted, may not be comparable to similarly titled measures reported by other companies.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Consolidated Financial Data" and our Consolidated Financial Statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results could differ significantly from the results discussed in the forward-looking statements as a result of factors set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW OF THE MARKETS FOR OUR PRODUCTS AND SERVICES

     We are a diversified oilfield service company that provides drilling related products and services, completion and workover related products and services and maintenance and safety related products and services. Our customers include major and independent oil and natural gas companies, other oilfield service companies and refining and petrochemical companies.

     Prices for oil and natural gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of other factors. Any prolonged increase or decrease in oil and natural gas prices affects the levels of exploration, development and production activity as well as the entire health of the oil and natural gas industry. Demand for our drilling related products and services is directly affected by the level of exploration, development and production activity of, and the corresponding capital spending by, oil and natural gas companies. Demand for our completion and workover related products and services depends more on oil and natural gas production activity, which is less immediately affected by changes in oil and natural gas prices. Demand for our maintenance and safety related products and services is affected by the rate of plant overhauls and maintenance turnarounds as well as the overall health of the refining and petrochemical industries.

     Over the past several years, the oil and natural gas industry has experienced volatility as a result of significant changes in oil and natural gas prices. In 1997 and early 1998, we experienced strong demand for our products and services as a result of an increase in exploration, development and production activities. However, after remaining fairly stable in the second and third quarters of 1997, the price of oil began to decline in late 1997 and continued declining until early 1999. The decline in oil prices caused a decline in exploration, development and production activity. The following table sets forth the weekly average oil and natural gas prices from January 1, 1997 through June 30, 2000:

                [Average Weekly Oil & Natural Gas Prices Graph]

     The downturn in the oil and natural gas industry that began in 1998 led our customers to substantially curtail their exploration and development activity during the second half of 1998 and most of 1999. This reduction in activity resulted in substantially lower purchases of products and services from our drilling related products and services segment. The following table sets forth the average monthly rotary rig count from January 1, 1997 through June 30, 2000:

                    [Average Monthly Rotary Rig Count Graph]

     Our completion and workover related products and services segment also was impacted by a decrease in production and workover activities by these same customers. The following table sets forth the average monthly workover rig count from January 1, 1997 through June 30, 2000:

                [Average Monthly U.S. Workover Rig Count Graph]

     Both of these segments were further impacted by an unprecedented wave of mergers and consolidations among our customers, which slowed capital spending. The downturn also affected our maintenance and safety related services segment, though not as severely.

STRATEGIC TRANSACTIONS

     Although market conditions materially and adversely affected our businesses in 1998 and 1999, we made the strategic decision during the industry downturn to take advantage of opportunities to acquire desirable businesses and technologies. This decision was based on our belief that the downturn would create unique opportunities for us to acquire, on desirable terms, businesses that could serve as platforms for future growth. We also believed that because of the consolidating nature of our industry, many of these opportunities might not be available again.

     On April 24, 1998, we acquired Grinding and Sizing Company, Inc., a closely-held, private company, and its affiliated companies, from its shareholders. Grinding and Sizing is in the business of size reduction, or grinding, of products primarily used in the drilling and specialty chemical fluids industry. We paid $10.2 million, including acquisition costs, which was funded with borrowings under our credit facility in a purchase accounting transaction.

     On July 27, 1998, we acquired Agri-Empresa, Inc., a closely-held, private company, and its affiliated companies, from its shareholders. Agri-Empresa manufactures, packages, distributes and transports drilling fluids. We paid $21.3 million, including acquisition costs, which was funded with borrowings under our credit facility in a purchase accounting transaction.

     On March 29, 1999, we acquired the PathFinder assets from Halliburton Company. We paid cash consideration of $33.3 million, including acquisition costs, which was funded through the issuance of our 13% senior subordinated notes in a purchase accounting transaction.

     While we believe the steps taken in 1998 and 1999 should benefit our results of operations as our industry improves, the downturn in our industry has materially and adversely impacted our results of operations over the last two years through lower sales and margins.

MARKET OUTLOOK

     Demand for our products and services began to increase during the fourth quarter of 1999 and further increased in the first six months of 2000, primarily as a result of higher oil and natural gas prices. We expect that demand for our products and services will continue to improve in the second half of 2000. The level of market improvement for our businesses in 2000 will be heavily dependent on whether oil and natural gas prices can remain at levels that will allow oil and natural gas companies to economically pursue exploration and development activities. However, the extent of the recovery is difficult to predict in light of the volatile nature of our business. In this regard, the strength of the recovery will be dependent on many external factors such as compliance with OPEC quotas, world economic conditions and weather conditions.

RESULTS OF OPERATIONS

     The following information should be read in conjunction with our Consolidated Financial Statements and the accompanying notes presented elsewhere in this prospectus.

SIX MONTHS ENDED JUNE 30, 2000 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1999

     Revenues. Revenues increased by $48.5 million, or approximately 95%, to $99.4 million for the six months ended June 30, 2000 from $50.9 million for the six months ended June 30, 1999. Approximately $15.7 million of our increase in revenues was attributable to the PathFinder acquisition in March 1999, and the remaining $32.8 million increase in revenues was attributable to an increase in drilling and workover rig activity and the benefit of additional equipment which was added to our rental fleet in 2000.

     Revenues from our drilling related products and services increased by $39.6 million, or approximately 139%, to $68.1 million for the six months ended June 30, 2000 from $28.5 million for the six months ended June 30, 1999. Approximately $15.7 million of this increase was attributable to the PathFinder acquisition, and the remaining $23.9 million of this increase was primarily attributable to an increase in drilling activity and the benefit of additional equipment which was added to our rental fleet in 2000.

     Revenues from our completion and workover related products and services increased by $7.7 million, or approximately 65%, to $19.6 million for the six months ended June 30, 2000 from $11.9 million for the six months ended June 30, 1999. Our revenue increased as a result of an increase in workover rig activity and the benefit of additional equipment which was added to our rental fleet in 2000.

     Revenues from our maintenance and safety related products and services increased by $1.3 million, or approximately 12%, to $11.8 million for the six months ended June 30, 2000 from $10.5 million for the six months ended June 30, 1999. This increase was primarily the result of increased plant overhauls and turnarounds in the first quarter of 2000.

     Cost of Revenues. As a percentage of revenues, cost of revenues increased to 55% for the six months ended June 30, 2000 from 53% for the six months ended June 30, 1999. This increase was primarily attributable to lower pricing for our products and services.


     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $7.4 million, or approximately 47%, to $23.1 million for the six months ended June 30, 2000 from $15.7 million for the six months ended June 30, 1999. Our selling, general and administrative expenses increased by $2.1 million as a result of the PathFinder acquisition. An additional $3.6 million of the increase was related to research and development expenses. The remaining increase was attributable to our expansion of sales and marketing personnel in 2000. As a percentage of revenues, selling, general and administrative expenses decreased to 23% for the six months ended June 30, 2000 from 31% for the six months ended June 30, 1999.


     Depreciation and Amortization. Depreciation and amortization increased by $1.6 million, or approximately 21%, to $9.1 million for the six months ended June 30, 2000 from $7.5 million for the six months ended June 30, 1999. This increase was the result of depreciation associated with our capital expenditures in 2000 and the PathFinder acquisition.


     Interest Expense. Interest expense for the six months ended June 30, 2000 was $13.5 million, an increase of $3.8 million, or approximately 39%, from $9.7 million for the six months ended June 30, 1999. The increase was primarily due to increased borrowing related to our capital expenditures and the PathFinder acquisition and $1.2 million of non-cash interest expense resulting from the amortization of a discount associated with our 13% senior subordinated notes. As discussed in "Use of Proceeds," we intend to use the net proceeds of this offering along with borrowings under our new credit facility to repay our outstanding debt. This reduction in debt and the expected lower effective rate of interest on our new credit facility will result in a material decrease in our future annual interest expense.


     Net Loss. Net loss decreased by $7.8 million to $1.4 million for the six months ended June 30, 2000 from $9.2 million for the six months ended June 30, 1999.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO THE YEAR ENDED DECEMBER 31, 1998

     Revenues. Revenues increased by $37.3 million, or approximately 41%, to $127.6 million for the year ended December 31, 1999 from $90.3 million for the year ended December 31, 1998. Our revenues increased by approximately $44.5 million as a result of the PathFinder acquisition in March 1999, the Agri-Empresa acquisition in July 1998 and the Grinding and Sizing acquisition in April 1998. However, this revenue increase was offset by a decrease in revenues of approximately $7.0 million as a result of a general decline in drilling and workover rig activity.

     Revenues from our drilling related products and services increased by $34.2 million, or approximately 74%, to $80.6 million for the year ended December 31, 1999 from $46.4 million for the year ended December 31, 1998. Our revenues increased by approximately $40.5 million as a result of our acquisitions. However, this revenue increase was offset by a decrease in revenues of approximately $6.3 million as a result of a general decline in drilling activity.

     Revenues from our completion and workover related products and services increased by $3.6 million, or approximately 15%, to $27.4 million for the year ended December 31, 1999 from $23.8 million for the year ended December 31, 1998. Our revenues increased by approximately $4.0 million as a result of our acquisition of Agri-Empresa. However, this revenue increase was offset by a decrease in revenues of approximately $0.4 million as a result of a general decline in workover rig activity.

     Revenues from our maintenance and safety related products and services decreased by $0.5 million, or approximately 3%, to $19.6 million for the year ended December 31, 1999 from $20.1 million for the year ended December 31, 1998. This decrease was primarily the result of reduced plant overhauls and turnarounds in 1999.

     Cost of Revenues. As a percentage of revenues, cost of revenues increased to 54% for the year ended December 31, 1999 from 48% for the year ended December 31, 1998. This increase was primarily attributable to lower pricing for our products and services and lower utilization of our manufacturing facilities and our service organization during a period of low drilling and workover activity levels, as well as the incremental effect of our acquisitions in 1998, which have lower gross margins than our existing businesses.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $12.3 million, or approximately 52%, to $36.1 million for the year ended December 31, 1999 from $23.8 million for the year ended December 31, 1998. Approximately $10.4 million of this increase was attributable to the PathFinder acquisition, of which $3.8 million related to research and development expenses. The remaining $1.9 million of this increase was attributable to our expansion of sales and marketing personnel in 1999. As a percentage of revenues, selling, general and administrative expenses increased to 28% for the three year ended December 31, 1999 from 26% for the year ended December 31, 1998.

     Depreciation and Amortization. Depreciation and amortization increased by $4.8 million, or approximately 45%, to $15.5 million for the year ended December 31, 1999 from $10.7 million for the year ended December 31, 1998. This increase was the result of depreciation associated with our capital expenditures in 1999 and the incremental effect of our acquisitions.

     Interest Expense. Interest expense for the year ended December 31, 1999 was $22.0 million, an increase of $8.6 million, or approximately 64%, from $13.4 million for the year ended December 31, 1998. The increase was primarily due to increased borrowing related to our capital expenditures and acquisitions and $1.9 million of non-cash interest expense resulting from the amortization of a discount associated with our 13% senior subordinated notes.

     Net Loss. Net loss increased by $13.8 million to $15.2 million for the year ended December 31, 1999 from $1.4 million for the year ended December 31, 1998.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE YEAR ENDED DECEMBER 31, 1997

     Revenues. Revenues increased by $30.5 million, or approximately 51%, to $90.3 million for the year ended December 31, 1998 from $59.8 million for the year ended December 31, 1997. Approximately $20.0 million of our increase in revenues was attributable to our acquisition of Integrity Industries in September 1997, Diamond Wireline in October 1997, Grinding and Sizing in April 1998 and Agri-Empresa in July 1998. The remaining $10.5 million of this increase in revenues was attributable to an increase in drilling rig activity and the benefit of additional equipment which was added to our rental fleet in 1998.

     Revenues from our drilling related products and services increased by $17.3 million, or approximately 59%, to $46.4 million for the year ended December 31, 1998 from $29.1 million for the year ended December 31, 1997. Approximately $15.5 million of this increase was attributable to our acquisitions, and the remaining $1.8 million of this increase was attributable to the benefit of additional equipment which was added to our rental fleet in 1998.

     Revenues from our completion and workover related products and services increased by $8.8 million, or approximately 59%, to $23.8 million for the year ended December 31, 1998 from $15.0 million for the year ended December 31, 1997. Approximately $4.5 million of this increase was attributable to our acquisitions, and the remaining $4.3 million of this increase was attributable to the benefit of additional equipment which was added to our rental fleet in 1998 and our expansion into additional geographic markets.

     Revenues from our maintenance and safety related products and services increased by $4.4 million, or approximately 28%, to $20.1 million for the year ended December 31, 1998 from $15.7 million for the year ended December 31, 1997. This increase was the result of additional equipment which was added to our rental fleet in 1998 and our expansion into additional geographic markets.

     Costs of Revenues. As a percentage of revenues, costs of revenues increased to 48% for the year ended December 31, 1998 from 43% for the year ended December 31, 1997. This increase was primarily the result of our acquisitions in late 1997 and 1998 of businesses which had lower gross margins than our existing businesses at the time.

     Selling, General and Administrative Expenses. Excluding the $13.5 million charge for the redemption of options in connection with our 1997 recapitalization, selling, general and administrative expenses increased by $6.5 million, or approximately 38%, to $23.8 million for the year ended December 31, 1998 from $17.3 million for the year ended December 31, 1997. Approximately $2.0 million of this increase was attributable to our acquisitions, and the remaining $4.5 million of this increase was attributable to our expansion of sales and marketing personnel in 1998. Excluding the charge discussed above, as a percentage of revenues, selling, general and administrative expenses decreased to 26% for the year ended December 31, 1998 from 29% for the year ended December 31, 1997.

     Depreciation and Amortization. Depreciation and amortization increased by $4.8 million, or approximately 81%, to $10.7 million for the year ended December 31, 1998 from $5.9 million for the year ended December 31, 1997. This increase was the result of depreciation associated with our capital expenditures in 1998 and the effect of our acquisitions.

     Interest Expense. Interest expense for the year ended December 31, 1998 was $13.4 million, an increase of $8.7 million, or approximately 185%, from $4.7 million for the year ended December 31, 1997. The increase was primarily due to increased borrowing related to our capital expenditures and acquisitions.


     Net Income. Net loss decreased by $4.3 million, or approximately 75%, to a net loss of $1.4 million for the year ended December 31, 1998 from a net loss of $5.7 million for the year ended December 31, 1997. The decrease was primarily the result of the $13.5 million non-cash charge taken in 1997 for redemption of options in connection with our recapitalization, offset by increased expenses attributable to our acquisitions and corporate expansion efforts.


LIQUIDITY AND CAPITAL RESOURCES

     Our primary uses for cash are working capital, capital expenditures, acquisitions and principal and interest payments on indebtedness. Our principal sources of cash have been cash flow from operations, borrowings for acquisitions and our recapitalization. To the extent our cash requirements for working capital, capital expenditures, acquisitions and principal and interest payments on indebtedness exceed cash flow from operations, we must finance our cash requirements primarily through debt and equity financing activities.

     In August 1997, we issued $24.0 million of our 12 1/2% senior subordinated notes, the proceeds of which were used to fund our recapitalization. One-half of our 12 1/2% senior subordinated notes are due September 2006, and one-half of these notes are due September 2007. As of December 31, 1999, there were $24.0 million in principal amount of our 12 1/2% senior subordinated notes outstanding. In March 2000, in lieu of making the interest payment on our 12 1/2% senior subordinated notes due on March 15, 2000, we issued to the holders of these notes additional notes in an aggregate principal amount of $1.5 million, bearing interest initially at the rate of 14 1/2% per annum, and maturing on September 15,

2007. On September 15, 2000, in lieu of making the interest payment on our 12 1/2% senior subordinated notes due on September 15, 2000 and our 14 1/2% payment-in-kind notes issued in March 2000, we issued to the holders of these notes additional notes in an aggregate principal amount of $1.6 million, bearing interest initially at the rate of 14 1/2% per annum, and maturing on September 15, 2007. We intend to use a portion of the net proceeds of this offering along with borrowings under our new credit facility to repay in full, for a cash payment of $27.1 million, our 12 1/2% senior subordinated notes and the related payment-in-kind notes issued in March 2000 and September 2000, plus accrued and unpaid interest.



     In March 1999, our wholly-owned subsidiary, Perf-O-Log, Inc., issued $40.0 million of 13% senior subordinated notes. Our 13% senior subordinated notes are due on April 1, 2006. The proceeds of these notes were used to fund the PathFinder acquisition. In May 1999, we redeemed $5.0 million of these notes. As of December 31, 1999, there were $35.0 million in aggregate principal amount of our 13% senior subordinated notes outstanding. In April 2000, in lieu of making the interest payment on our 13% senior subordinated notes due on April 1, 2000, we issued to the holders of these notes additional notes in an aggregate principal amount of $2.275 million, bearing interest at the rate of 14% per annum, and maturing on April 1, 2006. On October 1, 2000, in lieu of making the interest payment on our 13% senior subordinated notes due on October 1, 2000 and our 14% payment-in-kind notes issued in April 2000, we plan to issue to the holders of these notes additional notes in an aggregate principal amount of $2.4 million, bearing interest at the rate of 14% per annum, and maturing on April 1, 2006. We intend to use a portion of the net proceeds of this offering along with borrowings under our new credit facility to repay in full, for a cash payment of approximately $39.7 million, our 13% senior subordinated notes and the related payment-in-kind notes issued in April 2000 and October 2000, plus accrued and unpaid interest.


     Net cash provided by (used in) operating activities was $1.1 million in fiscal year 1998 and $(7.2) million in fiscal year 1999. Decreases in cash flow from operating activities are principally the result of working capital requirements attributable to increases in accounts receivable and inventory.

     Net cash used in investing activities was $52.3 million in fiscal year 1998 and $46.4 million in fiscal year 1999. Net cash used in investing activities was primarily the result of capital expenditures and acquisitions.

     Net cash provided by financing activities was $51.0 million in fiscal year 1998 and $54.6 million in fiscal year 1999. Net cash provided by financing activities was primarily the result of debt issuances used to fund capital expenditures and acquisitions.


     As of June 30, 2000, we had working capital of approximately $33.5 million. As of June 30, 2000, after giving effect to this offering and the application of the net proceeds as described under "Use of Proceeds," we would have had net working capital of $38.3 million.



     In March 2000, we amended our existing credit facility to permit total term loan borrowings of up to $153.5 million. As of June 30, 2000, $145.7 million in principal amount of term loan borrowings under our existing credit facility were outstanding. Our existing credit facility also provides for a revolving line of credit of up to $20.0 million that will mature in August 2002 and bears interest at an annual rate of LIBOR plus a margin that depends on our debt coverage ratio. As of June 30, 2000, we had $8.0 million in principal amount of borrowings outstanding under the revolving line of credit.



     We intend to use a portion of the net proceeds of this offering and borrowings under our new credit facility, described below, to repay in full, for a cash payment of approximately $154.7 million, the outstanding balance under our existing credit facility, plus accrued and unpaid interest.



     We have a commitment from DLJ Capital Funding, Inc. (an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation) to enter into a new credit facility at or prior to the closing of this offering that will replace our existing credit facility. Our new credit facility will consist of a Term A credit facility of up to $50.0 million and a Term B credit facility of up to $25.0 million. We anticipate that, at closing, we will borrow approximately $66.3 million under these term facilities. After these borrowings, we will not be able to borrow any additional amounts under these term facilities. We anticipate that our new credit facility will also include a revolving credit facility of up to $20.0 million. We do not anticipate that we will have any outstanding borrowings under the revolving facility at closing. Amounts borrowed under:



     - the Term A credit facility will amortize over six years, will mature on the sixth anniversary of the closing of the new credit facility and will require that we make annual principal repayments ranging from 0% of the commitment amount in the first year of the new credit facility to 30% of the commitment amount in the sixth year of the new credit facility;



     - the Term B credit facility will amortize over six and one-half years, will mature on the six and one-half year anniversary of the closing of the new credit facility and will require that we make annual principal repayments of 1% of the commitment amount in the first six years of the new credit facility with the outstanding balance being due on the maturity date; and



     - the revolving credit facility may be borrowed, prepaid and reborrowed from time to time and will mature on the sixth anniversary of the closing of the new credit facility.



     At our option, amounts borrowed under the new credit facility will bear interest at either a variable rate equal to the reserve-adjusted LIBOR or an alternate base rate, plus, in each case, an applicable margin. The applicable margin will be 2.75% in the case of a LIBOR based loan under the revolving credit facility or the Term A credit facility and from 3.25% to 3.50% in the case of a LIBOR based loan under the Term B credit facility. For alternate base rate loans, the applicable margin will be 1.75% under the revolving credit facility and the Term A credit facility and from 2.25% to 2.50% under the Term B credit facility. The foregoing margins will be subject to adjustment based on a leverage ratio.



     We anticipate that our new credit facility will be secured by a lien on all of our property and assets, a pledge of all of the capital stock of our domestic subsidiaries and a pledge of not greater than 65% of the capital stock of each of our foreign subsidiaries. In addition, we anticipate that our new credit facility will be guaranteed by all of our domestic subsidiaries.



     We anticipate that our new credit facility will contain negative covenants which restrict our ability to incur additional indebtedness, sell assets other than in the ordinary course of business, make capital expenditures, make investments and acquisitions and enter into mergers, consolidations or similar transactions. In addition, we anticipate that our new credit facility will require us to maintain an interest coverage ratio, to be defined in our new credit facility, of at least 2.50 to 1 and a leverage ratio, to be defined in our new credit facility, of no more than 3.25 to 1.



     Upon completion of this offering and the application of the net proceeds from this offering and the borrowings under our new credit facility as described under "Use of Proceeds":



     - our existing credit facility will be retired;



     - our 12 1/2% senior subordinated notes and our 13% senior subordinated notes will be repaid;



     - approximately $66.3 million will be outstanding under the term portion of our new credit facility; and



     - no amounts will be outstanding under the revolving line of credit under our new credit facility.



     DLJ Capital Funding, Inc. is in the process of syndicating our new credit facility upon completion of which, allocations of borrowings between the Term A credit facility and the Term B credit facility will be determined. Our commitment letter provides that the terms described above, other than the amount we may borrow under our new credit facility and the fees payable by us, may be changed in connection with the syndication process. In addition, we are negotiating with potential syndicate members to increase the amount available under the revolving credit facility from $20 million to $40 million.



     During fiscal year 1999, we made capital expenditures, including expenditures for the replacement of equipment lost in hole, of approximately $23.8 million, primarily for expansion of our rental tool inventory and certain assets purchased in the PathFinder acquisition. Management currently projects capital expenditures, including expenditures for the replacement of equipment lost in hole, of approximately $27.5 million during fiscal year 2000, primarily for additional rental tool inventory, additional LWD and MWD tools and wireline equipment. In addition, management expects research and development expenses of $6.5 million during fiscal year 2000, which we expense as incurred. We believe that cash generated from operations and amounts available under our revolving line of credit will provide sufficient funds for our identified capital projects, debt service and working capital requirements. However, part of our strategy involves the acquisition of companies that have products and services complementary to our existing strategic base of operations. Depending on the size of any future acquisitions, we may require additional debt financing, possibly in excess of the limits of the new credit facility, or additional equity financing. Although we are continually evaluating potential acquisitions, currently we do not have any contracts, understandings or arrangements with respect to any material acquisitions.


     As of December 31, 1999, we had net operating loss carryforwards of approximately $39.5 million available through 2019 to offset future taxable income. Utilization of the net operating losses may be limited due to U.S. tax laws. Please read Note 7 to our Consolidated Financial Statements included elsewhere in this prospectus.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are exposed to market risks. Market risk is the potential loss arising from adverse changes in market prices and rates. We do not enter into derivative or other financial instruments for trading or speculative purposes. Our market risk could arise from changes in interest rates and foreign currency exchange rates.

     Interest Rate Risk. We are subject to market risk exposure related to changes in interest rates. Assuming our current level of borrowings, a 100 basis point increase in interest rates under these borrowings would increase our 1999 as adjusted interest expense by approximately $550,000.

     Foreign Currency Exchange Risk. Our earnings and financial position are affected by foreign exchange rate fluctuations. We currently do not hedge against foreign currency translation risks, and we believe that foreign currency exchange risk is not significant to our operations.

YEAR 2000

     We have not experienced any significant Year 2000 software failures. The amount charged to expense during the twelve months ended December 31, 1999 and the six months ended June 30, 2000, as well as the amounts anticipated to be charged to expense related to the Year 2000 computer compliance modifications, have been negligible and are not expected to be material to our financial position, results of operations or cash flows.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133 "Accounting for Derivative Instruments and Hedging Activities," which we are required to adopt effective January 1, 2001. SFAS No. 133 will require us to record all derivatives as assets or liabilities at fair value. Changes in derivative fair values will either be recognized in earnings, offset against changes in the fair value of the related hedged assets, liabilities and firm commitments or, for forecasted transactions, recorded as a component of other comprehensive income in shareholders' equity until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative's change in fair value will be recognized in earnings immediately. We have not engaged in activities or entered into arrangements associated with derivative instruments.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) 101, "Revenue Recognition in Financial Statements" which provides guidance related to revenue recognition based on interpretations and practices followed by the Securities and Exchange Commission. SAB 101 is effective by the fourth fiscal quarter of fiscal years beginning after December 15, 1999 and requires companies to report any changes in revenue recognition as a cumulative change in accounting principle at the time of implementation. We believe that our revenue recognition policy is in accordance with SAB 101 and do not believe that this SAB will have a material impact on our financial position or results of operations.

                                    BUSINESS

OVERVIEW

     We are a diversified oilfield service company that provides products and services used primarily for the drilling, completion and production of oil and natural gas wells. Our operations currently are focused offshore in the Gulf of Mexico and in the North Sea and onshore along the Gulf Coast. We are expanding our international operations into Brazil, the Caspian Sea, Italy and the Middle East in 2000. Since our formation in 1989, we have entered the following three primary lines of business through acquisitions and have expanded our product and service offerings through a combination of acquisitions, internal growth and research and development:

     - drilling related products and services, which include LWD, MWD, rental tools (including drill pipe), downhole drilling motors and drilling fluids;

     - completion and workover related products and services, which include cased-hole wireline logging and perforating, polymers and specialty chemicals and tubing; and

     - maintenance and safety related products and services, which include integrated on-site cleaning and waste management and safety equipment.

     Please read Note 11 to our Consolidated Financial Statements for financial information for each of the last three years and for the six months ended June 30, 1999 and June 30, 2000, which sets forth our revenues, gross profits and total assets by segment and provides a summary of this information by geographic region.


     We focus on discrete products and services that provide our customers with alternatives to the integrated services typically marketed by the major integrated oilfield service companies. We believe our business approach enables us to compete successfully against these larger oilfield service companies while achieving growth and profitability by:


     - offering technologically advanced products and services;

     - focusing on niche markets in which leading market positions can be maintained;

     - operating our business lines autonomously and marketing our product offerings independently;

     - emphasizing customer service, responsiveness and reliability; and

     - providing equity-incentives to key management and operating personnel.

Our customers include major and independent oil and natural gas companies, refining and petrochemical companies and other oilfield service companies, including independent directional drilling companies.

OUR STRATEGY

     Our strategy is to grow revenue and earnings by providing our customers with an alternative to the major oilfield service companies while preserving our entrepreneurial culture. Our strategy consists of the following key components:

     Provide Leading Technology Solutions for Our Customers. The PathFinder acquisition significantly increased our technological base by providing us with LWD capabilities. We are one of just four companies worldwide that currently have the technological capability to offer a full complement of LWD products and services. In addition, we have achieved technological advancements through our internal research and development efforts. Prior to the PathFinder acquisition, we developed and commercialized a patented retrievable MWD system that has gained market acceptance, and we have introduced several innovative drilling fluid products to the market. We are in the process of developing for commercial use the following three technologically advanced downhole products:

     - the drilling formation tester, which is capable of measuring formation pressure while drilling, eliminating the need for wireline pressure testing;

     - the super sonic tool, which is a high accuracy acoustic tool that can deliver rig site logs more quickly than existing technologies; and

     - the payzone inclination gamma ray tool, which accurately measures well bore inclination, enabling the driller to perform high precision downhole steering.

We plan to use research and development expenditures to continue developing the technologies acquired in the PathFinder acquisition and to develop new technology-based products in our other segments.

     Capitalize on the Growth of Offshore and Directional Drilling. A substantial portion of our drilling related products and services are designed for use in directional drilling onshore and directional and vertical drilling offshore. While the overall level of drilling activity fluctuates based on the industry environment, we believe the trends in both directional drilling and offshore drilling are positive. According to statistics published by Baker Hughes regarding the North American market, rigs drilling directionally as a percentage of total rigs drilling has increased from 13% in 1991 to 25% in 1999. Likewise, in the North American market, the number of rigs drilling offshore as a percentage of total rigs drilling has increased from 9% in 1991 to 17% in 1999 according to statistics published by Baker Hughes. We intend to capitalize on these trends by aggressively marketing the following products and services:

     - LWD products, which are economically attractive in many offshore wells, whether directional or vertical;

     - MWD products, which are necessary when LWD products are used and when drilling directionally, whether onshore or offshore;

     - high torque drill pipe, which is utilized in wells drilled directionally;

     - downhole drilling motors, which are required for wells drilled directionally; and

     - specialized drilling fluids, which improve drilling performance while meeting the rigid environmental standards required in offshore drilling.


     Expand the breadth and scope of our international operations. Since the end of the last year, we have expanded our international operations beyond the North Sea to the Middle East, Brazil, the Caspian Sea and Italy. We currently continue to offer LWD and MWD products and services, downhole drilling motors and directional drilling services in the North Sea, and this year we have entered into contracts and are providing these services in the Middle East. In addition, we recently have entered into a contract and are providing LWD and MWD products and services in Brazil. We also have been selected to provide LWD and MWD products and services, downhole drilling motors and directional drilling services in the Caspian Sea and in Italy.


     Leverage Our Market Positions to Deploy Our Under-Utilized Equipment. We intend to capitalize on increases in oilfield activity and opportunities for international expansion by deploying under-utilized equipment. We acquired a significant inventory of equipment in the March 1999 PathFinder acquisition. However, much of this equipment was under contract and was not delivered to us until the end of 1999 and the beginning of 2000. We will seek to introduce this equipment to our existing markets and to international markets as attractive and profitable opportunities emerge.

     Selectively Acquire Complementary Businesses and Technologies. We will continue to pursue acquisitions of complementary businesses which increase the technological base and expand the market reach of our product and service offerings. We intend to focus on acquisitions that expand our operations with new products and services, broaden our geographic scope, increase our market share and improve our ability to compete with the major integrated oilfield service companies. We will continue to provide management and key personnel of acquired businesses with stock-based incentives in our company and will continue to market these companies and technologies under their established names.

OUR HISTORY

     The following table lists the operating subsidiaries that we have formed or acquired, either through stock or asset acquisitions, since 1989 and the business segments in which each of these subsidiaries operates. Two of these subsidiaries, Integrity Industries, Inc. and Agri-Empresa, Inc., operate in more than one segment.

                SEGMENT                                 OPERATING SUBSIDIARY                  DATE ACQUIRED/FORMED
Drilling related products and services     Thomas Tools, a division of Thomas Energy         June 1994
                                             Services, Inc.
                                           Drill Motor Services, Inc.                        December 1995
                                           Integrity Industries, Inc.                        September 1997
                                           Grinding and Sizing Company, Inc.                 April 1998
                                           Agri-Empresa, Inc.                                July 1998
                                           PathFinder Energy Services, Inc.                  March 1999
                                           Dyna Drill Technologies, Inc.                     March 1999

Completion and workover related            Perf-O-Log, Inc.                                  December 1990
  products and services
                                           Integrity Industries, Inc.                        September 1997
                                           Diamond Wireline Services, Inc.                   October 1997
                                           Agri-Empresa, Inc.                                July 1998
                                           Thomas Tubing Specialists, a division of          July 1998
                                             Thomas Energy Services, Inc.

Maintenance and safety related products    Charles Holston, Inc.                             April 1989
  and services
                                           Well Safe, Inc.                                   May 1990

Most of these companies continue to be operated by their former owners and key managers.

OUR BUSINESSES

  DRILLING RELATED PRODUCTS AND SERVICES

     Our drilling related products and services segment provides a broad range of products and services used by oil and natural gas companies, drilling contractors and other oilfield service companies for the drilling of oil and natural gas wells. Currently, our drilling related products and services are used primarily offshore in the Gulf of Mexico and in the North Sea and onshore in the Gulf Coast region. Our drilling related products and services consist of five primary business lines:

     - LWD;

     - MWD;

     - rental tools;

     - downhole drilling motors; and

     - drilling fluids.

     We believe technology is an increasingly important aspect of our drilling related products and services. Improving technology helps us provide our customers with more efficient and cost-effective tools to find and produce oil and natural gas. We have invested a substantial amount of our time and resources in building our technology-based offerings. We believe our new products and services are among the best in the industry and will provide us with the opportunity to increase our share of the drilling related products and services market.

     Logging-while-Drilling. We are one of only four companies in the world with the technological capability to provide a full complement of LWD products and services. In addition to indicating the
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possible presence of oil and natural gas, LWD tools provide data about formation pressure, porosity and permeability as well as providing real time drilling information which improves drilling performance. Also, data can be provided during the drilling process which can be correlated with previously obtained seismic information.

     Before the introduction of LWD technology, well formation data was traditionally obtained by lowering evaluation tools into the well with electro-mechanical cable, or wireline, from a truck on land or a skid unit offshore. Traditional wireline information can only be obtained after the well has been drilled or during the drilling process if drilling is halted and the drill string is removed from the well. An advantage that LWD has over traditional wireline logging is that costs are reduced as drilling rig downtime is minimized -- these savings can be substantial for offshore jobs where rates for drilling currently range from $15,000 per day in shallow waters to $200,000 per day in deep waters. In addition, the real-time information transmitted during the drilling process can assist in making drilling decisions such as altering the path of the drill string to a point in the formation which provides for enhanced recovery of oil and natural gas.


     Our LWD business was acquired from Halliburton as part of the PathFinder acquisition in March 1999, after the Department of Justice required Halliburton to divest its PathFinder assets. Halliburton entered the LWD market in 1992. Our LWD business is operated by our wholly-owned subsidiary PathFinder Energy Services and marketed under the PathFinder brand name, established by Halliburton. A typical LWD job involves deployment of LWD tools and one to three skilled LWD field engineers to a customer's drill site. A typical LWD job lasts five days for onshore jobs and 20 days for offshore jobs. Since acquiring the PathFinder assets, we have provided LWD products and services in the United States and the North Sea. In 2000, we have entered into contracts and are providing LWD products and services in the Middle East and Brazil. In addition, we have been selected to provide LWD products and services in Italy and the Caspian Sea. In the North Sea, we also provide directional drilling services in conjunction with our LWD services, and we have been selected to provide these services in the Caspian Sea and Italy.


     We market and sell these services through an internal sales force and through our relationships with independent directional drilling companies, and our customers typically utilize these services on a per well basis. We charge our customers for these services on a per day rental basis. Our LWD business is currently operated from service facilities in Lafayette, Louisiana; Aberdeen, Scotland and Stavanger, Norway.

     Measurement-while-Drilling. We provide MWD products and services, which involve the use of a downhole electronic instrument to locate and direct the drill bit to the intended target. This capability is utilized when drilling directional (non-vertical) wells which represent an increasing percentage of overall drilling activity, particularly offshore. In order to drill a directional well, the driller must be able to determine the precise direction the drill bit is moving during the drilling operation. MWD tools enable the driller to make this determination by transmitting the angle and direction of the well bore. This data is received at the surface enabling the driller to adjust the drilling path as necessary.

     Our MWD business is operated by our wholly-owned subsidiary PathFinder Energy Services and marketed under the PathFinder and The Tracker brand names. A typical MWD job involves deployment of MWD tools and a skilled MWD field engineer to a customer's drill site. A typical MWD job lasts 15 days for onshore jobs and 20 days for offshore jobs.

     We introduced The Tracker to the market in 1998 following approximately three years of internal research and development. The Tracker is an MWD system designed for work in slim hole (down to a 3 1/2 inches diameter drilling assembly), high temperature and high pressure drilling conditions. Additionally, The Tracker MWD system is fully retrievable. This means that the system can be wireline retrieved, or extracted from the hole through the drill pipe, if the well bore conditions become extremely adverse or if the drill string becomes stuck. As well bore conditions improve, The Tracker can be re-inserted. This ability to retrieve and re-insert The Tracker MWD system avoids costs associated with equipment being lost in the well and creates a significant savings to the operator in both time and money.

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     We acquired our PathFinder MWD kits from Halliburton in connection with the
PathFinder acquisition in March 1999. Halliburton entered the MWD market in 1988. The PathFinder MWD kits are used in conjunction with the PathFinder LWD tools.

     We market and sell our MWD services through an internal sales force, and our customers typically utilize these services on a per well basis. We charge our customers on a per day rental basis. Our MWD business is currently operated from service facilities in Lafayette, Louisiana; Victoria, Texas; Casper, Wyoming; Aberdeen, Scotland and Stavanger, Norway. This year we intend to pursue additional international expansion of our MWD products and services.

     Rental Tools. We provide a broad range of rental equipment and tools for the drilling of oil and natural gas wells. Our rental equipment allows our customers, primarily oil and natural gas companies, the ability to have access to inventories of tools and other equipment without the cost of maintaining or storing that equipment in their own inventory. Our rental tool inventory includes:

     - drilling equipment, such as large diameter drill pipe, heavy weight drill pipe, high torque drill pipe, drill collars and other required accessories;

     - pressure control equipment, such as blowout preventers, high pressure valves, choke and kill manifolds and test pumps;

     - downhole tools, such as milling tools and casing scrapers; and

     - pipe handling equipment.

Our rental tool operations are focused onshore in Texas and Louisiana and offshore in the Gulf of Mexico.

     We have an extensive inventory of various sizes of drill pipe and related handling tools, providing our customers with a full range of drill pipe for drilling at a variety of well depths and conditions. In response to the growth in directional drilling, we have expanded our inventory of premium, high torque drill pipe, which provides operators with the technical characteristics demanded by deeper wells and wells expected to encounter adverse conditions, including deviated well bores. We also offer all complementary handling and sub-surface tools and pressure control equipment that support high torque drill pipe.

     Our rental tool business is operated by Thomas Tools, a division of our wholly owned subsidiary Thomas Energy Services, Inc., which was founded in 1961. Equipment and tools typically are rented to customers for seven to 45 days. Our rental customers are responsible for transporting our rental tools to and from our facilities to their sites.

     We market these rental tool services through an internal sales force in sales offices in Lafayette and New Iberia, Louisiana; Houston, Dallas and Corpus Christi, Texas; and Denver, Colorado and through operating managers at our operational locations in Victoria, Texas and New Iberia, Louisiana. The majority of our equipment and tools is rented to customers on a day rental basis. We currently do not have international rental tool operations.

     Downhole Drilling Motors. We are a manufacturer and supplier of downhole drilling motors. We supply downhole drilling motors onshore in Louisiana, Oklahoma, Texas and Wyoming and offshore in the Gulf of Mexico and the North Sea. We provide downhole drilling motors to exploration and production companies and independent directional drillers. We believe independent directional drillers will continue to manage a substantial portion of the directional drilling jobs performed in the Gulf of Mexico, and we will focus on leveraging our relationships with these customers. Our drilling motors business is conducted by our two wholly owned subsidiaries, Drill Motor Services and Dyna Drill Technologies and is also marketed by our wholly owned subsidiary, PathFinder Energy Services.

     Our Drill Motor Services subsidiary began providing downhole drilling motors in 1991 to capitalize on the growth of directional drilling. Its rental product line consists of a wide range of sizes of downhole drilling motors ranging from 3 1/2 inches to 9 5/8 inches in outside diameter for use at various drilling depths. The components of the drill motor are designed to operate at various speeds and torque levels and to withstand

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severe environmental conditions such as high temperatures, hard rock and abrasive muds. Additionally, Drill Motor Services has designed a small diameter motor for coiled tubing and snubbing applications. We expect this new motor to be ready for commercial use by the end of the fourth quarter of 2000.

     In connection with the PathFinder acquisition, we acquired a second line of rental downhole drilling motors and the related manufacturing equipment which had been operated and marketed by Halliburton under the name Dyna Drill. We also acquired the non-exclusive right to use the Dyna Drill name. The Dyna Drill downhole drilling motors are manufactured and repaired by our subsidiary, Dyna Drill Technologies. In addition to complementing our Drill Motor Services line of downhole drilling motors, the manufacturing equipment enables us to support both motor lines and to provide manufacturing and repair services for other drilling motor companies. Dyna Drill Technologies is one of only four companies worldwide that manufactures the power section of downhole drilling motors.

     Our drilling motor customers include directional drilling companies and other oilfield service companies. We typically charge our customers for use of our drilling motors on the basis of hours of usage. We market our downhole drilling motors and services directly through our internal sales force and operating managers at locations in Lafayette, Louisiana; Houston, Texas; Elk City, Oklahoma; Aberdeen, Scotland; and Stavanger, Norway.

     Drilling Fluids. We manufacture, package, transport, warehouse and wholesale drilling fluids and drilling fluid chemicals and additives. We also provide size reduction services of environmentally approved solids used in loss circulation and seepage control, both of which are problems regularly encountered in drilling oil and natural gas wells. Drilling fluid products are used to cool and lubricate the drill bit during drilling operations, to contain formation pressures, to suspend and remove rock cuttings from the hole and to maintain the stability of the wellbore. Our customers, which include retail drilling fluid companies, specialty fluid companies and other oilfield service companies, use our drilling fluid products throughout the world.

     Our drilling fluid chemicals and additives are used in the production and maintenance of:

     - water-based drilling fluids;

     - oil-based drilling fluids; and

     - synthetic-based drilling fluids.

Water-based drilling fluids are the most widely used drilling fluids, having application in both land and offshore environments. Water-based drilling fluids typically contain an engineered blend of weighting materials used to contain formation pressures and a broad range of chemical additives specially designed to yield the specific drilling performance characteristics required for a given drilling project. Oil-based drilling fluids, which primarily are used to drill water-sensitive shales, reduce torque and drag and are widely used in drilling conditions where stuck pipe is likely to occur. In certain drilling areas, oil-based systems exhibit higher penetration rates than water-based systems. These higher penetration rates significantly reduce the time required to drill a well and overall drilling costs. Synthetic-based drilling fluids are used where oil-based fluids are prohibited for environmental reasons and are particularly advantageous in the deepwater environment, because of their high performance and safety.

     We manufacture a large portion of the drilling fluid products we wholesale, which enables us to manage the cost and maintain the proprietary nature of these products. Our research and development initiatives are designed to develop new products specifically for our customer base. One of our recent product innovations is a high performance lubricant that allows the use of environmentally friendly water-based drilling fluids in the deep, severe drilling environments of the North Sea.


     We established our drilling fluids and drilling fluid chemicals and additives business through the acquisitions of Integrity Industries, Inc. in September 1997, Grinding and Sizing Company, Inc. in April 1998 and Agri-Empresa, Inc. in July 1998. We market and sell these products through an internal sales force. Our drilling fluids business provides products and services throughout Texas, Louisiana and eastern New Mexico.

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  COMPLETION AND WORKOVER RELATED PRODUCTS AND SERVICES

     Our completion and workover related products and services segment provides a broad range of products and services primarily to customers onshore in the Gulf Coast region and offshore in the Gulf of Mexico. These products and services include:

     - wireline logging and perforating;

     - polymers and specialty chemicals; and

     - tubing.

     Wireline Logging and Perforating. We provide cased-hole wireline logging and perforating services to oil and natural gas companies onshore in Alabama, Louisiana, Mississippi and Texas and offshore in the Gulf of Mexico. Our services include:

     - Logging Services. Logging involves the gathering of downhole information to identify various characteristics about the formation or zone to be produced. Logging services are performed through armored electro-mechanical cable, or wireline, which is lowered into a well from a truck on land or a skid unit offshore. These units contain considerable instrumentation and computer equipment used to chart and record downhole information.

     - Perforating Services. Perforating is the method used to establish communication between the oil or natural gas reservoir and production tubing to enable the production of oil or natural gas. A path for oil and natural gas to flow from the reservoir through the casing and cement to the production tubing is created through the use of a shaped explosive charge from a perforating gun which penetrates the producing zone. Wireline is used to position and discharge the perforating gun. We also perform services aimed at improving the production rate of existing oil and natural gas wells and in perforating new zones in a well once a deeper zone or formation has been depleted. We provide a patented gravel pack service referred to as the "Thru-Tubing Wireline Gravel Pack," that provides operators of oil and natural gas wells with a more precise method of installing gravel packs. A gravel pack involves the use of a slurry-like material that is placed in the well to restore or improve production in wells that have become congested by producing sand.

     We supply wireline logging and perforating services primarily to cased-hole markets. Cased-holes are wells which have been drilled and cased and are either ready to produce or are already producing. As a result, the majority of our revenues from this business are generated by repeat business on existing wells. Consequently, our wireline logging and perforating services provide revenue stability during periods of reduced drilling activity.

     We established our wireline logging and perforating business through the acquisitions of Perf-O-Log, Inc. in December 1990 and Diamond Wireline Services, Inc. in October 1997. A wireline job typically involves the use of both a logging unit and a perforating unit at a customer's well site. These services require skilled operators and typically last several days for onshore jobs and a week or more for offshore jobs. We market and sell these services through an internal sales force, and our customers typically utilize these services on a per well basis. We charge our customers on a per day basis. Our wireline logging and perforating business is currently operated out of facilities located in Lafayette and Houma, Louisiana; Laurel, Mississippi; and Corpus Christi and Tyler, Texas.

     Polymers and Specialty Chemicals. We produce polymers and specialty chemicals for niche applications related to completion and workover activities. Our polymers and specialty chemical products are sold to customers for use around the world.

     Completion fluids are generally solids-free solutions with high specific gravities and are non-damaging to the producing formation. Oil and natural gas operators use these specially designed fluid systems in combination with a comprehensive range of specialty chemical products to control bottom-hole pressures, while meeting the specific corrosion, inhibition, viscosity and fluid loss requirements during the completion

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and workover phase of a well. These systems are specially designed to maximize well production by minimizing formation damage that can be caused by solids-laden systems.

     Our three classes of completion and workover related polymer and specialty chemical products are:

     - oilfield products, which include:

      -- enhanced recovery chemicals,

      -- spotting fluids,

      -- well treating chemicals, and

      -- liquified polymers;

     - industrial products, which include:

      -- cleaners,

      -- lubricants, and

      -- environmentally sensitive solvents; and

     - environmental remediation products.


     We established our polymers and specialty chemicals business through the acquisitions of Integrity Industries, Inc. in September 1997, Grinding and Sizing Company, Inc. in April 1998 and Agri-Empresa, Inc. in July 1998. We market and sell our polymers and specialty chemical products through an internal sales force. Our polymers and specialty chemical products are distributed from strategically located facilities throughout Texas, Louisiana and in eastern New Mexico.


     Tubing. Thomas Tubing Specialists was established with a capital investment in 1998. This specialized division of Thomas Energy Services, Inc. provides a variety of quality tubing and high pressure blowout preventers used in conventional well servicing and workover applications, as well as specialized snubbing and coiled tubing applications.

     Snubbing involves pushing pipe into the well against well bore pressures that often exceed 10,000 to 12,000 pounds per square inch. Failure during high pressure applications such as snubbing could result in a blowout. Through Thomas Tubing, we offer both the proper equipment and the experience to handle the critical nature of snubbing. Thomas Tubing also provides standard tubing for less demanding applications.

     Thomas Tubing has benefitted from the lack of specific focus by our competitors on the tubing and snubbing market. We market and sell our equipment through an internal sales force. Our customers typically utilize equipment on a per well basis, and we charge our customers for equipment primarily on a day rental basis. Our tubing business is currently operated out of facilities located in New Iberia, Louisiana.

  MAINTENANCE AND SAFETY RELATED PRODUCTS AND SERVICES

     We provide maintenance and safety related products and services primarily for refinery and petrochemical plant applications and major and independent oil and natural gas companies, including:

     - integrated on-site cleaning and waste management; and

     - safety equipment.

     Integrated On-Site Cleaning and Waste Management. We provide on-site cleaning, maintenance and waste storage services to refining and petrochemical companies and major and independent oil and natural gas companies through our fleet of high velocity vacuum trucks, storage tanks and boxes and a broad selection of specialty equipment. Our services include on-site cleaning and waste management, waste

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transportation, wastewater services, container cleaning and repair, emergency spill response services and other general plant support services.

     We established an integrated cleaning and maintenance business through our acquisition of Charles Holston, Inc. in April 1989. We market these services directly through an internal sales force and operating managers at locations in Jennings, Lake Charles and Eunice, Louisiana.

     Safety Equipment. Our safety equipment business provides equipment used in the detection of and protection from toxic gases encountered by refining and petrochemical companies and major and independent oil and natural gas companies onshore in the Gulf Coast region and offshore in the Gulf of Mexico. We rent electronic detection and monitoring equipment, breathing units and other personal safety equipment, primarily on a day rate basis. In addition, we provide comprehensive safety planning services, safety training and safety supervision.

     We acquired our safety equipment business through the acquisition of Well Safe, Inc. in May 1990. Originally established to service the oil and natural gas exploration and production market, we expanded our business in 1993 to include refining and petrochemical companies. This has enabled us to capitalize on the stringent safety requirements of this market. We market and sell our safety services and products directly through an internal sales force and operating managers at locations in Decatur and Mobile, Alabama; Gonzales and Sulfur, Louisiana; and Corpus Christi, Beaumont and Houston, Texas.

POTENTIAL LIABILITIES AND INSURANCE

     Our operations involve a high degree of operational risk, particularly personal injuries and equipment damage, that are typical of companies operating in our industry. Failure of our equipment could result in property damages, personal injury, environmental pollution and damage for which we could be liable. Litigation arising from a catastrophic occurrence at a location where our equipment or services are used may result in our being named as a defendant in lawsuits asserting potentially large claims. We maintain insurance against risks that are consistent with industry standards and required by our customers. Although we believe that we maintain insurance coverage that is adequate in amount and type for the risks associated with our businesses, there is always a risk that our insurance may not be sufficient to cover any particular loss. In addition, our insurance does not provide coverage for all liabilities, including liability for some events involving pollution. Our insurance coverage may not otherwise be adequate to cover claims that may arise, and we may not be able to maintain adequate insurance at rates we consider commercially reasonable.

LICENSES, PATENTS AND TRADEMARKS

     We possess or have licenses to use various patents covering a variety of technologies that form components of our products. Although in the aggregate these patents are of importance to us, we do not consider any single patent to be of a critical or essential nature. We also enjoy product name brand recognition, principally through The Tracker(R), Dyna Drill(R) and other trademarks that we own or possess the right to use, and consider such trademarks to be important to our business.

     Our LWD business is substantially dependent upon technologies that we acquired in the PathFinder acquisition. Through non-exclusive, worldwide, royalty free licenses granted to us by Halliburton, Honeywell, and other third-party licensors, and a royalty bearing non-exclusive, worldwide license granted to us by Schlumberger, we possess the right to use, but do not own and may not sublicense, these technologies. These licenses have termination dates, subject to renewal in some cases, ranging from March 31, 2004 through November 6, 2007. Some of the licenses have perpetual terms.

     In connection with the PathFinder acquisition, Halliburton agreed to defend and indemnify us with respect to any claim of infringement or misappropriation by third parties with regard to the intellectual property, such as patents, copyrights, trade secrets and trademarks, that were conveyed to us in the PathFinder acquisition. This indemnity protects us in the event of a loss arising out of any suit or

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settlement resulting from a claim of infringement of patents, copyrights or trade secrets of third parties by the PathFinder assets. The indemnity applies to claims made on or before March 29, 2001.

     On January 25, 2000, we notified Halliburton of its indemnity obligations under this agreement in connection with the assertion by one of our competitors that certain components of a PathFinder tool infringe upon one or more of its patents. Halliburton has agreed that this claim is subject to the indemnity agreement and has commenced its initial investigation of this claim. In addition, we have received an inquiry from an educational institution regarding the PathFinder tool, which could develop into an infringement claim with respect to patents held by it. We have notified Halliburton of this inquiry and are awaiting Halliburton's response.

     We have employment or royalty agreements with certain of our employees who have been involved in the development of technologies that are important to our business. In general, these agreements provide that we must pay royalties to these employees based upon the amount of revenues that their technologies are used to produce. In some cases, these agreements provide for acceleration of these royalty payments upon the occurrence of specified events, such as a change in control of W-H Energy Services, Inc.

GOVERNMENT REGULATION

     Our business is significantly affected by foreign, federal, state and local laws and regulations relating to the oil and natural gas industry, the refining and petrochemical industry, worker safety and environmental protection. Changes in these laws, including more stringent administrative regulations and increased levels of enforcement of these laws and regulations, will affect our business. We cannot predict the level of enforcement of existing laws and regulations or how these laws and regulations may be interpreted by enforcement agencies or court rulings or the effect changes in these laws and regulations may have on us or our businesses, our results of operations, our cash flows or our financial condition. We also are not able to predict whether additional laws and regulations will be adopted.

     We depend on the demand for our products and services from oil and natural gas companies, oilfield service companies and refining and petrochemical companies. This demand is affected by changing taxes, price controls and other laws and regulations relating to the oil and natural gas industry and the refining and petrochemical industry, generally. The adoption of laws and regulations curtailing exploration and development drilling for oil and natural gas in our areas of operation for economic, environmental or other policy reasons could also adversely affect our operations by limiting demand for our products and services. In addition, our maintenance and safety related services are substantially dependent on the cleaning and maintenance operations of our customers. Numerous local, state and federal laws and regulations affect the necessity, timing and frequency of the cleaning and maintenance operations of refining and petrochemical companies and, consequently affect the demand for our products and services. We cannot determine the extent to which our future operations and earnings may be effected by new legislation, new regulations or changes in existing regulations or enforcement.

     Some of our employees who perform services on offshore platforms and vessels are covered by the provisions of the Jones Act, the Death on the High Seas Act and general maritime law. These laws operate to make the liability limits established under state workers' compensation laws inapplicable to these employees and, instead, permit them or their representatives to pursue actions against us for damages or job-related injuries, with generally no limitations on our potential liability.

     Our operations are subject to numerous foreign, federal, state and local laws and regulations governing the manufacture, management and/or disposal of materials and wastes in the environment and otherwise relating to environmental protection. Numerous governmental agencies issue regulations to implement and enforce these laws which are often difficult and costly to comply with, and the violation of which may result in the revocation of permits, issuance of corrective action orders, assessment of administrative and civil penalties and even criminal prosecution. For example, state and federal agencies have issued regulations implementing environmental laws that regulate environmental and safety matters, such as restrictions on the types, quantities, and concentration of various substances that can be released into the environment in connection with specialty chemical manufacturing and tank vacuum or other field service
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operations, remedial measures to prevent pollution arising from current and former operations, and requirements for worker safety training and equipment usage. Our management believes that we are in compliance in all material respects with applicable environmental laws and regulations and, further, does not anticipate that compliance with existing laws and regulations will have a material effect on us.

     We generate wastes, including hazardous wastes, that are subject to the federal Resource Conservation and Recovery Act (RCRA) and comparable state statutes. The U.S. Environmental Protection Agency (EPA) and state agencies have limited the approved methods of disposal for some types of hazardous and nonhazardous wastes. Furthermore, it is possible that certain wastes handled by us in connection with our tank vacuum or other field service activities that currently are exempt from treatment as "hazardous wastes" may in the future be designated as "hazardous wastes" under RCRA or other applicable statutes, and therefore be subject to more rigorous and costly operating and disposal requirements.

     The federal Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), also known as the "Superfund" law, and comparable state statutes impose liability, without regard to fault or legality of the original conduct, on classes of persons that are considered to have contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of the disposal site or the site where the release occurred and companies that disposed of or arranged for the disposal of the hazardous substances at the site where the release occurred. Under CERCLA, these persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. We currently lease a number of properties upon which activities involving the handling of hazardous substances or wastes may have been conducted by third parties not under our control. These properties may be subject to CERCLA, RCRA and analogous state laws in the future. Under these laws and implementing regulations, we could be required to remove or remediate previously discarded hazardous substances and wastes or property contamination that was caused by these third parties. These laws and regulations may also expose us to liability for our acts that were in compliance with applicable laws at the time the acts were performed.

     Our operations may result in discharges of pollutants into waters. The Federal Water Pollution Control Act (FWPCA) and analogous state laws impose restrictions and strict controls regarding the discharge of pollutants into state waters or waters of the United States. The discharge of pollutants are prohibited unless permitted by the EPA or applicable state agencies. In addition, the Oil Pollution Act of 1990 (OPA) as amended by the Coast Guard Authorization Act of 1996, imposes a variety of requirements on "responsible parties" related to the prevention of oil spills and liability for damages, including natural resource damages, resulting from such spills in waters of the United States. A "responsible party" includes the owner or operator of a facility or vessel, or the lessee or permittee of the area in which an offshore facility is located. The FWPCA and analogous state laws provide for administrative, civil and criminal penalties for unauthorized discharges and, together with OPA, impose rigorous requirements for spill prevention and response planning as well as substantial potential liability for the costs of removal, remediation, and damages in connection with any unauthorized discharges. Our management believes that we are in substantial compliance with applicable permitting, planning, and discharge requirements under the FWPCA and OPA.

     The Atomic Energy Act, which provides for the development and regulation of commercial nuclear power, authorizes the Nuclear Regulatory Commission (NRC) to regulate radioactive "source material." A "source material" is uranium and thorium that can be used to produce nuclear fuels, but that has not yet been "enriched" to be fissionable. Under the Atomic Energy Act, the NRC has entered into cooperative agreements with the states of Texas, Louisiana, and Mississippi that authorize those states to regulate and license the use of source material. Source material is used by several of our companies, including PathFinder, Perf-O-Log, and Diamond Wireline, in connection with logging exploratory wells in Louisiana, Mississippi, and Texas. We have obtained licenses from the Louisiana Department of
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Environmental Quality, the Texas Department of Health and Radiological Control,
and the Mississippi Department of Health and Radiological Control that allow us to store and use these source materials in connection with our well logging activities in these three states. We believe that we are in compliance with the terms and conditions of our source material state licenses.

     As part of the oilfield products and services provided by our Charles Holston company in Louisiana, we have in the past been involved in treating, removing, and disposing of naturally occurring radioactive material (NORM) which is generated in connection with oil and gas exploration and production activities. The Atomic Energy Act does not regulate NORM; rather, NORM is regulated by the states. Under authority granted by Louisiana law, the Louisiana Department of Environmental Quality has adopted regulations establishing radiation, health, and safety requirements for the possession, use, transfer, treatment, storage, and disposal of NORM, and the recycling of NORM-contaminated equipment. These regulations authorize the issuance of "specific licenses" to qualified companies to remove and dispose of regulated NORM that has contaminated oilfield equipment such as tanks and pipes as well as surficial soils, including soils comprising oilfield pits. We have in the past held a specific license for treating, removing, and disposing of NORM in Louisiana. While we are not currently licensed to treat, remove or dispose of NORM, we are undertaking efforts to once again obtain a special license in order to handle regulated NORM waste. We believe that our past NORM activities under our previous specific license were performed in compliance with applicable Louisiana Department of Environmental Quality NORM requirements, and do not expect to experience significant difficulty in obtaining a new specific license with respect to the future handling of regulated NORM.

CUSTOMERS

     Our customers include major and independent oil and natural gas companies and independent directional drillers operating onshore in North America and offshore in the Gulf of Mexico and the North Sea. Our customers also include refinery and petrochemical companies located on the Gulf Coast. Additionally, we provide drilling fluids to other oilfield services companies on a wholesale basis. We provide services and equipment to a broad range of customers and, therefore, we believe that we are not dependent on any single customer or group of customers. For the year ended December 31, 1999, no single customer or group of affiliated customers accounted for 10% or more of our revenues. We generally enter into informal, nonbinding commitments with our customers, which are customary within our business lines.

SUPPLIERS

     We obtain our rental tools, certain parts and components of our drilling motors and LWD and MWD tools and certain chemicals and additives used in producing our drilling fluids from various third-party suppliers. We do not believe that any one supplier of these products is material to us. We have not experienced and do not foresee experiencing a shortage of any of these products.

COMPETITION

     We operate in highly competitive areas of the oilfield services industry. The depressed oil and natural gas prices and the resulting decline in the oil and natural gas industry in the 1980s and in 1998 and early 1999 has led to a consolidation of the number of companies providing services similar to those we provide. Many of our competitors are larger and have greater marketing, distribution, financial and other resources than we do.

     Drilling Related Products and Services. We experience significant competition in our drilling related products and services segment. In this segment, we principally compete on the basis of reputation, technology, quality, price and availability. Competitors in our LWD and MWD businesses include divisions of Baker Hughes, Halliburton and Schlumberger. Small and large independent oilfield service companies also compete with us in our MWD business. In our rental tool business, our competitors range from small, independent oilfield service companies to much larger oilfield service companies such as Weatherford International. In addition, many of our customers own and operate large inventories of equipment they might otherwise rent and have the ability to purchase additional equipment, as opposed to renting. Competitors in our downhole drilling motors business and our drilling fluids and specialty chemicals business include both small and large independent oilfield service companies.

     Completion and Workover Related Products and Services. We experience significant competition in our completion and workover related products and services segment. In this segment, we principally compete on the basis of price, quality, reputation, availability and range of services offered. Our competitors in this segment include the major oilfield service companies and both small and large independent oilfield service companies.

     Maintenance and Safety Related Products and Services. Our maintenance and safety related products and services segment also experiences significant competition. In this segment, we compete principally on the basis of quality, reputation and price. Competition in our safety equipment business is fragmented and our competitors vary widely. We have a variety of competitors in our cleaning and waste management business ranging from large public companies to small independent, single-location operators.

     We may not be able to continue operating at current volumes or prices if our current competitors or new market entrants introduce new products or services with better features, performance, prices or other characteristics than our products and services. Competitive pressures or other factors also may result in significant price competition that could have a material adverse effect on our results of operations and financial condition. In the future, we also may face the threat of competition from companies providing products similar to ours over the Internet. These potential Internet companies may have greater technical capabilities and access to greater financial resources than we have. This may place us at a disadvantage in responding to the Internet offerings of these competitors, technological changes in the Internet or changes in our customers' requirements. Furthermore, competition among oilfield service and equipment providers is also based on the provider's reputation for safety and quality. Although we believe that our reputation for safety and quality service is good, there can be no assurance that we will be able to maintain this reputation and, thus, our competitive position.

EMPLOYEES

     As of June 30, 2000, we had approximately 921 employees. None of our employees is represented by a union or covered by a collective bargaining agreement. We believe that our relations with our employees are good.

LEGAL PROCEEDINGS

     We are a party to various routine legal proceedings that primarily involve commercial claims and workers' compensation claims. We cannot predict the outcome of these lawsuits, legal proceedings and claims with certainty. Nevertheless, we believe that the outcome of all of these proceedings, even if determined adversely, would not have a material adverse effect on our business or financial condition.

     Two separate lawsuits, Keith Vienne, et al. v. Conoco, Inc., et al., No. 74,427, and Larry Mouton, et al. v. Conoco, Inc., et al., No. 75,038, were filed in 1999 in Louisiana state court against six defendants, including Conoco, Inc., the primary operator of the field beginning in the 1950s, and Guillory Tank Truck Service, Inc., an oilfield waste disposal company. One of our subsidiaries, Charles Holston, Inc., purchased the assets of Guillory Tank Truck Service, Inc. in 1989. These cases have several hundred plaintiffs who allege that they and their property have been exposed to improperly handled oil, gas, and oilfield waste over a 40-year period in connection with the operation of an oilfield approximately four miles north of Rayne, Louisiana. The plaintiffs allege that Guillory Tank Truck Service, Inc. improperly disposed of oilfield waste from the field at various unspecified times over the years. The plaintiffs are seeking an unspecified amount of general, special and exemplary damages. These cases, which are being consolidated for trial purposes, are in the initial phase of discovery, and it is too early for us to predict a range of exposure or a likely outcome. However, we believe that under the terms of the asset purchase agreement entered into in 1989 to acquire these assets, Charles Holston, Inc. is not contractually liable for any acts which may result in liability prior to the acquisition of these assets. We do not expect these two lawsuits to have a material adverse effect on our financial condition or results of operations.

     For a discussion of the claims relating to intellectual property rights, please read "-- Licenses, Patents and Trademarks."

PROPERTIES

     Our principal executive offices are located at 10370 Richmond Avenue, Suite 990, Houston, Texas 77042, and our telephone number is (713) 974-9071. Our businesses are conducted out of sales offices and facilities located throughout the United States and Europe. Set forth below is a chart describing the locations of these sales offices and facilities:

BUSINESS                                                  LOCATION
--------                                                  --------
Drilling Related Products and Services
  LWD/MWD                                                 Lafayette and New Orleans, Louisiana; Houston and
                                                          Victoria, Texas; Casper, Wyoming; Stavanger, Norway;
                                                          Aberdeen, Scotland
  Rental Tools                                            Lafayette and New Iberia, Louisiana; Denver, Colorado;
                                                          Houston, Dallas, Corpus Christi and Victoria, Texas
  Downhole Drilling Motors                                Lafayette, Louisiana; Elk City, Oklahoma; Houston,
                                                          Texas; Stavanger, Norway; Aberdeen, Scotland
  Drilling Fluids                                         Jennings, Louisiana; Carlsbad and Hobbs, New Mexico;
                                                          Kingsville, Conroe, Victoria, Lufkin, Zapata, Edinburg,
                                                          Midland, Abilene, Jacksboro and Houston, Texas
Completion and Workover Related Products and Services
  Wireline Logging and Perforating                        Lafayette and Houma, Louisiana; Laurel, Mississippi;
                                                          Corpus Christi and Tyler, Texas
  Polymers and Specialty Chemicals                        Jennings, Louisiana; Carlsbad and Hobbs, New Mexico;
                                                          Kingsville, Conroe, Victoria, Lufkin, Zapata, Edinburg,
                                                          Midland, Abilene, Jacksboro and Houston, Texas
  Tubing                                                  New Iberia, Louisiana
Maintenance and Safety Related Products and Services
  Integrated On-site Cleaning and Waste Management        Eunice, Jennings and Lake Charles, Louisiana
  Safety Equipment                                        Decatur and Mobile, Alabama; Gonzales and Sulfur,
                                                          Louisiana; Beaumont, Corpus Christi and Houston, Texas

     With the exception of our Lafayette (LWD/MWD) and Houma, Louisiana and Tyler, Texas facilities, which are owned, all of these sales offices and facilities are leased pursuant to operating leases for various terms. Some of these sales offices and facilities are leased from employees who were the former owners of our subsidiaries. We believe that all of our leases are at competitive or market rates and do not anticipate any difficulty in leasing suitable additional space upon expiration of our current lease terms. Please read "Relationships and Related Transactions -- Lease Agreement."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Our executive officers and directors and their ages and positions are as follows:


NAME                                   AGE                      POSITION
Kenneth T. White, Jr. ...............  58    Chairman of the Board, President, Chief
                                             Executive Officer and Director
Jeffrey L. Tepera....................  34    Vice President, Secretary and Chief Financial
                                             Officer
William J. Thomas III................  48    Vice President
Jonathan F. Boucher..................  43    Director
John W. Jordan II....................  52    Director
David W. Zalaznick...................  46    Director
J. Jack Watson.......................  71    Director
Christopher Mills....................  47    Director
Robert H. Whilden, Jr. ..............  65    Director
Milton L. Scott......................  43    Director



     Our board of directors consists of eight members. Each of our directors will serve until the next annual meeting of the shareholders or until his death, resignation or removal, whichever is earlier. Directors are elected annually and executive officers hold office for such terms as may be determined by our board of directors. Set forth below is a brief description of the business experience of each of our directors and executive officers.


     Mr. White, our founder, has served as a director and as our President, Chairman and Chief Executive Officer since our inception in April 1989. Prior to founding our company, Mr. White participated in the acquisition, development and eventual sale of a number of businesses, including an oil and natural gas products and services business and a manufacturing and distributing company. Mr. White has over 25 years of experience in the oil and natural gas industry.

     Mr. Tepera, a certified public accountant, serves as our Vice President, Secretary and Chief Financial Officer. From December 1997 until March 2000, when Mr. Tepera was appointed to his current positions with us, Mr. Tepera served as our Vice President and Treasurer. From 1989 to December 1997 Mr. Tepera was employed by Arthur Andersen LLP, independent public accountants, serving in various positions, most recently as Manager in the enterprise group, which specializes in emerging high growth companies.

     Mr. Thomas has served as our Vice President since May 2000, the President of PathFinder Energy Services, Inc. since June 1999 and the Chief Executive Officer of Thomas Energy Services, Inc. since June 1994. Mr. Thomas has over 25 years of experience in the oil and natural gas industry and has been employed by Thomas Energy Services since 1974.

     Mr. Boucher has served as one of our directors since August 1997. Mr. Boucher has been a partner of The Jordan Company, a private merchant banking firm, since 1983. Mr. Boucher is also a director of Jackson Products, Inc., Jordan Industries, Inc. and Motors and Gears, Inc., as well as other privately held companies.

     Mr. Jordan has served as one of our directors since August 1997. Mr. Jordan has been a partner of The Jordan Company, a private merchant banking firm, since 1982. Mr. Jordan is also a director of AmeriKing, Inc., Carmike Cinemas, Inc., Jackson Products, Inc., Jordan Industries, Inc., Motors and Gears, Inc. and Rockshox, Inc., as well as other privately held companies.

     Mr. Zalaznick has served as one of our directors since August 1997. Mr. Zalaznick has been a partner of The Jordan Company, a private merchant banking firm, since 1982. Mr. Zalaznick is also a director of AmeriKing, Inc., Carmike Cinemas, Inc., Jackson Products, Inc., Jordan Industries, Inc., Marisa Christina, Inc. and Motors and Gears, Inc., as well as other privately held companies.

     Mr. Watson has served as one of our directors since August 1997. Mr. Watson was Chairman, President and Chief Executive Officer of Newflo Corporation from 1987 to 1996. Newflo is a manufacturer of pumps, valves and meters which, at the time of Mr. Watson's departure, had annual revenues of approximately $250 million.

     Mr. Mills has served as one of our directors since 1990. Mr. Mills is a director of Compass Plastics, Denison Investments PLC, Horace Small PLC, North Atlantic Smaller Companies Investment Trust, a closed end mutual fund, and Oak Industries. Mr. Mills has been the Chief Executive Officer of North Atlantic Smaller Companies Trust since 1984.

     Mr. Whilden has served as one of our directors since our inception in 1989. Since January 2000, Mr. Whilden has served as Senior Vice President and General Counsel of BMC Software, Inc. and is also a director of Tom Brown, Inc., an independent oil and natural gas company. Until December 31, 1999, Mr. Whilden had been a partner since 1970 in the law firm of Vinson & Elkins L.L.P., our counsel in connection with this offering.


     Mr. Scott has served as one of our directors since August 2000. Mr. Scott has served as Senior Vice President and Chief Administrative Officer of Dynegy Inc. since October 1999. From 1977 to October 1999, Mr. Scott was employed by Arthur Andersen LLP, independent public accountants, serving in various positions, most recently as partner in charge of the Gulf Coast region's technology and telecommunications practice.


BOARD COMMITTEES

     Prior to the completion of this offering, our board of directors intends to appoint an audit committee composed of three independent directors and a compensation committee. The audit committee will make recommendations to the board of directors regarding the selection of independent accountants, will review the results and scope of that firm's audit and the services provided by them and will review and evaluate our audit and control functions.

     The compensation committee will administer our stock plans and make decisions concerning salaries and incentive compensation for our employees.

INDEMNIFICATION

     We are parties to indemnification agreements with each of our directors and executive officers. These indemnification agreements provide that we will indemnify our directors or executive officers to the fullest extent permitted by Texas law.

     Our restated articles of incorporation contain provisions relating to the limitation of liability and indemnification of our directors and officers. They provide that directors shall not be personally liable to us or our shareholders for monetary damages for any act or omission in the director's capacity as a director, except for liability for:

     - any breach of a director's duty of loyalty to us or our shareholders;

     - acts or omissions not in good faith or which constitute a breach by a director of a duty owed to us or an act or omission that involves intentional misconduct or a knowing violation of law;

     - a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

     - any act or omission for which the liability of a director is expressly provided by an applicable statute.

     Our restated articles of incorporation also provide that:

     - if Texas law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the amended Texas law; and

     - we may not retroactively amend the provisions in our restated articles of incorporation relating to indemnity in a way that would adversely affect the rights of our directors or officers.

     In addition, our amended and restated bylaws provide that:

     - we are required to indemnify our directors and officers to the fullest extent permitted by Texas law; and

     - we are required to advance all expenses incurred by a director or officer in connection with legal proceedings relating to his service as an officer or director to the fullest extent permitted by Texas law, subject to limited exceptions.

MANAGEMENT OF OPERATING SUBSIDIARIES

     Set forth below is a brief description of the principal executive officer of each of our main operating subsidiaries:

          Bill W. Bouziden has served as the President of Perf-O-Log since October 1998. Prior to serving as President of Perf-O-Log, Mr. Bouziden served as operations manager at Perf-O-Log from September 1997 to September 1998 and at Diamond Wireline from September 1995 to September 1997. Mr. Bouziden has over 15 years of experience in the oil and natural gas industry and wireline business.

          William Max Duncan, Jr. has been the President of Integrity since he co-founded it in 1986. Mr. Duncan has over 20 years of experience in the specialty chemicals and drilling fluids business.


          Shaun R. Gilly has been the Chief Executive Officer of Diamond Wireline since its formation in October 1987. Mr. Gilly has over 30 years of experience in the oil and natural gas industry.


          Stephen T. Goree has been the Chief Executive Officer of Agri-Empresa since its formation in 1977. Mr. Goree was the founder of Agri-Empresa and has over 20 years of experience in the oil and natural gas industry.

          Craig Holston is the Chief Executive Officer of Charles Holston and has been with Charles Holston since its formation in 1985 and has over 15 years of experience in the oil and natural gas industry.

          Ronald A. Rose, Sr. has been with Grinding and Sizing since 1988 and has been the President of Grinding and Sizing since 1995. Mr. Rose has over 10 years of experience in the drilling fluids business.

          Daniel M. Spiller is the Chief Executive Officer of Drill Motor Services. Mr. Spiller has over 20 years of experience in the design, manufacture, sale, rental and operation of downhole drilling motors. Mr. Spiller organized Drill Motor Services in 1991 and, prior to such time, worked with several recognized leaders in the downhole drilling motor sector.

          Leif R. Syverson has been the Chief Executive Officer of Dyna Drill Technologies since its formation in April 1999, prior to which Mr. Syverson was with Halliburton from March 1997 to April 1999. Mr. Syverson was a managing partner of Nightrider Litigation Service from February 1995 to March 1997. Mr. Syverson has over 15 years of experience in the oil and natural gas industry.

          William J. Thomas III has been the President of PathFinder Energy Services, Inc. since June 1999 and the Chief Executive Officer of Thomas Energy Services, Inc. since June 1994. Mr. Thomas has over 25 years of experience in the oil and natural gas industry and has been with Thomas Energy Services since 1974.

          J.B. Wilson, Jr. is the President of Well Safe and has been with Well Safe since its inception in 1985. Mr. Wilson has over 20 years of experience in the oil and natural gas industry.

EXECUTIVE COMPENSATION

     The following table sets forth summary compensation information with respect to our President and Chief Executive Officer and certain of our other officers for the year ended December 31, 1999:


                                                                                           NUMBER OF
                                        ANNUAL COMPENSATION                                SECURITIES
                                 ----------------------------------                        UNDERLYING
NAME AND PRINCIPAL POSITION                            OTHER ANNUAL      ALL OTHER      OPTIONS/WARRANTS
IN THE COMPANY(1)                 SALARY     BONUS     COMPENSATION   COMPENSATION(2)       GRANTED
Kenneth T. White, Jr. .........  $259,616   $250,000      $   --          $   --            900,900
  Chairman, President and
  Chief Executive Officer
William J. Thomas III..........   196,601    100,000          --           4,500             33,000
  Vice President
Jeffrey L. Tepera..............    88,269     20,000       8,100           1,912             16,500
  Vice President, Secretary
  and Chief Financial Officer


------------------------------

(1) Excludes David N. Eliff, who served as our Vice President, Secretary and Chief Financial Officer, until his resignation in March 2000. For the year ended December 31, 1999, Mr. Eliff received a salary of $140,192, a bonus of $45,000, other annual compensation of $8,100 and other compensation of $3,154. During the year ended December 31, 1999, we granted Mr. Eliff options to purchase 33,000 shares of our common stock, which had not vested and, thus, terminated upon Mr. Eliff's resignation.

(2) Consists of our contractual and discretionary contributions to the named executive officer's 401(k) plan account.

OPTION GRANTS, EXERCISES AND HOLDINGS

     Option Grants. The following table contains certain information concerning options granted to the named executive officers during the year ended December 31, 1999:

                                INDIVIDUAL GRANTS
                            --------------------------                               POTENTIAL REALIZABLE VALUE AT
                                      PERCENT OF TOTAL                                  ASSUMED ANNUAL RATES OF
                                      OPTIONS GRANTED    EXERCISE OR                  STOCK PRICE APPRECIATION FOR
                            OPTIONS     TO EMPLOYEES      BASE PRICE    EXPIRATION           OPTION TERM(3)
NAME(1)                     GRANTED       IN 1999        PER SHARE(2)      DATE           5%               10%
Kenneth T. White, Jr. ....  900,900         64.5%           $4.55       3/29/2009     $2,577,899       $6,532,902
William J. Thomas III.....   33,000          2.4             4.55       3/29/2009         94,429          239,300
Jeffrey L. Tepera.........   16,500          1.2             4.55       3/29/2009         47,214          119,650

------------------------------

(1) Excludes David N. Eliff who, during the year ended December 31, 1999, was granted options to purchase 33,000 shares of our common stock at an exercise price of $4.55 per share, which was at or above fair market value. In March 2000, these options had not vested and, thus, terminated upon Mr. Eliff's resignation.

(2) The options were granted at or above the fair market value of our common stock on the date of grant with a term of 10 years, unless otherwise noted.

(3) In accordance with the rules of the Securities and Exchange Commission, shown are the gains or "option spreads" that would exist for the respective options granted. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed annual compound rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices.

     Option and Warrant Holdings. The following table sets forth certain information regarding options and warrants held at December 31, 1999:


                                                  NUMBER OF SHARES OF
                                                COMMON STOCK UNDERLYING      VALUE OF UNEXERCISED IN-
                                                      UNEXERCISED                    THE-MONEY
                                               OPTIONS/WARRANTS HELD AT      OPTIONS/WARRANTS HELD AT
                                                   DECEMBER 31, 1999           DECEMBER 31, 1999(2)
                                              ---------------------------   ---------------------------
NAME(1)                                       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
Kenneth T. White, Jr.
  Options...................................     480,480       420,420      $6,222,216     $5,444,439
  Warrants..................................     311,438            --       4,033,122             --
William J. Thomas III
  Options...................................          --        33,000              --        427,350
  Warrants..................................     148,500            --       1,923,075             --
Jeffrey L. Tepera
  Options...................................       8,250        24,750         119,375        333,125
  Warrants..................................          --            --              --             --


------------------------------


(1) Excludes David N. Eliff who, as of December 31, 1999, held unvested options to purchase 33,000 shares of our common stock. In March 2000, these options had not vested and, thus, terminated upon Mr. Eliff's resignation. As of December 31, 1999, Mr. Eliff held warrants to purchase 115,500 shares of our common stock, all of which are exercisable. The value of Mr. Eliff's exercisable in-the-money warrants held at December 31, 1999 was $1,765,750.



(2) There was no public market for the common stock at December 31, 1999. Accordingly, these values have been calculated by determining the difference between the exercise price per share and the fair market value at December 31, 1999. A fair market value of $17.50 per share was used, which is the assumed price in this offering.


EMPLOYMENT AGREEMENTS

     Kenneth T. White, Jr. Mr. White serves as our Chairman, President and Chief Executive Officer under an employment agreement, with an initial term expiring March 29, 2002. However, Mr. White's employment agreement contains an option, which we intend to exercise, that will extend Mr. White's employment agreement for a term of three years from the effective date of this offering. We also have the option to extend the employment agreement for a term of three years from the effective date of certain events, including the completion of a merger or other business combination with a third party in which there is more than a 50% change in stock ownership and board control.

     Mr. White's employment agreement provides for an annual base salary of $300,000 plus a car allowance and such fringe benefits as are available from us to our executive officers and the executive officers of our subsidiaries. Mr. White is also entitled to receive incentive compensation up to a maximum of 100% of his base compensation each year as determined in the sole discretion of our board of directors. If we terminate Mr. White's employment for any reason other than for cause, he is entitled to receive his base salary for a period of two years. Mr. White has agreed during the term of the agreement, and for a period of two years after any voluntary termination, not to engage directly or indirectly in any type of business in which we or any of our subsidiaries are actively engaged in the state of Texas or Louisiana.

     Mr. White received a 10-year option to purchase 900,900 shares of our common stock at an exercise price of $4.55 per share. Mr. White's option to purchase 480,480 of these shares has already vested. Mr. White may exercise his option with respect to 210,210 of these unvested shares on or after March 29, 2001 and may exercise his option with respect to the remaining 210,210 unvested shares on or after March 29, 2002. Under certain circumstances, vesting of the options may accelerate and Mr. White will be permitted to exercise these options immediately in full. These circumstances include a merger or consolidation of us with another company in which we are not the surviving entity, a sale, lease or exchange of all or substantially all of our assets to any other person or entity, our dissolution or bankruptcy, or the acquisition by a person or entity of ownership or control of more than 50% of the outstanding shares of our voting stock.

     William J. Thomas III. Mr. Thomas serves as our Vice President under an employment agreement, with an initial term expiring May 1, 2003. However, Mr. Thomas's employment agreement may be renewed automatically for an additional period ending April 30, 2006, unless terminated by Mr. Thomas or us. Mr. Thomas's employment agreement provides for an annual salary of $250,000 plus a car allowance and other benefits. Mr. Thomas is also entitled to incentive compensation up to a maximum of 100% of his base compensation each year as determined by our compensation committee. Under the agreement, Mr. Thomas's salary will be reviewed every two years by our compensation committee for possible increases based on Mr. Thomas's performance. If we terminate Mr. Thomas's employment for any reason other than for cause, he is entitled to receive his salary for two years. Mr. Thomas has agreed, during the term of the agreement and for a period of one year after any voluntary termination, that he will not be employed by or associated with or own any entity which is engaged in any type of business in which we or any of our subsidiaries are actively engaged in the state of Texas or Louisiana.

     Jeffrey L. Tepera. Mr. Tepera serves as our Vice President, Secretary and Chief Financial Officer under an employment agreement, with an initial term expiring March 26, 2002. However, Mr. Tepera's employment agreement may be renewed automatically for an additional period ending March 26, 2005, unless terminated by Mr. Tepera or us. Mr. Tepera's employment agreement provides for an annual salary of $150,000 plus a car allowance and other benefits. Mr. Tepera is also entitled to incentive compensation each year, as determined by our compensation committee. Under the agreement, Mr. Tepera's salary will be reviewed every two years by our compensation committee for possible increases based on Mr. Tepera's performance. If we terminate Mr. Tepera's employment for any reason other than for cause, he is entitled to receive his salary for two years. Under Mr. Tepera's employment agreement, Mr. Tepera has agreed for a period of one year from the date of voluntary termination, that he will not be employed or associated with or own any entity which is engaged in any type of business in which we or any of our subsidiaries are actively engaged.

COMPENSATION OF DIRECTORS

     Beginning with the first regular annual meeting of the board after the consummation of this offering, and on each annual meeting after that, each then serving independent director will receive an annual fee of $10,000 for his services to our company, plus reimbursement of reasonable out-of-pocket expenses incurred in attending meetings of the board and for other reasonable expenses related to the performance of his duties as director.

STOCK OPTION PLAN

     Our board adopted a stock option plan in August 1997. Our board believes that, by providing our key employees with an opportunity to acquire an ownership interest in our company, the option plan will give employees a stronger incentive to work for our continued success. Our board of directors also believes that the option plan will help us attract and retain outstanding personnel. The principal features of the option plan are described below.

     The option plan will be administered by a committee of our board of directors appointed by our board of directors. If no committee is appointed under the option plan, the board of directors will act as the administrator. The administrator has the power to determine those employees to be granted options, the price and the number of shares subject to each option, the time at which each option is granted and becomes exercisable, the duration of the option period, the inclusion of stock appreciation rights and such other conditions and limitations as may be applicable.

     Each option granted under the option plan will contain terms and conditions as may be approved by the administrator. The administrator has granted options under the option plan that will vest over a four-year period and will expire in all cases 10 years from the date the options were granted. Except in certain circumstances, including a merger or consolidation with another corporation or the sale of substantially all of our assets, no option may be exercised unless the continuous service requirement has been satisfied. If an optionee's employment terminates for any reason, the option may be exercised during the three-month period following the termination, but only to the extent vested at the time of the termination.

     Each option will be assignable or transferable only by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title 1 of the Employee Retirement Income Security Act of 1974, as amended, and will be exercisable during the optionee's lifetime only by the optionee or the optionee's guardian or legal representative.

     No consideration is payable to us upon the grant of any option. The exercise price of any option will be determined by the administrator.

     Our board of directors may amend or terminate the option plan as it deems advisable. Termination of the option plan will not affect the rights of the optionees or their successors under any options outstanding and not exercised in full on the date of termination. Unless earlier terminated by the board of directors, the option plan will terminate in August 2007.


     The option plan provides for the issuance of non-qualified stock options. The option plan covers an aggregate of 2,475,000 shares of our common stock (subject to adjustments in the event of stock dividends, stock splits and certain other events). As of June 30, 2000, 10-year options were outstanding under the option plan with respect to a total of 1,328,250 shares of our common stock, which will vest over a four-year period, in 25% increments after each full year of service following the date of grant, beginning in August 1998. This amount does not include:


     - 900,900 options granted to Mr. White on March 29, 1999 under a separate non-statutory stock option plan; or

     - up to 201,300 options to be granted under the 1997 option plan to certain of our employees concurrently with this offering at an exercise price equal to the initial public offering price.

     Mr. White's options vest as described under "Management -- Employment Agreements -- Kenneth T. White."

OTHER COMPENSATORY ARRANGEMENTS

     Retirement Plan. We provide our employees with a 401(k) plan pursuant to which we contribute $0.75 for each $1.00 contribution by the employee on the first 3% of salary that the employee contributes to the plan.

     Health Plan. We provide our employees with a traditional major medical plan that pays 80% to 90% of an employee's medical expenses. Our health plan is partially self-insured with a specific individual loss of limit of $100,000 and an aggregate annual stop loss limit. We also offer our employees a voluntary plan to cover dental care the cost of which is paid for by the participating employee.

     Group Life Insurance. We provide group term life insurance for each of our employees which pays a $20,000 death benefit ($40,000 if death is the result of an accident) to the employee's estate or beneficiary.

     Disability Insurance. We provide group short-term and long-term disability insurance plans to our employees.

     Key Person Life Insurance. We maintain key person life insurance policies on Mr. White which pay $1,500,000 to us and $500,000 to Mr. White's named beneficiary in the event of his death. We maintain a key person life insurance policy on Mr. Thomas which pays $500,000 to us in the event of his death.

                     RELATIONSHIPS AND RELATED TRANSACTIONS

     The following is a discussion of transactions between us and our executive officers, directors and shareholders owning more than five percent of our common stock. We believe that the terms of each of these transactions were at least as favorable as could have been obtained in similar transactions with unaffiliated third parties. Because of the existence of these transactions, the parties to these transactions could have interests different from those of other shareholders.

TRANSACTIONS WITH THE JORDAN COMPANY, ITS AFFILIATES AND RELATED ENTITIES

     Recapitalization. On August 11, 1997, we entered into an Agreement and Plan of Recapitalization with W-H Investment, L.P. providing for a series of equity and debt transactions which resulted in a recapitalization and change in our controlling ownership. In connection with the recapitalization we:

     - repurchased and retired shares of our common stock and warrants to purchase shares of our common stock for approximately $48.1 million;

     - repurchased outstanding options to purchase shares of our common stock for approximately $13.5 million;

     - issued 7,260,000 new shares of our common stock and new warrants to purchase 1,247,813 shares of our common stock at an exercise price of $2.21 per share to W-H Investment, L.P. for approximately $12.0 million;

     - issued our 12 1/2% senior subordinated notes to JZ Equity Partners PLC for $24.0 million;

     - issued new warrants to purchase 1,020,937 shares of our common stock at an exercise price of $2.21 per share to certain members of our management; and

     - entered into our credit facility.

     On October 1, 1998, W-H Investment, L.P. transferred to W-H Investment II, G.P. 3,630,000 of our shares of common stock and warrants to purchase 623,906 shares of our common stock received in connection with the recapitalization.


     In March 2000, in lieu of making the interest payment on our 12 1/2% senior subordinated notes due on March 15, 2000, we issued to JZ Equity Partners PLC $1.5 million in additional notes, bearing interest initially at the rate of 14 1/2% per annum, and maturing on September 15, 2007. On September 15, 2000, in lieu of making the interest payment on our 12 1/2% senior subordinated notes due on September 15, 2000 and our 14 1/2% payment-in-kind notes issued in March 2000, we issued to JZ Equity Partners PLC $1.6 million in additional notes. We expect to use a portion of the proceeds of this offering along with borrowings under our new credit facility to repay in full these notes and all accrued interest on these notes. Please read "Use of Proceeds."


     In addition, in March 2000, we paid JZ Equity Partners PLC $120,000 in connection with obtaining its consent to the amendments being made to our credit facility.

     W-H Investment, L.P. and W-H Investment II, G.P. are affiliated with The Jordan Company, a private merchant banking firm. JZ Equity Partners PLC, a publicly traded U.K. investment trust, is a limited partner of W-H Investment, L.P. and a general partner of W-H Investment II, G.P. Two of our directors, Messrs. Boucher and Zalaznick, are members of W-H Investment GP, L.L.C., the general partner of W-H Investment, L.P. and the managing general partner of W-H Investment II, G.P. Three of our directors, Messrs. Zalaznick, Boucher and Watson, are limited partners of W-H Investment, L.P. One of our directors, Mr. Watson, is a general partner in W-H Investment II, G.P. The John W. Jordan II, Revocable Trust is a member of W-H Investment GP, L.L.C. and is a limited partner in W-H Investment, L.P.

     Consulting Agreement. At the time of our recapitalization, we entered into a consulting agreement with TJC Management Corp., an affiliate of The Jordan Company, W-H Investment, L.P. and W-H Investment II, G.P., two of our principal shareholders, and JZ Equity Partners PLC. This agreement was amended and restated on March 26, 1999 in connection with the issuance of our 13% senior subordinated notes.

     We have agreed with TJC Management to terminate the consulting agreement concurrently with the completion of this offering in consideration of a payment by us to TJC Management of $250,000. In 1999, we paid TJC Management approximately $145,000 under the consulting agreement. We expect to pay approximately $900,000 during 2000 under the consulting agreement through its date of termination exclusive of the $250,000 termination fee. As of June 30, 2000, we had accrued $750,000 of this $900,000.

     Transaction Advisory Agreement. At the time of our recapitalization, we also entered into a transaction advisory agreement with TJC Management, pursuant to which TJC Management renders consulting services to us and our subsidiaries in connection with our acquisitions, divestitures and investments. This agreement was amended and restated on March 29, 1999 in connection with the issuance of our 13% senior subordinated notes.

     The transaction advisory agreement provides for:

     - an investment banking and sponsorship fee payable by us of 2% of the aggregate consideration

      -- paid by us for any acquisition consummated by us,

      -- paid by us in connection with any joint venture or minority investment, or

      -- paid to us in connection with any sale by us of substantially all of our stock or assets or the stock or assets of any of our subsidiaries;

     - a financial consulting fee of 1% of the amount obtained or made available to us and/or our subsidiaries pursuant to any debt, equity or other financing by us with the assistance of TJC Management;

     - payment by us of fees for extraordinary services rendered by TJC Management; and

     - payment by us of an amount equal to TJC Management's out-of-pocket expenses, including an allocable amount of TJC Management's overhead expenses attributable to services provided to us.

     The original term of the transaction advisory agreement ends December 31, 2007. However, unless either party elects to terminate the agreement, the agreement automatically will be renewed for successive one-year terms starting December 31, 2007. In addition, the agreement may be terminated with 90 days' prior written notice from us to TJC management at any time after substantially all of our stock or substantially all our assets are sold to any entity unaffiliated with TJC management and/or a majority of our shareholders.

     In 1999, we paid TJC Management approximately $500,000 under the transaction advisory agreement, in lieu of the amounts that otherwise would have been due under the transaction advisory agreement, for services rendered in connection with the PathFinder acquisition and the issuance of our 13% senior subordinated notes. We expect to pay $1.75 million under the transaction advisory agreement, upon the consummation of this offering for services rendered to us under the transaction advisory agreement.

TRANSACTIONS WITH DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION AND ITS AFFILIATES


     Notes and Warrants. In March 1999, to finance the PathFinder acquisition, we issued $40.0 million of our 13% senior subordinated notes to DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds. In May 1999, we redeemed $5.0 million in principal amount of our 13% senior subordinated notes from these holders, leaving $35.0 million in principal amount of these notes outstanding. In March 2000, in lieu of making the interest payment due on these notes on April 1, 2000, we issued to DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds additional notes in an aggregate principal amount of $2.275 million, bearing interest at the rate of 14% per annum, and maturing on April 1, 2006. On October 1, 2000, in lieu of making the interest payment on our 13% senior subordinated notes due on October 1, 2000 and our 14% payment-in-kind notes issued in April 2000, we plan to issue to DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds $2.4 million in additional notes. We expect to use a portion of the proceeds of this offering along with borrowings under our new credit facility to repay in full these notes and all accrued interest on these notes. Please read "Use of Proceeds."


     In March 1999, at the time we issued our 13% senior subordinated notes, we also issued warrants to purchase 6,115,263 shares of our common stock to DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds. These warrants have an exercise price of $.0003 per share. These warrants, by their terms, provide for a reduction in the number of shares of our common stock issued under the warrants in the event that we prepay our 13% senior subordinated notes by certain dates. In accordance with this provision, we reduced the number of shares of our common stock that we must issue to DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds in respect of their warrants from 6,115,263 to 4,756,323 when we prepaid $5.0 million of our 13% senior subordinated notes in May 1999.


     By repaying the 13% senior subordinated notes in full with the proceeds of this offering, we will "claw back" an additional 1,781,835 warrants. Concurrently with the completion of this offering, DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds intend to enter into an exchange agreement with us whereby, upon relinquishment of the right to receive 52 shares in respect of the exercise price of the warrants, these entities will be issued 2,974,436 shares of our common stock in respect of the remaining warrants. Up to 538,132 of these shares may be sold in this offering if the underwriters exercise the over-allotment option.


     In connection with the issuance of the 13% senior subordinated notes and warrants to DLJ Merchant Banking Partners II, L.P., we granted to those entities the right to request registration of those securities.

     In March 2000, we paid DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds $175,000 in connection with obtaining their consent to the amendments being made to our credit facility.


     DLJ Merchant Banking Partners II, L.P. is an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation, which is serving as an underwriter in connection with this offering.



     Credit Agreement. DLJ Capital Funding, Inc. has served as syndication agent in connection with our existing credit facility. For these services, DLJ Capital Funding, Inc. was paid fees of $180,000 in 1999 and $277,500 in 2000. We also have received a commitment from DLJ Capital Funding, Inc. to enter into a new credit facility at or prior to the closing of this offering. In consideration for acting as arranger of and providing a commitment for our new credit facility, we will pay to DLJ Capital Funding, Inc. an arrangement fee of approximately $2.1 million. DLJ Capital Funding, Inc. is an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation and DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds.


     PathFinder Acquisition. In March 1999, we paid Donaldson, Lufkin & Jenrette Securities Corporation $800,000 for financial advisory services rendered to us in connection with the PathFinder acquisition.


     Engagement Agreement. On March 29, 1999, we entered into an engagement agreement with Donaldson, Lufkin & Jenrette Securities Corporation pursuant to which we agreed that such firm would serve as lead or co-lead financial advisor in reviewing our strategic alternatives and that it would serve as sole lead manager on senior bank financings, sole lead placement agent, sole lead initial purchaser, sole lead managing underwriter or sole lead dealer manager, as the case may be, in connection with any transaction occurring during the term of the agreement. In addition, we agreed to enter into an agreement with Donaldson, Lufkin & Jenrette Securities Corporation in connection with any such transaction which would provide for compensation and indemnification which are usual and customary for the transaction. The engagement agreement terminates on March 29, 2001. Donaldson Lufkin & Jenrette Securities Corporation will waive its right to serve as sole lead managing underwriter of this offering.

INDEMNIFICATION AGREEMENTS

     We are parties to indemnification agreements with our directors and executive officers containing provisions requiring us to, among other things, indemnify them against liabilities that may arise by reason of their service to us, other than liabilities arising from willful misconduct of a culpable nature, and to advance expenses they incur as a result of any proceeding against them as to which they could be indemnified. See "Management -- Indemnification."

LEASE AGREEMENT

     Our subsidiary, Thomas Energy Services, Inc. leases its facilities in Lafayette, Louisiana from Mr. Thomas, our Vice President. In 1999, we paid Mr. Thomas $76,500, and, as of June 30, 2000, we had paid Mr. Thomas $54,000 under this lease.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table contains information regarding the beneficial ownership of our common stock as of June 30, 2000, by:

     - each director;

     - each named executive officer in the Summary Compensation Table;

     - each person who is known by us to own beneficially 5% or more of our common stock;

     - the selling shareholders; and

     - all directors and executive officers as a group.

     Beneficial ownership is determined in accordance with the rules of the SEC computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock under options held by that person that are currently exercisable or exercisable within 60 days of the date of this prospectus are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of each other person.

     Except as indicated in the footnotes to this table and pursuant to state community property laws, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by that person. Unless otherwise indicated, the address of each shareholder listed below is c/o W-H Energy Services, Inc., 10370 Richmond Avenue, Suite 990, Houston, Texas 77042.


                                                                             PERCENTAGE BENEFICIALLY OWNED(2)
                                                                        ------------------------------------------
                                                          MAXIMUM                                       AFTER
                                                         NUMBER OF                     AFTER           OFFERING
                                                        SHARES TO BE                  OFFERING        (ASSUMING
                                                         SOLD UPON                  (ASSUMING NO     EXERCISE OF
                                           SHARES       EXERCISE OF                 EXERCISE OF     OVER-ALLOTMENT
                                        BENEFICIALLY   OVER-ALLOTMENT    BEFORE    OVER-ALLOTMENT     OPTION IN
PRINCIPAL AND SELLING SHAREHOLDERS         OWNED         OPTION(1)      OFFERING      OPTION)           FULL)
W-H Investment, L.P.(3)...............   4,253,906         423,386        33.5%         18.8%           16.9%
  c/o The Jordan Company
  767 Fifth Avenue
  New York, New York 10153
W-H Investment II, G.P.(4)............   4,253,906         423,386        33.5          18.8             16.9
  c/o The Jordan Company
  767 Fifth Avenue
  New York, New York 10153
DLJ Merchant Banking Partners II, L.P.
  and affiliated investment
  funds(5)............................   2,974,436         538,132        24.7          13.5             11.0
  c/o DLJ Merchant Banking Partners
  II, L.P.
  277 Park Avenue
  New York, New York 10172
Cudd & Co.............................     220,407          26,584         1.8        1.0               *
Witham Management Corporation.........     143,418          17,298         1.2         *                *
North Atlantic Smaller Companies Trust
  PLC(6)..............................     533,214          64,312         4.4           2.4              2.1
RBSI Custody Bank Limited(6)..........      57,222           6,902        *            *                *

                                                                             PERCENTAGE BENEFICIALLY OWNED(2)
                                                                        ------------------------------------------
                                                          MAXIMUM                                       AFTER
                                                         NUMBER OF                     AFTER           OFFERING
                                                        SHARES TO BE                  OFFERING        (ASSUMING
                                                         SOLD UPON                  (ASSUMING NO     EXERCISE OF
                                           SHARES       EXERCISE OF                 EXERCISE OF     OVER-ALLOTMENT
                                        BENEFICIALLY   OVER-ALLOTMENT    BEFORE    OVER-ALLOTMENT     OPTION IN
DIRECTORS AND OFFICERS                     OWNED         OPTION(1)      OFFERING      OPTION)           FULL)
Kenneth T. White, Jr.(7)..............   1,187,918              --         9.2           5.2              5.2
Jeffrey L. Tepera(8)..................      16,500              --        *            *                *
William J. Thomas III(9)..............     222,750              --         1.8           1.0           1.0
John W. Jordan II(10).................          --              --          --            --               --
David W. Zalaznick(10)................          --              --          --            --               --
Jonathan F. Boucher(10)...............          --              --          --            --               --
J. Jack Watson(10)....................          --              --          --            --               --
Christopher Mills(11).................      49,500                        *            *                *
Robert H. Whilden, Jr.(12)............      65,043              --        *            *                *
Milton L. Scott.......................          --              --          --            --               --
All directors and officers as a group
  (10 persons)(10)(11)................   1,541,711              --        11.7           6.7              6.7


---------------

  *  Represents less than 1% of the outstanding common stock.

 (1) If the over-allotment option is exercised in full, then the selling shareholders will sell the number of shares of common stock indicated. If the over-allotment option is exercised in part, then the number of shares to be sold by each selling shareholder will be allocated pro rata, based upon the maximum number of shares to be sold by each selling shareholder upon exercise of the over-allotment option.


 (2) The percentage of shares beneficially owned before this offering is based on total outstanding shares of 12,059,336. The percentage of shares beneficially owned after this offering assuming no exercise of the over-allotment option and assuming exercise in full of the over-allotment option is based on total outstanding shares of 22,059,336.


 (3) Includes 623,906 shares of our common stock issuable upon the exercise of warrants exercisable within 60 days. W-H Investment, L.P. is a limited partnership, for which W-H Investment GP, L.L.C. acts as the general partner and exercises the voting and investment control over our common stock and warrants. The members of W-H Investment GP, L.L.C. include certain affiliates of The Jordan Company, including the John W. Jordan II, Revocable Trust, David W. Zalaznick and Jonathan F. Boucher. The limited partners of this partnership include the John W. Jordan II, Revocable Trust, David W. Zalaznick, Jonathan F. Boucher, Leucadia Investors, Inc., Adam E. Max, John R. Lowden, A. Richard Caputo, Douglas Zych, Paul Rodzevik, the James E. Jordan, Jr. Profit Sharing Plan & Trust, Jack J. Watson and JZ Equity Partners PLC.

 (4) Includes 623,906 shares of our common stock issuable upon the exercise of warrants exercisable within 60 days. W-H Investment II, G.P. is a general partnership, for which W-H Investment GP, L.L.C. acts as the managing general partner and exercises the voting and investment control over our common stock and warrants. The members of W-H Investment GP, L.L.C. include certain affiliates of The Jordan Company, including the John W. Jordan II, Revocable Trust, David W. Zalaznick and Jonathan F. Boucher. The other partners of W-H Investment II, G.P. include J. Jack Watson and JZ Equity Partners PLC.

 (5) The entities affiliated with DLJ Merchant Banking Partners II, L.P. include DLJ Merchant Banking II-A, L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P., DLJ Diversified Partners-A, L.P., DLJMB Funding II, Inc., DLJ Millennium Partners, L.P., DLJ Millennium Partners-A, L.P., DLJ EAB Partners, L.P., UK Investment Plan 1997 Partners, DLJ ESC II L.P. and DLJ First ESC L.P.

 (6) Our director, Mr. Mills, is an affiliate of North Atlantic Smaller Companies Trust PLC and RBSI Custody Bank Limited. The beneficial owners of the shares held by RBSI Custody Bank Limited are

     Seaway Capital, Limited and Sannafi Limited. Mr. Mills disclaims any beneficial ownership of the securities held by North Atlantic Smaller Companies Trust PLC and RBSI Custody Bank Limited.

 (7) Includes 311,438 shares of our common stock issuable upon the exercise of warrants exercisable within 60 days and 480,480 shares of our common stock issuable upon the exercise of options exercisable within 60 days.

 (8) Includes 16,500 shares of our common stock issuable upon the exercise of options exercisable within 60 days.

 (9) Includes 148,500 shares of our common stock issuable upon the exercise of warrants exercisable within 60 days and 8,250 shares of our common stock issuable upon exercise of options exercisable within 60 days.

(10) Excludes 3,630,000 shares and warrants to purchase 623,906 shares held by W-H Investment, L.P., in which the John W. Jordan II, Revocable Trust and Messrs. Zalaznick, Boucher and Watson are limited partners and of which W-H Investment GP, L.L.C., in which Messrs. Jordan, Zalaznick and Boucher are members, serves as general partner. Each of Mr. Jordan, Mr. Zalaznick, Mr. Boucher and Mr. Watson disclaims beneficial ownership of the securities held by W-H Investment, L.P. Also excludes 3,630,000 shares and warrants to purchase 623,906 shares held by W-H Investment II, G.P. W-H Investment GP, L.L.P., in which Messrs. Jordan, Zalaznick and Boucher are members, serves as managing general partner of W-H Investment II, G.P. Mr. Watson is also a partner in W-H Investment II, G.P. Each of Mr. Jordan, Mr. Zalaznick, Mr. Boucher, and Mr. Watson disclaims any beneficial ownership of the securities held by W-H Investment II, G.P.

(11) Includes 49,500 shares of our common stock issuable upon the exercise of warrants exercisable within 60 days. Excludes 533,214 shares owned by North Atlantic Smaller Companies Trust of which Mr. Mills is an affiliate and 57,222 shares owned by RBSI Custody Bank Limited of which Mr. Mills is an affiliate. Mr. Mills disclaims any beneficial ownership of the securities held by North Atlantic Smaller Companies Trust PLC and RBSI Custody Bank Limited.

(12) Includes 49,500 shares of our common stock issuable upon the exercise of warrants exercisable within 60 days.

     The table above excludes David N. Eliff, who served as our Vice President, Secretary and Chief Financial Officer until his resignation in March 2000. As of June 30, 2000, Mr. Eliff owned 95,700 shares of our common stock and warrants to purchase 115,500 shares of our common stock.

SHAREHOLDERS AGREEMENT


     We and the beneficial holders of approximately 55.4%, upon completion of this offering, of the outstanding shares of our common stock are parties to a shareholders agreement. The shareholder parties to this agreement include W-H Investment, L.P., W-H Investment II, G.P., DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds, Kenneth T. White, Jr., Witham Management Corp. and Bank of Scotland Nominees Ltd. (for the account of North Atlantic Smaller Companies Trust PLC). The shareholders agreement gives the holders of shares of our common stock rights to request registration of their securities and to participate in any registration by us of any of our equity securities for sale to the public pursuant to the Securities Act, other than in connection with mergers, acquisitions, exchange offers, dividend reinvestment plans or stock option or other employee benefit plans. We are required to pay all registration expenses if these registration rights are exercised, other than underwriting discounts and selling commissions. The holders of shares of our common stock that are a party to the shareholders agreement have waived their registration rights for a period of 180 days following the date of this prospectus.

                          DESCRIPTION OF CAPITAL STOCK


     Our authorized capital stock consists of 100,000,000 shares of common stock, $.0001 par value per share, and 10,000,000 shares of preferred stock, $.01 par value per share. Upon completion of this offering, 22,059,336 shares of our common stock will be issued and outstanding and no shares of preferred stock will be issued and outstanding.


     Prior to this offering, there has been no public market for our common stock. Although our common stock has been approved for listing on the Nasdaq National Market, we cannot assure you that a market for our common stock will develop or, if one develops, that it will be sustained.

COMMON STOCK

     The rights of the holders of our common stock are identical in all respects. All of the issued and outstanding shares of our common stock are validly issued, fully paid and nonassessable.

     The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of common shareholders. The shares of common stock do not have cumulative voting rights. Shares of common stock have no preemptive rights, conversion rights, redemption rights or sinking fund provisions. Except as otherwise required by Texas law, the holders of a majority of the shares of common stock may approve any matter submitted to a vote of our shareholders, including the election of directors. Our common stock is not subject to redemption by us. All shares of common stock issued in this offering will be validly issued, fully paid and nonassessable.

     Subject to the rights of the holders of any class of our capital stock having preference or priority over our common stock, the holders of common stock are entitled to dividends in such amounts as may be declared by our board of directors from time to time out of funds legally available for such payments and, in the event of liquidation, to share ratably in any of our assets remaining after payment in full of all creditors and provision for any liquidation preferences on any outstanding preferred stock ranking prior to our common stock.

PREFERRED STOCK

     Our board of directors, in its sole discretion, may designate and issue one or more series of preferred stock from the authorized and unissued shares of preferred stock. Subject to limitations imposed by law or our restated articles of incorporation, our board of directors is empowered to determine the designation of and the number of shares constituting a series of preferred stock. In addition, our board of directors may designate the dividend rate, the terms and conditions of any voting and conversion rights, the amounts payable upon redemption or upon liquidation, dissolution or winding-up of us, the provisions of any sinking fund for the redemption or purchase of shares, and the preferences and relative rights among the series of preferred stock. Such rights, preferences, privileges and limitations could adversely affect the rights of holders of common stock.

PROVISIONS OF OUR RESTATED ARTICLES OF INCORPORATION AND AMENDED AND RESTATED BYLAWS

     Limitations on Shareholder Actions. Advance notice of at least 60 days but not more than 90 days is required for shareholders to nominate directors or to submit proposals for consideration at meetings of shareholders.

TEXAS ANTI-TAKEOVER LAW

     Upon completion of this offering, we will be subject to Part Thirteen of the Texas Business Corporation Act (TBCA). Generally, Part Thirteen of the TBCA prohibits a publicly held Texas corporation from engaging in any "business combination" with any "affiliated shareholder" for a period of three years after the date that the person became an affiliated shareholder, unless:

     - prior to the date of the business combination, the transaction is approved by the board of directors; or

     - no earlier than six months after such date, the business combination is approved by the affirmative vote of at least two-thirds of the unaffiliated shareholders at a shareholders' meeting.

A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the shareholder. An affiliated shareholder is a person who, together with affiliates and associates, owns (or within three years, did own) 20% or more of the voting stock of a corporation.

     These and certain other provisions of the TBCA may deter an unsolicited merger or other efforts to obtain control of our company that are not approved by our board of directors. Therefore, the TBCA may deprive our shareholders of opportunities to sell their shares at a premium over prevailing market prices in connection with a takeover attempt.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Computershare Trust Company, Inc., formerly American Securities Transfer & Trust, Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock. The sale, or availability for sale, of substantial amounts of common stock in the public market subsequent to this offering could adversely affect the prevailing market price of the shares of common stock and could impair our ability to raise additional capital through the sale of equity securities.


     Upon completion of this offering, we will have 22,059,336 shares of common stock outstanding. Of these shares, the 10,000,000 shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below. Our remaining 12,059,336 shares of common stock are restricted shares under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act.



     Our executive officers, directors and certain shareholders, including the selling shareholders, have agreed pursuant to "lock-up" agreements that, with limited exceptions, they will not sell any shares of our common stock for a period of 180 days from the date of this prospectus without the prior written consent of Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated. However, under the staggered lock-up provisions described under "Underwriting," the shares of common stock subject to the lock-up agreements may be released for resale after 90 days and/or 135 days upon the occurrence of certain events.


     As a result of these "lock-up" agreements and the rules under the Securities Act, the restricted shares will be available for sale in the public market, subject in most cases to volume and other restrictions, as follows:


             DAYS AFTER                NUMBER OF SHARES
         THE EFFECTIVE DATE            ELIGIBLE FOR SALE                  COMMENT
Upon effectiveness...................        257,532       Shares not locked up and eligible for
                                                           sale under Rule 144
90 days..............................             --       Shares not locked up and eligible for
                                                           sale under Rules 144 and 701
180 days.............................     11,801,804       Lock-up released; shares eligible for
                                                           sale under Rules 144 and 701

     Of the shares set forth in the above table as eligible for resale after 180 days, 2,950,451 shares will be eligible for resale after 90 days and an additional 2,950,451 shares will be eligible for resale after 135 days in the event that shareholders subject to lock-up agreements are released from their lock-up restrictions under the staggered lock-up provisions described under "Underwriting."


     Upon expiration of the lock-up period, or to the extent restricted shares are not subject to the lock-up restrictions, the restricted shares will become available for sale in the public market, subject to Rule 144 and Rule 701 of the Securities Act.

RULE 144

     In general, under Rule 144 of the Securities Act as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated, such as an affiliate) who has beneficially owned restricted shares for at least one year, is entitled to sell, within any three-month period, a number of shares of common stock that does not exceed the greater of:


     - 1% of the then-outstanding shares of common stock, which will equal approximately 220,593 shares after giving effect to this offering; or


     - the average weekly trading volume of our common stock during the four calendar weeks preceding such sale.

     Sales under Rule 144 are subject to restrictions relating to manner of sale, notice and the availability of current public information about us.

RULE 144(K)

     In addition, under Rule 144(k) of the Securities Act, a person who is not our affiliate at any time within the 90 days preceding a sale, and who has beneficially owned shares for at least two years, is entitled to sell such shares immediately following this offering without having to comply with volume limitations, manner of sale provisions, notice or other requirements of Rule 144.

RULE 701

     In general, under Rule 701, our employees, directors, officers, consultants and advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering are entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period and notice filing requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice filing provisions of Rule 144.

     Following the consummation of this offering, we intend to register on a registration statement on Form S-8, a total of 3,375,900 shares of common stock issued under our stock option plans. All of these shares issued upon the exercise of these options will be freely tradeable without restrictions or the need to be registered under the Securities Act, by persons other than our affiliates. Our affiliates will be able to sell these shares under Rule 144 after compliance with any lock-up agreement to which they would be subject.

                                  UNDERWRITING


     Subject to the terms and conditions of an underwriting agreement dated
                 , 2000, the underwriters named below, who are represented by Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, UBS Warburg LLC, Simmons & Company International and DLJdirect Inc., have severally agreed to purchase an aggregate of 10,000,000 shares of our common stock from us. The number of shares of our common stock that each underwriter has agreed to purchase is set forth opposite its name below.



                                                               NUMBER OF
UNDERWRITERS                                                     SHARES
Credit Suisse First Boston Corporation......................
Morgan Stanley & Co. Incorporated...........................
Donaldson, Lufkin & Jenrette Securities Corporation.........
UBS Warburg LLC.............................................
Simmons & Company International.............................
DLJdirect Inc. .............................................
                                                               ----------
          Total.............................................   10,000,000
                                                               ==========


     The underwriting agreement provides that the obligations of the underwriters to purchase and accept delivery of the shares of our common stock included in this offering are subject to approval by their counsel of certain legal matters and to certain other conditions precedent that must be satisfied by us. The underwriters are obligated to purchase and accept delivery of all the shares of our common stock (other than those covered by the over-allotment option described below) if they purchase any of the shares of our common stock.

     The underwriters initially propose to offer some of the shares of our common stock directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares of our common stock to certain dealers (including the underwriters) at the public offering price less a
concession not in excess of $     per share. The underwriters may allow, and
these dealers may re-allow, a concession not in excess of $     per share on
sales to certain other dealers. After the initial offering of our common stock to the public, the representatives may change the public offering price and other selling terms at any time without notice. The underwriters will not confirm sales to any accounts over which they exercise discretionary authority without the prior specific written approval of the customer.


     The selling shareholders have granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase, from time to time, in whole or in part, up to 1,500,000 additional shares of our common stock at the public offering price less underwriting fees. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise this option, each underwriter will become obligated, subject to certain conditions, to purchase a number of additional shares of our common stock approximately proportionate to its initial purchase commitment. The selling shareholders will receive the net proceeds of any sale of shares of common stock to the underwriters upon the exercise of their right to purchase additional shares under the over-allotment option.


     The following table shows the underwriting fees we and the selling shareholders will pay to the underwriters in connection with this offering. The amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock.

                                                 FEE PER     WITHOUT EXERCISE OF      FULL EXERCISE OF
                                                  SHARE     OVER-ALLOTMENT OPTION   OVER-ALLOTMENT OPTION
                                                 --------   ---------------------   ---------------------
Fees paid by us................................  $                $                       $
Fees paid by selling shareholders..............

     The estimated maximum underwriting discount is expected to be approximately 7% of the public offering price.

     We estimate our expenses relating to this offering to be $3.25 million, which includes $1.75 million we are required to pay to TJC Management under the transaction advisory agreement. Please read "Relationships and Related Transactions." We and the selling shareholders will pay to the underwriters underwriting fees in an amount equal to the public offering price per share of common stock less the amount the underwriters pay to us for each share of common stock.

     An electronic prospectus is available on the Internet site maintained by DLJdirect Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation. Other than the prospectus in electronic format, the information on the Internet site relating to this offering is not a part of this prospectus.

     We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make with respect to these liabilities.


     For a period ending 180 days from the date of this prospectus, we and our executive officers, directors and certain of our shareholders, including the selling shareholders, have agreed not to, without the prior written consent of Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated:


     - offer, pledge, sell, contract to sell or sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

     - enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of our common stock, whether any such transaction described above is to be settled by delivery of our common stock or other securities, in cash, or otherwise.

     The shares of common stock subject to the lock-up restrictions described above will be released from these restrictions as follows:

     - 25% of these shares will be released if the reported last sale price of the common stock on the Nasdaq National Market is at least twice the initial public offering price for 20 of the 30 consecutive trading days ending on the last trading day of the 90-day period after the date of this prospectus. These shares will be released on the later to occur of the 90-day period after the date of this prospectus and the second trading day after the first public release of our quarterly results; and

     - an additional 25% of the shares of common stock will be released from these restrictions if the reported last sale price of the common stock on the Nasdaq National Market is at least twice the initial public offering price for 20 of the 30 consecutive trading days ending on the last trading day of the 135-day period after the date of this prospectus.


     In addition, during this 180-day period, we have also agreed not to file any registration statement (other than a registration statement to register shares issued upon exercise of options issued under our stock option plans) for the registration of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock without the prior written consent of Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated. Likewise, during this 180-day period, our executive officers, directors and certain of our shareholders, including the selling shareholders, who have demand registration rights under our shareholders agreement may not make any demand for, or exercise any right for, registration of any shares of our common stock under the terms of that agreement.



     Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated currently have no plans to release any portion of the securities subject to lock-up agreements. When determining whether or not to release any portion of the securities subject to lock-up agreements, Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated will consider, among other factors, the shareholder's reasons for requesting the release, the number of shares for which the release is being requested and the market conditions at the time.


     At our request, the underwriters have reserved up to 5% of the shares offered by this prospectus for sale at the initial public offering price to our employees, officers and directors and other parties associated with us. These persons must commit to purchase after the registration statement has become effective but before the open of business on the following business day. The number of shares available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares not purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

     Our common stock has been approved for listing on the Nasdaq National Market under the symbol "WHES."

     Other than in the United States, no action has been taken by us, the selling shareholders or the underwriters that would permit a public offering of the shares of our common stock included in this offering in any jurisdiction where action for that purpose is required. The shares of our common stock included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any shares of our common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of our common stock and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of our common stock included in this offering in any jurisdiction where that would not be permitted or legal.


     In connection with this offering, certain underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may create a syndicate short position by making short sales of our common stock and may purchase shares of our common stock on the open market to cover syndicate short positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Short sales can be either "covered" or "naked." "Covered" short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering. "Naked" short sales are sales in excess of the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. The underwriters must close out any naked short position by purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. The underwriting syndicate may reclaim selling concessions if the syndicate repurchases previously distributed shares in syndicate covering transactions, in stabilization transactions or in some other way or if Morgan Stanley & Co. Incorporated receives a report that indicates clients of such syndicate members have "flipped" the shares. These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time.


     Prior to this offering, there has been no established market for our common stock. The initial public offering price for the shares of our common stock offered by this prospectus will be determined by negotiation between us and the representatives of the underwriters. The factors to be considered in determining the initial public offering price include:

     - the history of and the prospects for the industry in which we compete;

     - our past and present operations;

     - our historical results of operations;

     - our prospects for future operational results;

     - the recent market prices of securities of generally comparable companies; and

     - general conditions of the securities market at the time of this offering.


     Donaldson, Lufkin & Jenrette Securities Corporation has in the past provided, and may in the future from time to time provide, investment banking and general financing and banking services to us and our affiliates for which they have in the past received, and may in the future receive, customary fees and reimbursement of expenses. DLJ Capital Funding, Inc. acted as arranger and syndication agent under our existing credit facility and received customary fees and reimbursements in connection therewith. In addition, DLJ Capital Funding, Inc. will receive customary fees for acting as arranger of and providing a commitment for our new credit facility. DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds, all of which are affiliated with Donaldson, Lufkin & Jenrette Securities Corporation, own warrants to purchase shares of our common stock. We will issue common stock to these entities in respect of these warrants in connection with this offering. DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds also hold approximately $35 million in principal amount of our 13% senior subordinated notes and $2.275 million of the related payment-in-kind notes issued in March 2000, and will hold an additional $2.4 million in principal amount of payment-in-kind notes to be issued in October 2000. A portion of the net proceeds of this offering along with borrowings under our new credit facility will be used in part to redeem these notes and in part to repay the indebtedness outstanding under our existing credit facility. For more information about our relationships with these parties, please read "Principal and Selling Shareholders" and "Relationships and Related Transactions."


     Because DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds are deemed to beneficially own more than 10% of our outstanding common stock, this offering is being made in compliance with Rule 2720(c) of the Conduct Rules of the National Association of Securities Dealers, Inc. In addition, this offering will comply with the venture capital restrictions set forth in Rule 2710(c)(7)(C) of the NASD Conduct Rules since DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds will be selling shareholders upon any exercise of the over-allotment option. Both of these rules require that the initial public offering price be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, Morgan Stanley & Co. Incorporated will act as the qualified independent underwriter in connection with this offering and assume the customary responsibilities of acting as a qualified independent underwriter in pricing and conducting due diligence for this offering.


     The decision of Donaldson, Lufkin & Jenrette Securities Corporation to participate in this offering was made independent of DLJ Capital Funding, Inc. and DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds, which entities had no involvement in determining whether or when to participate in this offering or in determining the terms of this offering. Donaldson, Lufkin & Jenrette Securities Corporation will not receive any payment from us in connection with this offering other than its portion of the underwriting fees and related expenses.

                          NOTICE TO CANADIAN RESIDENTS



RESALE RESTRICTIONS



     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling shareholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.



REPRESENTATIONS OF PURCHASERS



     By purchasing common stock in Canada and accepting a purchase confirmation, a purchaser is representing to us, the selling shareholders and the dealer from whom the purchase confirmation is received that:



     - the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws;



     - where required by law, the purchaser is purchasing as principal and not as agent; and



     - the purchaser has reviewed the text above under "-- Resale Restrictions."



RIGHTS OF ACTION (ONTARIO PURCHASERS)



     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the United States federal securities laws.



ENFORCEMENT OF LEGAL RIGHTS



     All of the issuer's directors and officers as well as the experts named herein and the selling shareholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.



NOTICE TO BRITISH COLUMBIA RESIDENTS



     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser in this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for common stock acquired on the same date and under the same prospectus exemption.



TAXATION AND ELIGIBILITY FOR INVESTMENT



     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.


                                 LEGAL MATTERS

     The validity of our common stock offered in this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Some legal matters in connection with the sale of our common stock offered in this prospectus will be passed upon for the underwriters by Andrews & Kurth L.L.P., Houston, Texas. Robert H. Whilden, Jr., a former partner of Vinson & Elkins L.L.P., is one of our directors. Please read "Principal and Selling Shareholders" for a description of common stock and warrants to purchase common stock held by Mr. Whilden.

                                    EXPERTS

     The financial statements included in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act relating to our common stock being sold in this offering. This prospectus is a part of that registration statement. This prospectus does not contain all of the information included in the registration statement and the exhibits and schedules to the registration statement because some parts have been omitted in accordance with the rules and regulations of the commission. For further information about us and our common stock being sold in this offering, you should refer to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus regarding the contents of any agreement, contract or other document filed as an exhibit to the registration statement are summaries of the material provisions of the documents; reference is made in each instance to the copy of the agreement, contract or other document filed as an exhibit to the registration statement. Each statement is qualified by reference to the exhibit. The registration statement, including related exhibits and schedules, may be inspected without charge at the commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained after payment of fees prescribed by the commission from:

     - the commission's public reference room at the commission's principal office, 450 Fifth Street, N.W., Washington D.C. 20549; or

     - the commission's regional offices in:

      -- New York, located at 7 World Trade Center, Suite 1300, New York, New
         York 10048 or

      -- Chicago, located at 500 West Madison Street, Suite 1400, Chicago,
         Illinois 60661.

     You may obtain information regarding the operation of the public reference room by calling the commission at 1-800-SEC-0330. The commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the commission. The address of the site is www.sec.gov.

     We intend to furnish holders of our common stock with annual reports containing audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. We intend to furnish other reports as we may determine or as may be required by law.

                           W-H ENERGY SERVICES, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



PRO FORMA:
Unaudited Pro Forma Financial Information...................    F-2
Unaudited Pro Forma Condensed Consolidated Statement of
  Operations................................................    F-3
Unaudited As Adjusted Condensed Consolidated Statement of
  Operations................................................    F-4

HISTORICAL:
I. W-H ENERGY SERVICES, INC.
Report of Independent Public Accountants....................    F-5
Consolidated Balance Sheets.................................    F-6
Consolidated Statements of Operations and Comprehensive
  Loss......................................................    F-7
Consolidated Statements of Shareholders' Equity (Deficit)...    F-8
Consolidated Statements of Cash Flows.......................    F-9
Notes to Consolidated Financial Statements..................   F-10

II. GRINDING AND SIZING COMPANY, INC. AND AFFILIATES

Report of Independent Public Accountants....................   F-29
Combined Statements of Operations...........................   F-30
Combined Statements of Shareholders' Equity.................   F-31
Combined Statements of Cash Flows...........................   F-32
Notes to Combined Financial Statements......................   F-33

III. AGRI-EMPRESA INC. AND AFFILIATES

Report of Independent Public Accountants....................   F-36
Combined Statements of Operations...........................   F-37
Combined Statements of Shareholders' Equity.................   F-38
Combined Statements of Cash Flows...........................   F-39
Notes to Combined Financial Statements......................   F-40

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION


     The following unaudited pro forma consolidated condensed financial information is derived from the historical financial statements of W-H Energy Services, Inc. included elsewhere in this prospectus. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1999 gives effect to the acquisition of the PathFinder business located in the United States and the North Sea and related financing as if they occurred on January 1, 1999 and the offering and borrowings under the new credit facility described in this prospectus. The unaudited as adjusted condensed consolidated statement of operations for the six months ended June 30, 2000 gives effect to the offering and borrowings under the new credit facility described in this prospectus.


     The unaudited pro forma financial information does not purport to represent what W-H Energy Services, Inc.'s results of operations actually would have been had these events occurred at January 1, 1999 nor are they intended to project W-H Energy Services, Inc.'s results of operations for any future period or date. The unaudited pro forma consolidated financial information should be read in conjunction with the historical financial statements appearing elsewhere in this prospectus.

                           W-H ENERGY SERVICES, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                             HISTORICAL
                                  --------------------------------
                                                     PATHFINDER
                                                   (PREACQUISITION
                                                     PERIOD FROM
                                                   JANUARY 1, 1999
                                    W-H ENERGY           TO           PRO FORMA                   OFFERING
                                  SERVICES, INC.   MARCH 29, 1999)   ADJUSTMENTS    PRO FORMA    ADJUSTMENTS     AS ADJUSTED
Revenues........................   $   127,641         $ 9,501         $   --      $   137,142   $        --     $   137,142
Costs and Expenses:
  Cost of revenues..............        68,399           5,758             --           74,157            --          74,157
  Selling, general and
    administrative..............        36,118           3,243             --           39,361            --          39,361
  Depreciation and
    amortization................        15,521           2,876         (2,046)(1)       16,351            --          16,351
                                   -----------         -------         ------      -----------   -----------     -----------
        Total costs and
          expenses..............       120,038          11,877         (2,046)         129,869            --         129,869
                                   -----------         -------         ------      -----------   -----------     -----------
Income (loss) from operations...         7,603          (2,376)         2,046            7,273            --           7,273
Other expense:
  Interest expense..............        21,989              --          2,436(2)        24,425       (19,434)(3)       4,991
  Other expense, net............           595              --             --              595            --             595
                                   -----------         -------         ------      -----------   -----------     -----------
Income (loss) before income
  taxes.........................       (14,981)         (2,376)          (390)         (17,747)       19,434           1,687
Provision for income taxes......           239              --             --              239            --             239(4)
                                   -----------         -------         ------      -----------   -----------     -----------
Net income (loss)...............   $   (15,220)        $(2,376)        $ (390)     $   (17,986)  $    19,434     $     1,448(5)(6)
                                   ===========         =======         ======      ===========   ===========     ===========
Net income (loss) per share
  Basic.........................   $     (1.34)                                    $     (1.49)                  $      0.07
                                   ===========                                     ===========                   ===========
  Diluted.......................   $     (1.34)                                    $     (1.49)                  $      0.06
                                   ===========                                     ===========                   ===========
Shares used in computing net
  income (loss) per share
  Basic.........................    11,338,513                                      12,049,436                    22,049,436
                                   ===========                                     ===========                   ===========
  Diluted.......................    11,338,513                                      12,049,436                    25,751,829
                                   ===========                                     ===========                   ===========


------------------------------

(1) To adjust depreciation expense to reflect the new basis in property and equipment as a result of the PathFinder acquisition purchase price allocation.

(2) To record interest expense at an effective interest rate of 24% for amounts borrowed related to the 13% senior subordinated notes used to finance the PathFinder acquisition and amortization of deferred financing costs. The effective interest rate of 24% is based on the 13% stated interest rate adjusted for amortization of the $11.2 million original issue discount associated with the sale of the 13% senior subordinated notes.


(3) Reflects interest expense, including amortization of deferred financing costs, on borrowings of $48.6 million under the new credit facility necessary to repay in full the outstanding balance under our existing credit facility. This is net of savings of $19.4 million of interest expense, including amortization of deferred financing costs and the original issue discount, on $208.1 million of historical debt to be repaid with proceeds from the offering and borrowings under the new credit facility.

(4) No adjustment is reflected in the provision for income taxes due to the net valuation allowance on the deferred tax assets.

(5) Does not include the write-off for $14.1 million in deferred financing costs and unamortized discount associated with the debt to be retired with the proceeds from the offering. The write-off will be recorded in W-H's historical statement of operations in the period the debt is repaid.

(6) Does not include a charge of $250,000 related to the termination of the consulting agreement with TJC Management in connection with this offering. W-H expensed $600,000 for the year ended December 31, 1999 related to this agreement. The charge will be recorded in W-H's historical statement of operations in the period the fee is paid.

                           W-H ENERGY SERVICES, INC.

      UNAUDITED AS ADJUSTED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                                HISTORICAL
                                                              --------------
                                                                W-H ENERGY      OFFERING
                                                              SERVICES, INC.   ADJUSTMENTS      AS ADJUSTED
Revenues....................................................   $    99,410     $        --      $    99,410
Costs and expenses:
  Cost of revenues..........................................        54,680              --           54,680
  Selling, general and administrative.......................        23,054              --           23,054
  Depreciation and amortization.............................         9,055              --            9,055
                                                               -----------     -----------      -----------
        Total costs and expenses............................        86,789              --           86,789
                                                               -----------     -----------      -----------
Income from operations......................................        12,621              --           12,621
Other expense:
  Interest expense..........................................        13,500         (10,536)(1)        2,964
  Other expense, net........................................           177              --              177
                                                               -----------     -----------      -----------
Income (loss) before income taxes...........................        (1,056)         10,536            9,480
Provision for income taxes..................................           374              --              374(2)
                                                               -----------     -----------      -----------
Net income (loss)...........................................   $    (1,430)    $    10,536      $     9,106(3)(4)
                                                               ===========     ===========      ===========
Net income (loss) per share
  Basic.....................................................   $     (0.12)                     $      0.41
                                                               ===========                      ===========
  Diluted...................................................   $     (0.12)                     $      0.35
                                                               ===========                      ===========
Shares used in computing net income (loss) per share
  Basic.....................................................    12,057,640                       22,059,336
                                                               ===========                      ===========
  Diluted...................................................    12,057,640                       25,799,288
                                                               ===========                      ===========


------------------------------


(1) Reflects interest expense, including amortization of deferred financing costs, on borrowings of $58.8 million under the new credit facility necessary to repay in full the outstanding balance under our existing credit facility. This is net of savings of $10.5 million of interest expense, including amortization of deferred financing costs and the original issue discount, on $218.3 million of historical debt to be repaid with proceeds from the offering and borrowings under the new credit facility.


(2) No adjustment is reflected in the provision for income taxes due to the net valuation allowance on the deferred tax assets.

(3) Does not include the write-off for $14.1 million in deferred financing costs and unamortized discount associated with the debt to be retired with the proceeds from the offering. The write-off will be recorded in W-H's historical statement of operations in the period the debt is repaid.

(4) Does not include a charge of $250,000 related to the termination of the consulting agreement with TJC Management in connection with this offering. W-H expensed $300,000 for six months ended June 30, 2000 related to this agreement. The charge will be recorded in W-H's historical statement of operations in the period the fee is paid.

After the stock dividend discussed in Note 9 to W-H Energy Services Inc.'s Financial Statements is effected, we expect to be in a position to render the following report.

ARTHUR ANDERSEN LLP

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
W-H Energy Services, Inc.:

     We have audited the accompanying consolidated balance sheets of W-H Energy Services, Inc. (a Texas corporation), and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations and comprehensive loss, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of W-H Energy Services, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

Houston, Texas
April 12, 2000 (except with respect
  to the matter discussed in the first
  paragraph of Note 9, as to which the
  date is May 8, 2000)

                           W-H ENERGY SERVICES, INC.

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                     ASSETS


                                                                 DECEMBER 31,
                                                              -------------------     JUNE 30,
                                                                1998       1999         2000
                                                                                    (UNAUDITED)
Current Assets:
  Cash and cash equivalents.................................  $  1,466   $  2,490     $  3,665
  Accounts receivable, net of allowance of $1,721, $2,897
     and $2,897, respectively...............................    21,835     40,439       46,101
  Income tax receivable.....................................       253         75            5
  Deferred income taxes.....................................       343      1,907        2,744
  Inventories...............................................     7,837     13,694       15,085
  Prepaid expenses and other................................       495        614        1,274
                                                              --------   --------     --------
          Total current assets..............................    32,229     59,219       68,874
Property and Equipment, net.................................    50,843     83,235       87,813
Goodwill and Other Intangibles, net.........................    45,579     43,751       42,764
Other Assets, net...........................................     3,948      5,399        7,039
                                                              --------   --------     --------
          Total assets......................................  $132,599   $191,604     $206,490
                                                              ========   ========     ========

                         LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
  Current maturities of long-term debt......................  $  3,250   $  4,900     $  4,900
  Accounts payable..........................................     4,487     14,772       14,642
  Accrued liabilities.......................................     5,127     11,125       15,823
                                                              --------   --------     --------
          Total current liabilities.........................    12,864     30,797       35,365
Long-term Debt, net of current maturities...................   124,438    142,437      148,816
Long-term Debt, related parties.............................    25,762     51,485       56,486
Deferred Income Taxes.......................................       926      2,347        3,378
Commitments and Contingencies
Shareholders' Equity (Deficit):
  Common stock, $0.01 par value, 100,000,000 shares
     authorized, 9,075,000, 9,075,000 and 9,084,900 shares
     issued and outstanding, respectively...................     9,075         91           91
  Preferred stock, $0.01 par value, 10,000,000 shares
     authorized, none issued and outstanding................        --         --           --
  Additional paid-in capital................................    (8,525)    11,792       13,378
  Deferred compensation.....................................        --       (141)      (1,397)
  Cumulative translation adjustment.........................        --        (43)        (991)
  Note receivable from shareholder..........................        --         --          (45)
  Retained earnings (deficit)...............................   (31,941)   (47,161)     (48,591)
                                                              --------   --------     --------
          Total shareholders' equity (deficit)..............   (31,391)   (35,462)     (37,555)
                                                              --------   --------     --------
          Total liabilities and shareholders' equity
            (deficit).......................................  $132,599   $191,604     $206,490
                                                              ========   ========     ========


  The accompanying notes are an integral part of these consolidated financial statements.

                           W-H ENERGY SERVICES, INC.

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                        FOR THE SIX MONTHS ENDED
                                  FOR THE YEARS ENDED DECEMBER 31,              JUNE 30,
                               --------------------------------------   -------------------------
                                                1998         1999          1999          2000
                                  1997                                         (UNAUDITED)
Revenues.....................  $    59,833   $   90,293   $   127,641   $    50,913   $    99,410
Costs and Expenses:
  Cost of revenues...........       25,889       43,431        68,399        26,842        54,680
  Selling, general and
     administrative..........       17,279       23,788        36,118        15,748        23,054
  Depreciation and
     amortization............        5,870       10,748        15,521         7,497         9,055
  Recapitalization
     compensation charge.....       13,453           --            --            --            --
                               -----------   ----------   -----------   -----------   -----------
          Total costs and
            expenses.........       62,491       77,967       120,038        50,087        86,789
                               -----------   ----------   -----------   -----------   -----------
Income (Loss) from
  Operations.................       (2,658)      12,326         7,603           826        12,621
Other Expense (Income):
  Interest expense...........        4,733       13,418        21,989         9,686        13,500
  Other expense (income),
     net.....................           (8)         142           595           281           177
                               -----------   ----------   -----------   -----------   -----------
Loss Before Income Taxes.....       (7,383)      (1,234)      (14,981)       (9,141)       (1,056)
Provision (Benefit) for
  Income Taxes...............       (1,714)         152           239            18           374
                               -----------   ----------   -----------   -----------   -----------
Net Loss.....................       (5,669)      (1,386)      (15,220)       (9,159)       (1,430)
Foreign Currency Translation
  Adjustment.................           --           --           (43)          (23)         (948)
                               -----------   ----------   -----------   -----------   -----------
Comprehensive Loss...........  $    (5,669)  $   (1,386)  $   (15,263)  $    (9,182)  $    (2,378)
                               ===========   ==========   ===========   ===========   ===========
Net Loss per Share (basic and
  diluted)...................  $     (0.32)  $    (0.15)  $     (1.34)  $     (0.86)  $     (0.12)
                               ===========   ==========   ===========   ===========   ===========
Number of Shares Used in
  Calculating Net Loss per
  Share (basic and
  diluted)...................   17,447,571    9,075,000    11,338,513    10,611,792    12,057,640
                               ===========   ==========   ===========   ===========   ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                           W-H ENERGY SERVICES, INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                               COMMON STOCK                                                   NOTE
                            ------------------   ADDITIONAL                  CUMULATIVE    RECEIVABLE    RETAINED
                                        PAR       PAID-IN       DEFERRED     TRANSLATION      FROM       EARNINGS
                            SHARES     VALUE      CAPITAL     COMPENSATION   ADJUSTMENT    SHAREHOLDER   (DEFICIT)    TOTAL
Balance, December 31,
  1996....................   22,803   $ 22,803    $(13,399)     $    --         $  --       $     --     $  3,669    $ 13,073
Income Tax Benefit from
  Purchase of Restricted
  Stock...................       --         --         984           --            --             --           --         984
Issuance of Stock Purchase
  Warrants................       --         --         130           --            --             --           --         130
Conversion of Debt to
  Common Stock in
  Connection with
  Recapitalization........      330        330         170           --            --             --           --         500
Proceeds from the Sale of
  Common Stock in
  Connection with
  Recapitalization, net of
  transaction costs of
  $3,334..................    7,260      7,260       1,450           --            --             --           --       8,710
Repurchase of Outstanding
  Common Stock and
  Warrants in Connection
  with Recapitalization...  (21,318)   (21,318)      1,865           --            --             --      (28,555)    (48,008)
Net Loss..................       --         --          --           --            --             --       (5,669)     (5,669)
                            -------   --------    --------      -------         -----       --------     --------    --------
Balance, December 31,
  1997....................    9,075      9,075      (8,800)          --            --             --      (30,555)    (30,280)
Issuance of Stock Purchase
  Warrants................       --         --         275           --            --             --           --         275
Net Loss..................       --         --          --           --            --             --       (1,386)     (1,386)
                            -------   --------    --------      -------         -----       --------     --------    --------
Balance, December 31,
  1998....................    9,075      9,075      (8,525)          --            --             --      (31,941)    (31,391)
Change in Par Value of
  Class A Common Stock....       --     (8,984)      8,984           --            --             --           --          --
Issuance of Stock Purchase
  Warrants................       --         --      11,175           --            --             --           --      11,175
Deferred Compensation.....       --         --         158         (158)           --             --           --          --
Amortization of Deferred
  Compensation............       --         --          --           17            --             --           --          17
Foreign Currency
  Translation
  Adjustment..............       --         --          --           --           (43)            --           --         (43)
Net Loss..................       --         --          --           --            --             --      (15,220)    (15,220)
                            -------   --------    --------      -------         -----       --------     --------    --------
Balance, December 31,
  1999....................    9,075         91      11,792         (141)          (43)            --      (47,161)    (35,462)
Issuance of Common Stock
  (unaudited).............       10         --          --           --            --             --           --          --
Deferred Compensation
  (unaudited).............       --         --       1,458       (1,458)           --             --           --          --
Amortization of Deferred
  Compensation
  (unaudited).............       --         --          --          202            --             --           --         202
Foreign Currency
  Translation Adjustment
  (unaudited).............       --         --          --           --          (948)            --           --        (948)
Issuance of Common Stock
  for Note Receivable
  (unaudited).............       --         --         128           --            --            (45)          --          83
Net Loss (unaudited)......       --         --          --           --            --             --       (1,430)     (1,430)
                            -------   --------    --------      -------         -----       --------     --------    --------
Balance, June 30, 2000
  (unaudited).............    9,085   $     91    $ 13,378      $(1,397)        $(991)      $    (45)    $(48,591)   $(37,555)
                            =======   ========    ========      =======         =====       ========     ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           W-H ENERGY SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                          FOR THE SIX MONTHS
                                                      FOR THE YEARS ENDED DECEMBER 31,      ENDED JUNE 30,
                                                      ---------------------------------   -------------------
                                                        1997        1998        1999        1999       2000
                                                                                              (UNAUDITED)
Cash Flows from Operating Activities:
  Net loss..........................................  $ (5,669)   $ (1,386)   $(15,220)   $ (9,159)  $ (1,430)
  Adjustments to reconcile net loss to cash provided
    by (used in) operating activities --
    Depreciation and amortization...................     5,870      10,748      15,521       7,497      9,055
    Gain on sale of assets..........................      (867)     (1,395)     (3,260)     (1,859)    (3,242)
    Deferred tax provision (benefit)................      (756)         26        (143)       (808)       142
    Noncash stock-based compensation expense........    13,453          --          --          --         83
    Amortization of deferred compensation...........        --          --          17          --        202
    Noncash interest expense........................        --          --       1,898         633      1,226
    Change in operating assets and liabilities,
      excluding effects of acquisitions --
      (Increase) decrease in accounts receivable,
         net........................................    (7,685)        120     (18,604)     (7,417)    (5,662)
      (Increase) decrease in prepaid expenses and
         other......................................       109        (169)       (119)         --       (608)
      (Increase) decrease in inventories............      (167)     (1,197)        727      (6,730)    (1,391)
      (Increase) decrease in income tax
         receivable.................................    (2,588)      1,352         178          --         70
      Increase in other assets, net.................    (2,761)     (1,316)     (1,872)       (529)    (1,661)
      Increase (decrease) in accounts payable and
         accrued liabilities........................     4,533      (5,680)     13,647      12,092      4,568
                                                      --------    --------    --------    --------   --------
         Net cash provided by (used in) operating
           activities...............................     3,472       1,103      (7,230)     (6,280)     1,352
                                                      --------    --------    --------    --------   --------
Cash Flows from Investing Activities:
  Acquisition of businesses, net of cash acquired...   (16,248)    (29,768)    (27,173)    (27,173)        --
  Additions to property and equipment...............   (20,810)    (25,300)    (23,849)    (10,785)   (14,449)
  Proceeds from sale of property and equipment......     2,298       2,779       4,670       1,868      5,066
                                                      --------    --------    --------    --------   --------
         Net cash used in investing activities......   (34,760)    (52,289)    (46,352)    (36,090)    (9,383)
                                                      --------    --------    --------    --------   --------
Cash Flows from Financing Activities:
  Proceeds from the issuance of debt................   102,950      66,750      65,825      45,585     26,775
  Payments on debt..................................   (18,843)    (15,768)    (22,351)    (13,292)   (16,621)
  Proceeds from the issuance of common stock and
    warrants, net of offering costs.................     8,710          --      11,175      11,175         --
  Repurchase of outstanding common stock, stock
    options and warrants............................   (61,461)         --          --          --         --
  Income tax benefit from repurchase of restricted
    stock...........................................       984          --          --          --         --
                                                      --------    --------    --------    --------   --------
         Net cash provided by financing
           activities...............................    32,340      50,982      54,649      43,468     10,154
                                                      --------    --------    --------    --------   --------
Translation Adjustment..............................        --          --         (43)         --       (948)
                                                      --------    --------    --------    --------   --------
Net (Decrease) Increase in Cash and Cash
  Equivalents.......................................     1,052        (204)      1,024       1,098      1,175
Cash and Cash Equivalents, beginning of period......       618       1,670       1,466       1,466      2,490
                                                      --------    --------    --------    --------   --------
Cash and Cash Equivalents, end of period............  $  1,670    $  1,466    $  2,490    $  2,564   $  3,665
                                                      ========    ========    ========    ========   ========
Supplemental Disclosure of Cash Flow Information:
  Interest paid during the period...................  $  3,267    $ 12,843    $ 17,877    $  5,832   $  7,388
                                                      ========    ========    ========    ========   ========
  Income taxes paid during the period...............  $  1,052    $    188    $    681    $    167   $    145
                                                      ========    ========    ========    ========   ========


  The accompanying notes are an integral part of these consolidated financial statements.

                           W-H ENERGY SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (INCLUDING AMOUNTS RELATED TO UNAUDITED INTERIM PERIODS)

1. BUSINESS ORGANIZATION:

  DESCRIPTION OF COMPANY

     W-H Energy Services, Inc. and its subsidiaries (collectively, W-H) is a diversified oilfield service company that provides products and services used primarily for the drilling, completion and production of oil and natural gas wells. W-H has the following three primary lines of business: (i) drilling related products and services, which include logging-while-drilling, measurement-while-drilling, rental tools (including drill pipe), downhole drilling motors and drilling fluids; (ii) completion and workover related products and services, which include cased-hole wireline logging and perforating, polymers and specialty chemicals and tubing; and (iii) maintenance and safety related products and services, which include integrated on-site cleaning and waste management and safety equipment.

     W-H's business depends in large part on the conditions of the oil and natural gas industry, and specifically on the capital investment of W-H's customers. A prolonged downturn in oil and natural gas prices could have a material adverse effect on W-H's results of operations and financial condition, particularly with respect to its drilling related products and services. Demand for WH's drilling related products and services is particularly sensitive to the level of exploration, development and production activity of, and the corresponding capital spending by, oil and natural gas companies. Prices for oil and natural gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of other factors that are beyond W-H's control. Any prolonged reduction in oil and natural gas prices will depress the level of exploration, development and production activity. Lower levels of activity result in a corresponding decline in the demand for W-H's drilling related products and services which could have a material adverse effect on its revenues and profitability. Other risk factors include, but are not limited to, competition, risks relating to W-H's acquisition strategy, risks relating to acquisition financing and reliance on key personnel. Management believes that cash flows anticipated to be generated from operations together with W-H's existing credit capacity will provide sufficient liquidity for its foreseeable needs.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  CONSOLIDATION AND PRESENTATION

     The accompanying consolidated financial statements include the accounts of W-H and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include highly liquid investments with an original maturity of three months or less.

  ACCOUNTS RECEIVABLE

     Accounts receivable have a concentration of credit risk in the oil and natural gas industry. W-H performs continuing credit evaluations of its customers and generally does not require collateral.

  INVENTORIES

     Inventories are stated at the lower of cost or market, determined on a first-in, first-out basis. Inventories consist primarily of equipment, parts, raw materials and supplies.

                           W-H ENERGY SERVICES, INC.

  PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized while minor replacements, maintenance and repairs which do not improve or extend the life of such assets are charged to operations as incurred. Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in the accompanying consolidated statements of operations.

     Depreciation is calculated using the straight-line method over the estimated useful lives of the depreciable assets. Leasehold improvements are amortized over the shorter of their useful lives or the term of the lease. The useful lives of the major classes of property and equipment are as follows:

                                                              LIFE IN
                                                               YEARS
Rental equipment............................................   7-10
Machinery and equipment.....................................   5-10
Automobiles and trucks......................................      5
Office equipment, furniture and fixtures....................    5-7
Leasehold improvements......................................   5-39

  REALIZATION OF LONG-LIVED ASSETS

     Under Statement of Financial Accounting Standard (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," W-H has evaluated its long-lived assets for financial impairment and will continue to evaluate them as events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable.

     W-H evaluates the recoverability of assets not held for sale by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values. Based on these evaluations, there were no adjustments to the carrying value of long-lived assets in 1997, 1998 or 1999.

  GOODWILL AND OTHER INTANGIBLES

     Goodwill represents the excess of the aggregate price paid by W-H in acquisitions accounted for as purchases over the fair market value of the tangible and identifiable intangible net assets acquired. Under Accounting Principles Board (APB) Opinion No. 17 and SFAS No. 121, W-H periodically evaluates whether events and circumstances after the acquisition date indicate that the remaining balance of goodwill may not be recoverable. If factors indicate that goodwill should be evaluated for possible impairment, W-H would compare estimated undiscounted future cash flows from the related operations to the carrying amount of goodwill. If the carrying amount of goodwill was greater than undiscounted future cash flows, an impairment loss would be recognized. Any impairment loss would be computed as the excess of the carrying amount of goodwill over the estimated fair value of the goodwill (calculated based on discounting estimated future cash flows). Amortization expense charged to operations totaled approximately $522,000, $1,802,000 and $2,243,000 for the years ended December 31, 1997, 1998 and 1999 respectively.

                           W-H ENERGY SERVICES, INC.

     Goodwill and other intangibles as of December 31, 1998, 1999, and June 30, 2000, consist of the following (in thousands):

                                             1998      1999     JUNE 30, 2000
                                                                 (UNAUDITED)    LIFE IN YEARS
Goodwill..................................  $41,863   $42,005      $42,005        20-40
Workforce.................................    2,560     2,560        2,560        12-24
License agreements........................    1,900     2,173        2,173        12-17
Non-compete agreements....................    1,185     1,185        1,185          5
Customer lists............................      953       953          953          7
                                            -------   -------      -------
  Total...................................   48,461    48,876       48,876
Less-accumulated amortization.............   (2,882)   (5,125)      (6,112)
                                            -------   -------      -------
Goodwill and other intangibles, net.......  $45,579   $43,751      $42,764
                                            =======   =======      =======

  REVENUE RECOGNITION AND COST OF REVENUES

     W-H recognizes revenue for services as services are provided. Revenue from products is recognized upon shipment of the product. Revenue from the rental of equipment is recognized as earned over the life of the contract. The primary components of operating expenses are those salaries, expendable supplies, repairs and maintenance, costs of products sold and general operational costs that are directly associated with the services performed or products sold by W-H for its customers. Proceeds from customers for the cost of oilfield rental equipment that is involuntarily damaged or lost downhole are reflected as revenues.

  RESEARCH AND DEVELOPMENT

     Research and development costs are expensed when incurred. For the years ended December 31, 1997, 1998 and 1999, research and development costs of $68,000, $249,000 and $4.1 million, respectively, are included in selling, general and administrative expenses in the accompanying consolidated financial statements.

  INCOME TAXES

     W-H utilizes the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases based on enacted tax rates.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  FINANCIAL INSTRUMENTS

     W-H considers the fair value of all financial instruments (primarily long-term debt) not to be materially different from their carrying values at the end of each fiscal year based on management's estimate of W-H's ability to borrow funds under terms and conditions similar to those of W-H's existing debt.

                           W-H ENERGY SERVICES, INC.

  ACCOUNTING FOR STOCK-BASED COMPENSATION

     In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," W-H can adopt either of two methods for accounting for stock options granted to employees. W-H has elected to account for its stock-based compensation plans under APB Opinion No. 25, "Accounting for Stock Issued to Employees," and to provide pro forma disclosures required by SFAS No. 123 (see Note 9).

  FOREIGN CURRENCY TRANSLATIONS

     The operations of foreign locations were translated into U.S. dollars based on the current exchange rate at the balance sheet date and the weighted-average rate for the period of the statement of operations and comprehensive loss. The translation adjustment was a loss of $43,000 for the year ended December 31, 1999, and is reflected as a foreign currency translation adjustment in the consolidated statement of operations and comprehensive loss for the year ended December 31, 1999. There were no such adjustments for the years ended December 31, 1997 and 1998.

  EARNINGS PER SHARE


     Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share is computed considering the dilutive effect of stock options and warrants. The 2,974,436 warrants issued in connection with the 13% senior subordinated notes (see Note
9) are considered to be outstanding as of the date of issuance and included in the computation of basic and diluted earnings per share as the warrants are exerciseable for nominal consideration and are not contingent. Because of the loss for each year, no shares resulting from the assumed exercise of options or warrants, with the exception of the warrants exerciseable for nominal consideration discussed above, are added to the denominator because the inclusion of such shares would be antidilutive due to the losses for all periods included in the consolidated statements of operations. For the years ended December 31, 1997, 1998 and 1999, options of 573,375, 738,375, and 2,111,175, respectively and warrants of 2,680,194, 3,125,694, and 3,125,694, respectively were excluded from the computation.


  NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," which W-H is required to adopt effective January 1, 2001. SFAS No. 133 will require W-H to record all derivatives as assets or liabilities at fair value. Changes in derivative fair values will either be recognized in earnings, offset against changes in the fair value of the related hedged assets, liabilities and firm commitments or, for forecasted transactions, recorded as a component of other comprehensive income in shareholders" equity until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative's change in fair value will be recognized in earnings immediately. W-H has not, to date, engaged in activities or entered into arrangements associated with derivative instruments.

     In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements" (SAB 101) which provides guidance related to revenue recognition based on interpretations and practices followed by the SEC. SAB 101 is effective by the fourth fiscal quarter of fiscal years beginning after December 15, 1999 and requires companies to report any changes in revenue recognition as a cumulative change in accounting principle at the time of implementation. W-H's management believes that its revenue recognition policy is in accordance with SAB 101 and does not believe that SAB 101 will have a material impact on W-H's financial position or results of operations.

                           W-H ENERGY SERVICES, INC.

  INTERIM FINANCIAL INFORMATION

     The interim consolidated balance sheet as of June 30, 2000 and consolidated statements of operations and comprehensive loss, shareholders' equity (deficit) and cash flows for the six months ended June 30, 1999 and 2000 are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations, comprehensive income and cash flows with respect to the interim consolidated financial statements have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

3. ACQUISITIONS:

  PATHFINDER ENERGY SERVICES

     On March 29, 1999, W-H acquired the logging-while-drilling (LWD) and related measurement-while-drilling (MWD) businesses from Halliburton Company (Halliburton), located in the United States and North Sea (the U.S. and North Sea PathFinder Assets) and certain LWD, MWD and other related assets in other foreign locations (the Foreign PathFinder Assets) for consideration of $33.3 million in cash, including acquisition costs. Management allocated $27.2 million and $6.1 million to the U.S. and North Sea PathFinder Assets and the Foreign PathFinder Assets, respectively, based on the relative fair value of the assets acquired. W-H funded the acquisition of the U.S. and North Sea PathFinder Assets and the Foreign PathFinder Assets (the PathFinder acquisition) through the issuance of its 13% senior subordinated notes (see Note 5).

  GRINDING AND SIZING COMPANY, INC.

     On April 24, 1998, W-H acquired 100 percent of the issued and outstanding stock of Grinding and Sizing Company, Inc., Houston Bagging and Blending, Inc., and Reliable Equipment, Inc., collectively, GSI, for consideration of $10.2 million, including acquisition costs. GSI is in the business of size reduction (grinding) of products primarily used in the drilling and specialty chemical fluids industry. W-H funded this acquisition with a $10 million term C loan facility under W-H's credit facility (see Note 5).

  AGRI-EMPRESA, INC.

     On July 27, 1998, W-H acquired 100 percent of the issued and outstanding stock of Agri-Empresa, Inc., Lone Star Distribution, Inc., STG and Agri-Empresa Transportation and Superior Packaging & Distribution, collectively, Agri-Empresa, for consideration of $21.3 million, including acquisition costs. Agri-Empresa manufactures, packages, distributes and transports chemicals used in oilfield and industrial applications. W-H funded this acquisition with a $25 million term D loan facility under W-H's credit facility (see Note 5).

  INTEGRITY INDUSTRIES, INC.

     On September 25, 1997, W-H acquired 100 percent of the issued and outstanding stock of Integrity Industries, Inc. (Integrity) for total consideration of approximately $13.4 million, including acquisition costs. Integrity is a manufacturer and wholesaler of specialty chemicals and drilling fluid products. W-H funded this acquisition with a $15 million delayed term loan facility under W-H's credit facility (see Note 5).

     All of the above business acquisitions have been accounted for as purchases; therefore, the accompanying consolidated statements of operation and comprehensive loss reflect the results of each

                           W-H ENERGY SERVICES, INC.

acquisitions' operations since their respective acquisition dates. The purchase price and direct acquisition costs were allocated based on the fair value of the assets acquired and liabilities assumed.

     The purchase price and estimated fair market value of the assets acquired and liabilities assumed with the U.S. and North Sea PathFinder Assets, GSI, Agri-Empresa and Integrity acquisitions are as follows (in thousands):


                                             PATHFINDER     GSI     AGRI-EMPRESA   INTEGRITY
Purchase price:
  Cash paid................................   $26,673     $ 9,250     $21,000       $13,000
  Debt issued..............................        --         800          --           200
  Warrants issued to former owners.........        --         110         165           130
  Acquisition costs........................       500          85         135            27
                                              -------     -------     -------       -------
          Total purchase price.............   $27,173     $10,245     $21,300       $13,357
                                              =======     =======     =======       =======
Net assets acquired:
  Current assets...........................   $ 8,240     $ 1,338     $ 5,673       $ 3,900
  Property and equipment...................    23,233         253       1,520           314
  Goodwill.................................        --       6,781      15,575        12,477
  Other intangibles........................        --       2,669       1,908           909
  Current liabilities......................    (4,300)       (796)     (3,376)       (1,895)
  Other liabilities........................        --          --          --        (2,348)
                                              -------     -------     -------       -------
          Net assets acquired..............   $27,173     $10,245     $21,300       $13,357
                                              =======     =======     =======       =======


     Goodwill is being amortized over 40 years, 30 years and 20 years for GSI, Agri-Empresa, and Integrity, respectively.

     The following table reflects on an unaudited consolidated pro forma basis the results of operations as though each acquired company had been acquired as of the beginning of W-H's fiscal years 1998 and 1999. Adjustments have been made to reflect the accounting basis used in recording the acquisitions. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that would have resulted had the combination been in effect on the date indicated, that have resulted since the date of acquisition or that may result in the future. Pro forma amounts are as follows (in thousands, unaudited):

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1998          1999
Total revenues..............................................   $158,486      $137,142
Net income (loss)...........................................      2,778       (17,868)
Net income (loss) per share -- basic........................       0.23         (1.48)
Net income (loss) per share -- diluted......................       0.22         (1.48)

                           W-H ENERGY SERVICES, INC.

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Activity in W-H's allowance for doubtful accounts for the years ended December 31, 1997, 1998 and 1999, consists of the following (in thousands):

                                                            1997      1998      1999
Balance, beginning of year...............................  $  479    $1,223    $1,721
Deductions for uncollectible receivables written off.....    (105)     (353)     (380)
Additions charged to expense.............................     174       451     1,556
Additions due to acquisition.............................     675       400        --
                                                           ------    ------    ------
Balance, end of year.....................................  $1,223    $1,721    $2,897
                                                           ======    ======    ======

     The components of inventories as of December 31, 1998 and 1999, are as follows (in thousands):

                                                               1998      1999
Finished goods..............................................  $3,282    $ 6,421
Work-in-process.............................................      83        221
Raw materials and supplies..................................   4,472      7,052
                                                              ------    -------
  Inventories...............................................  $7,837    $13,694
                                                              ======    =======

     Property and equipment, net as of December 31, 1998 and 1999, consists of the following (in thousands):

                                                                1998        1999
Rental equipment............................................  $ 61,475    $ 97,883
Machinery and equipment.....................................     7,203      11,985
Automobiles and trucks......................................     2,857       3,179
Office equipment, furniture and fixtures....................     1,809       2,568
Leasehold improvements......................................     1,498       4,394
                                                              --------    --------
          Total.............................................    74,842     120,009
Less -- accumulated depreciation............................   (23,999)    (36,774)
                                                              --------    --------
  Property and equipment, net...............................  $ 50,843    $ 83,235
                                                              ========    ========

     Depreciation expense charged to operations totaled approximately $5,348,000, $8,946,000 and $13,278,000 for the years ended December 31, 1997,
1998 and 1999, respectively.

     Accrued liabilities as of December 31, 1998 and 1999, consist of the following (in thousands):

                                                               1998      1999
Accrued compensation and benefits...........................  $1,216    $ 2,219
Accrued interest............................................   1,053      2,210
Other accrued liabilities...................................   2,858      6,696
                                                              ------    -------
          Total.............................................  $5,127    $11,125
                                                              ======    =======

                           W-H ENERGY SERVICES, INC.

5. DEBT:

     Long-term debt as of December 31, 1998 and 1999 and June 30, 2000, consists of the following (in thousands):


                                                             AS OF DECEMBER 31,    AS OF JUNE 30,
                                                             -------------------   --------------
                                                               1998       1999          2000
                                                                                    (UNAUDITED)
CREDIT FACILITY:
Senior secured term A loan facility to financial
  institutions payable in equal quarterly installments
  equivalent to 5% of principal through August 1998, 10%
  through August 1999, 15% through August 2000, 30% through
  August 2001 and 40% through August 2002, bearing interest
  at LIBOR (5.16% at December 31, 1999) plus 3.25% which is
  payable monthly, maturing at August 11, 2002.............  $ 18,500   $ 16,250      $ 14,750
Senior secured term B, term C and delayed term loan
  facility to financial institutions payable in equal
  quarterly installments equivalent to 1% of principal
  annually through August 2002 and 95% of principal through
  August 2003, bearing interest at LIBOR plus 3.75% which
  is payable monthly, maturing at August 11, 2003..........    64,275     63,625        63,300
Senior secured term D and term E loan facilities to
  financial institutions payable in equal quarterly
  installments equivalent to 1% of principal annually
  through September 2004 and 95% of principal in December
  2004, bearing interest at LIBOR plus 4.25% which is
  payable monthly, maturing at December 31, 2004...........    34,913     34,562        34,387
Senior secured term F loan facility to financial
  institutions payable in equal quarterly installments
  equal to 1% of principal annually through March 2005, and
  95% of principal in June 2005, bearing interest at LIBOR
  plus 4.5%, which is payable monthly, maturing March
  2005.....................................................        --     14,900        33,279
Revolving credit facility to financial institutions bearing
  interest at LIBOR plus 3.25% which is payable monthly,
  maturing at August 11, 2002..............................    10,000     18,000         8,000
SUBORDINATED DEBT:
13% senior subordinated notes payable to DLJ Merchant
  Banking Partners II, L.P. and its affiliated investment
  funds (also a warrant holder; also a related party) due
  on April 1, 2006, net of unamortized discount of $8,051,
  bearing interest at an effective interest rate of 24%.
  Interest is payable semi-annually on April 1 and October
  1 and the related $2.275 million payment-in-kind notes
  that bear interest at 14% per annum and mature April 1,
  2006.....................................................        --     25,723        29,224
12 1/2% senior subordinated notes payable to JZ Equity
  Partners PLC (affiliated with a warrant holder; also a
  related party) with $12.0 million due at September 15,
  2006 and 2007, respectively, bearing interest at 12 1/2%,
  which is payable semiannually on March 15 and September
  15 and the related $1.5 million payment-in-kind notes
  that bear interest at 14 1/2% per annum and mature
  September 15, 2007.......................................    24,000     24,000        25,500

                           W-H ENERGY SERVICES, INC.

                                                             AS OF DECEMBER 31,    AS OF JUNE 30,
                                                             -------------------   --------------
                                                               1998       1999          2000
                                                                                    (UNAUDITED)
OTHER DEBT:
Notes payable to prior owners of Integrity, due October 1,
  2001, bearing interest at 10%, which is payable annually
  on
  September 30.............................................       962        962           962
Notes payable to prior owners of GSI, due May 1, 2002,
  bearing interest at 10% which is payable annually on
  April 30.................................................       800        800           800
                                                             --------   --------      --------
          Total long-term debt.............................   153,450    198,822       210,202
Less -- Current maturities of long-term debt...............    (3,250)    (4,900)       (4,900)
                                                             --------   --------      --------
                                                             $150,200   $193,922      $205,302
                                                             ========   ========      ========


  CREDIT FACILITY

     In August 1997 and in connection with the recapitalization (see Note 9), Perf-O-Log, Inc., a wholly owned subsidiary of W-H, entered into a senior secured credit facility. The term A loan facility and term B loan facility were used primarily to finance the recapitalization and related fees and expenses. The delayed term loan facility was used to finance the acquisition of Integrity. The credit facility was amended in 1998 to include a term C and term D loan facility, which were used to fund the acquisitions of GSI and Agri-Empresa as described in Note 3. Additionally, in 1998, W-H entered into an amended credit facility that included a term E loan facility which was used to pay down the revolving credit facility. In March 1999, in connection with the PathFinder acquisition, W-H amended the credit facility to include a $15 million term F loan facility which was primarily used for working capital purposes. As of December 31, 1999 W-H has $1,661,250 additional borrowing capacity related to the credit facility and is subject to a 0.5 percent commitment fee for all unused balances on the revolving credit facility. The credit facility is secured by substantially all of the assets of W-H.

  SUBORDINATED DEBT

     In connection with the PathFinder acquisition in March 1999, W-H issued senior subordinated notes with a face value of $40 million to DLJ Merchant Banking II, L.P. and its affiliated investment funds. The 13% senior subordinated notes are unsecured and subordinated in the right of payment and liquidation preference to the credit facility. Additionally, W-H issued the noteholders warrants to purchase shares of its common stock (see Note 9). The 13% senior subordinated notes were recorded at a discount of $11.2 million from face value which represented the amount allocated to the warrants.

     In connection with the recapitalization in August 1997, W-H issued $24 million of 12 1/2% senior subordinated notes to JZ Equity Partners PLC. The 12 1/2% senior subordinated notes are unsecured and subordinated in right of payment and liquidation preference to the credit facility.

     The credit facility, 13% senior subordinated notes and 12 1/2% senior subordinated notes contain restrictions which, among other things, require maintenance of certain financial ratios and restrict encumbrances of assets, incurrence of indebtedness, capital expenditures, investing activities and payments of dividends.

                           W-H ENERGY SERVICES, INC.

     Scheduled maturities of long-term debt are as follows (in thousands):


For the year ended December 31 --
  2000....................................................  $  4,900
  2001....................................................     8,612
  2002....................................................    25,950
  2003....................................................    62,175
  2004....................................................    33,312
  Thereafter..............................................    63,873
                                                            --------
          Total...........................................  $198,822
                                                            ========


6. COMMITMENTS AND CONTINGENCIES:

  OPERATING LEASES

     W-H leases certain real estate properties and automobiles under operating leases that expire at various dates through 2004. Rental expense under operating leases was approximately $933,000, $1,012,000, and $1,827,000 for the years ended December 31, 1997, 1998 and 1999, respectively. Future minimum lease payments under noncancelable operating leases are as follows (in thousands):

For the year ended December 31 --
  2000.....................................................  $ 3,488
  2001.....................................................    2,876
  2002.....................................................    2,696
  2003.....................................................    2,102
  2004.....................................................    1,346
                                                             -------
          Total............................................  $12,508
                                                             =======

  EMPLOYMENT AGREEMENTS

     W-H has entered into employment agreements with its corporate officers. Under the agreements, each officer receives a set base salary, subject to adjustment, an annual discretionary bonus based on specific objectives to be determined by the compensation committee, an automobile allowance and certain fringe benefits as may be available to such executive officers. The agreements are subject to terms of two to three years, with certain automatic renewal provisions and contain non-competition agreements. The agreements also provide for a termination clause, which requires a two-year payment based on the officer's salary, in the event of termination without cause.

     W-H also has employment agreements with certain of its employees. These agreements have initial expiration terms range from October 2000 through July 2003 and provide for a base annual salary ranging from approximately $54,000 to $150,000. The agreements also provide for severance pay in the event of involuntary termination.

     W-H also has entered into a royalty agreement with an employee which provides for a maximum future payment of approximately $1.3 million upon the occurrence of certain events. This maximum payment is reduced over time by royalties received from recurring operations. All amounts pursuant to this royalty agreement are expensed as incurred.

  LITIGATION

     W-H is involved in various lawsuits arising from normal business activities. Currently management is not able to estimate the liability, if any associated with any pending litigation. Management has reviewed

                           W-H ENERGY SERVICES, INC.

pending litigation with legal counsel and believes that the ultimate liability, if any, resulting from such actions will not have a material adverse effect on W-H's financial position or results of operations.

7. INCOME TAXES:

     The components of W-H's income tax provision (benefit) are as follows (in thousands):

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                1997     1998     1999
Current
  U.S. federal and state income taxes.......................  $  (958)   $126    $  50
  Foreign...................................................       --      --      332
                                                              -------    ----    -----
          Total Current.....................................     (958)    126      382
                                                              -------    ----    -----
Deferred
  U.S. federal and state income taxes.......................     (756)     26     (143)
  Foreign...................................................       --      --       --
                                                              -------    ----    -----
          Total Deferred....................................     (756)     26     (143)
                                                              -------    ----    -----
          Total provision (benefit).........................  $(1,714)   $152    $ 239
                                                              =======    ====    =====

     The provision (benefit) for income taxes differs from an amount computed at the statutory rate as follows (in thousands):

                                                            YEARS ENDED DECEMBER 31,
                                                            -------------------------
                                                             1997     1998     1999
Federal income tax at statutory rates.....................  $(2,458)  $(419)  $(5,094)
State income taxes........................................     (217)     69      (328)
Foreign income tax........................................       --      --       (64)
Nondeductible items.......................................       74     231       240
Restricted stock..........................................     (210)     --        --
Increase in valuation allowance...........................      871     248     5,439
Other.....................................................      226      23        46
                                                            -------   -----   -------
                                                            $(1,714)  $ 152   $   239
                                                            =======   =====   =======

                           W-H ENERGY SERVICES, INC.

     The significant components of the deferred tax assets and liabilities as of December 31, 1998 and 1999, are as follows (in thousands):

                                                               1998       1999
Deferred tax assets  --
  Net operating loss carryforwards..........................  $ 6,520   $ 14,295
  Accruals not currently deductible for tax purposes and
     other..................................................      269      1,129
  Write-off of bad debts....................................      259        703
  Other.....................................................       19         36
                                                              -------   --------
          Total gross deferred tax assets...................    7,067     16,163
  Less -- valuation allowance...............................   (1,229)    (6,489)
                                                              -------   --------
          Net deferred tax assets...........................    5,838      9,674
                                                              -------   --------
Deferred tax liabilities  --
  Tax depreciation in excess of book depreciation...........   (5,615)    (8,819)
  Other.....................................................     (806)    (1,295)
                                                              -------   --------
          Total gross deferred tax liabilities..............   (6,421)   (10,114)
                                                              -------   --------
          Net deferred tax liabilities......................  $  (583)  $   (440)
                                                              =======   ========

     W-H has recorded a valuation allowance to reflect the estimated amount of deferred tax assets which may not be realized due to the expiration of net operating losses and tax credit carryforwards. The change in the valuation allowance for the years ended December 31, 1998 and 1999, is as follows (in thousands):

                                                               1998     1999
Balance at beginning of year................................  $  981   $1,229
Increase in valuation allowance.............................     248    5,260
                                                              ------   ------
Balance at end of year......................................  $1,229   $6,489
                                                              ======   ======

     W-H files a consolidated federal tax return. As of December 31, 1999, W-H had net operating loss (NOL) carryforwards for federal income tax purposes of approximately $39.5 million. The NOL carryforwards are available through 2019 to offset future taxable income. A change in ownership, as defined by federal income tax regulations, could significantly limit W-H's ability to utilize its NOL carryforwards. As a result of the material changes in the ownership of W-H, the utilization of certain NOL carryforwards is subject to annual limitations and has not been tax benefitted for financial statement purposes. In addition, W-H has NOL carryforwards in various state jurisdictions in an aggregate amount of approximately $28.0 million. The utilization of these losses is limited to the jurisdiction in which they arose.

8. RELATED-PARTY TRANSACTIONS:

  SUBORDINATED DEBT

     In connection with the recapitalization, W-H issued $24,000,000 of 12 1/2% senior subordinated notes to a merchant banking firm that is affiliated with two partnerships which are shareholders of W-H. (See Note 5).


     In connection with the PathFinder acquisition, W-H issued senior subordinated notes with a face value of $40 million to DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds.

                           W-H ENERGY SERVICES, INC.

  CONSULTING AND ADVISORY AGREEMENTS

     On March 29, 1999, W-H entered into an advisory agreement with Donaldson, Lufkin & Jenrette Securities Corporation (DLJ), an investment banking firm whose affiliates own W-H's 13% senior subordinated notes and warrants issued by W-H. In the event W-H pursues any business combination, or debt or equity transaction, DLJ has the right to act as W-H's lead or co-lead financial advisor in reviewing strategic alternatives and sole lead manager on bank financings, sole lead placement agent, sole lead initial purchaser, sole lead managing underwriter or sole lead dealer manager, as the case may be, in connection with any transaction occurring during the term of the agreement. This agreement expires in March 2001.

     On August 11, 1997, W-H entered into a consulting agreement with an affiliate of The Jordan Company (Jordan), a private merchant banking firm that is affiliated with two partnerships that are shareholders of W-H. The agreement provides for an annual fee payable on a quarterly basis equal to 2.5% of W-H's net income before interest, tax, depreciation and amortization and other non-cash or non-recurring expenses; provided that from and after March 26, 1999, such fee may not exceed $600,000 per annum for as long as the 13% senior subordinated notes described in Note 5 are outstanding. Under this agreement, W-H paid Jordan approximately $34,000, $341,000 and $145,000 for the years ended December 31, 1997, 1998 and 1999. This agreement expires on December 31, 2007.

     On August 11, 1997, W-H entered into a transaction advisory agreement with an affiliate of Jordan which expires on December 31, 2007. The advisory agreement provides for an investment banking and financial consulting fee ranging up to 1% to 2% of the aggregate transaction size for equity, debt, acquisitions, divestitures and other transactions. Under this agreement, W-H paid Jordan approximately $1.4 million, $0.4 million and $0.5 million for the years ended December 31, 1997, 1998 and 1999, respectively.

9. SHAREHOLDERS' EQUITY (DEFICIT):

  STOCK DIVIDEND

     In May 2000, W-H's Board of Directors declared a stock dividend to effect a stock split of 33 shares for every one share of common stock then outstanding. The stock split will become effective immediately prior to the effectiveness of the Registration Statement relating to the public offering of common stock. The accompanying consolidated financial statements and footnotes have been restated to reflect the stock split, including an assumed increase in the authorized shares of common stock. The par value of the shares of common stock to be issued in connection with the stock dividend was credited to common stock and a like amount charged to additional paid-in capital.

  RECAPITALIZATION OF W-H ENERGY SERVICES, INC.

     On August 11, 1997, W-H's board of directors approved a series of equity and debt transactions which resulted in a recapitalization of W-H and a change in controlling ownership of W-H's common stock outstanding (the Recapitalization). In connection with the Recapitalization, W-H's board of directors (i) approved the repurchase and retirement of 21,314,898 shares of common stock and warrants for the purchase of 496,650 shares of common stock for approximately $48.1 million, (ii) approved the repurchase of 8,299,500 outstanding options for approximately $13.5 million which was charged to operating expenses in the accompanying consolidated statement of operations for the year ending December 31, 1997, (iii) approved the execution of the credit facility, which provided for borrowings up to $95.0 million and which was used to fund the repurchase of the common stock, options, warrants and to retire the outstanding borrowings under W-H's loan agreement with a bank (see Note 5), (iv) approved the issuance of 7,260,000 new shares of common stock and warrants to purchase 1,247,813 shares of common stock at an exercise price of $2.21 per share for approximately $12.0 million, (v) approved the

                           W-H ENERGY SERVICES, INC.

issuance of the 12 1/2% senior subordinated notes in the amount of $24.0 million to an affiliate of Jordan, and (vi) approved the issuance of warrants to purchase 1,020,937 shares of common stock to continuing members of management at an exercise price of $2.21 per share. After the Recapitalization, 80% of the outstanding common stock is held by new shareholders, with 20% being retained by shareholders existing prior to the Recapitalization. Expenses of approximately $5.9 million were incurred in connection with the Recapitalization, of which $3.3 million was recorded as a reduction to equity and $2.6 million was capitalized as debt offering costs, which is included in other assets in the accompanying consolidated financial statements, and will be amortized over the term of the applicable debt agreements. In connection with the Recapitalization, $500,000 of convertible debentures were converted into 330,000 shares of common stock.

  CAPITAL STOCK

     In March 1999, W-H shareholders approved an amendment to W-H's articles of incorporation which reduced the par value of each share of common stock from $1.00 per share to $0.01 per share. The change in par value did not affect any of the existing rights of shareholders and has been recorded as an adjustment to additional paid-in capital and common stock in 1999.

     In May 2000, W-H amended its articles of incorporation to reclassify its Class A common stock to common stock and eliminate its Class B common stock. In addition, W-H authorized its Board of Directors to authorize up to 10,000,000 shares of preferred stock, par value $0.01, in one or more series.

  STOCK OPTIONS AND STOCK PURCHASE WARRANTS

     In August 1997, W-H adopted a stock option plan (the 1997 Option Plan) to provide non-qualified stock options to employees and authorized the issuance of up to 2,475,000 shares to be issued under the 1997 Option Plan. Each option granted under the 1997 Option Plan will contain such terms and conditions as may be approved by the Board of Directors or compensation committee (the Committee). As of December 31, 1999, the Committee has granted options under the 1997 Option Plan at exercise prices equal to the fair market value at W-H's common stock at date of grant. These options vest over a four-year period and will expire ten years from the date the options were granted. These options will vest in 25% increments after each full year of service following the date of grant. If an optionee's employment terminates for any reason, the option may be exercised during the three-month period following such termination, but only to the extent vested at the time of such termination.

     In connection with issuance of its 13% senior subordinated notes (see Note
5), W-H issued warrants to purchase up to 6,115,263 shares of common stock at $0.0003 per share. The warrants have a provision that if $5 million of the 13% senior subordinated notes are redeemed by May 29, 1999, then the number of warrants is reduced to 4,756,323, and if the 13% senior subordinated notes are redeemed in whole by September 26, 2000, then the number of warrants are reduced to 2,974,488. On May 29, 1999, W-H redeemed $5 million of the 13% senior subordinated notes, reducing the outstanding warrants to 4,756,323. No warrants have been exercised. The fair value of the warrants issued aggregated $11.2 million, and was recorded as a discount to the face amount of the 13% senior subordinated notes and additional paid-in-capital upon issuance.

     In connection with the acquisitions of GSI and Agri-Empresa, W-H issued 445,500 warrants to the former owners of the respective companies with exercise prices ranging from $3.48 to $4.09. The fair value of the warrants were included in the purchase price, and estimated on the date of grant using the Black-Scholes option pricing model.

                           W-H ENERGY SERVICES, INC.

     A summary of W-H's stock options and warrants as of December 31, 1997, 1998 and 1999 is as follows:

                                                     NUMBER OF SHARES
                                                  -----------------------      PRICE
                                                   OPTIONS      WARRANTS     PER SHARE
Outstanding December 31, 1996...................   8,299,500      496,650    $0.30-1.21
Purchased in recapitalization...................  (8,299,500)    (496,650)         2.21
Granted.........................................     573,375    2,680,194          2.21
                                                  ----------   ----------
Outstanding December 31, 1997...................     573,375    2,680,194          2.21
Granted.........................................     495,000      445,500     3.03-4.09
Expired/canceled................................    (330,000)          --          3.03
                                                  ----------   ----------
Outstanding December 31, 1998...................     738,375    3,125,694     2.21-4.09
Granted.........................................   1,397,550    2,974,488   0.0003-4.55
Expired/canceled................................     (24,750)          --     2.21-4.55
                                                  ----------   ----------
Outstanding December 31, 1999...................   2,111,175    6,100,182   0.0003-4.55
                                                  ==========   ==========
Exercisable at December 31, 1999................     595,733    5,840,307   0.0003-4.55
                                                  ==========   ==========

     The following table summarizes information about stock options outstanding at December 31, 1999:

                             OPTIONS OUTSTANDING                                         OPTIONS EXERCISABLE
------------------------------------------------------------------------------   ------------------------------------
                                        WEIGHTED AVERAGE
   RANGE OF       OUTSTANDING AS OF   REMAINING CONTRACTUAL   WEIGHTED AVERAGE   EXERCISABLE AS OF   WEIGHTED AVERAGE
EXERCISE PRICES   DECEMBER 31, 1999      LIFE (IN YEARS)       EXERCISE PRICE    DECEMBER 31, 1999    EXERCISE PRICE
---------------   -----------------   ---------------------   ----------------   -----------------   ----------------
 $2.21 - 3.48           614,625                7.7                 $2.26              298,238             $2.24
  3.48 - 4.55         1,496,550                9.2                  4.51              297,495              4.50
                      ---------                                                       -------
 $2.21 - 4.55         2,111,175                8.8                 $3.86              595,733             $3.37
                      =========                                                       =======

     Under SFAS No. 123, the fair value of each option and warrant grant was estimated on the date of grant using the Black-Scholes option pricing model. The following assumptions were used for the grants in the years ended December 31, 1997, 1998 and 1999: risk-free interest rates of between 5.24%-5.99%; dividend rates of zero; expected lives of ten years and expected volatilities of 41.32%-65.91%. The 2,111,175 options and 6,100,182 warrants outstanding as of December 31, 1999 have a remaining contractual life of between 7.6 and 9.6 years.

     The Black-Scholes option valuation model and other existing models were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of and are highly sensitive to subjective assumptions including the expected stock price volatility. W-H's stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate.

                           W-H ENERGY SERVICES, INC.

     Had compensation cost for the stock options and warrants granted to employees been determined under SFAS No. 123, net loss and basic and diluted net loss per share for the years ended December 31, 1997, 1998 and 1999 would have changed as indicated in the following pro forma amounts:

                                                            1997         1998         1999
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net loss --
As reported............................................   $(5,669)     $(1,386)     $(15,220)
Pro forma..............................................    (5,886)      (1,494)      (16,073)
Basic and diluted net loss per share --
As reported............................................   $ (0.32)     $ (0.15)     $  (1.35)
Pro forma..............................................     (0.34)       (0.16)        (1.42)

     W-H recorded approximately $158,000 in deferred compensation expense, relating to options issued during the year ended December 31, 1999, for the excess of the estimated fair value of the common stock on the date of grant over the exercise price. The fair value of the common stock on the date of grant was determined based on a third-party entity valuation and taking into consideration certain industry and company-specific factors. The deferred compensation will be amortized over the four-year vesting period of the options. During the year ended December 31, 1999, W-H recognized $17,000 in compensation expense relating to these options.

10. 401(K) PLAN:

     W-H maintains a 401(k) plan that enables employees to contribute up to specified percentages of their annual compensation. W-H may contribute a matching amount for each participant equal to a discretionary percentage determined annually by W-H. W-H may also contribute additional amounts at its sole discretion. W-H matching contributions were approximately $107,000, $210,000 and $456,000 for the years ended December 31, 1997, 1998, and 1999, respectively.

11. SEGMENTS:

     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" requires that companies report separately information about each significant operating segment reviewed by the chief operating decision maker. Management has elected to organize segments based on differences in each segment's customers and the products and services offered without aggregating operating segments. All segments that meet a threshold of 10% of revenues, reported profit or loss, or combined assets are defined as significant segments. Based on these requirements, management has identified three reportable segments, drilling related products and services, completion and workover related products and services, and maintenance and safety related products and services.

  DRILLING RELATED PRODUCTS AND SERVICES:

     The drilling related products and services segment provides products and services used by oil and natural gas companies, drilling contractors and other oilfield service companies for the drilling of oil and natural gas wells. These products and services are used primarily onshore in the Gulf Coast region and offshore in the Gulf of Mexico and the North Sea. This segment consists of five primary business lines: (i) LWD; (ii) MWD; (iii) rental tools; (iv) downhole drilling motors; and (v) drilling fluids.

  COMPLETION AND WORKOVER RELATED PRODUCTS AND SERVICES:

     The completion and workover related products and services segment provides products and services primarily to customers onshore in the Gulf Coast region and offshore in the Gulf of Mexico. These

                           W-H ENERGY SERVICES, INC.

products include: (i) wireline logging and perforating; (ii) polymers and specialty chemicals; and (iii) tubing.

  MAINTENANCE AND SAFETY RELATED PRODUCTS AND SERVICES:

     The maintenance and safety related products and services segment provides safety products and maintenance products and services primarily for refinery and petrochemical plant applications and major and independent oil and natural gas companies, including: (i) integrated on-site cleaning and waste management; and
(ii) safety equipment.

     W-H recognizes revenues and cost of products and services by segment. Selling, general and administrative, depreciation and amortization, interest expense, and other income (expense) are not monitored by segment. Summarized information for W-H's reportable segments is contained in the following tables (in thousands):

     As of and for the year ended December 31, 1999:

                                                          MAINTENANCE
                                  DRILLING   COMPLETION   AND SAFETY    OTHER     TOTAL
Revenues........................  $ 80,643    $27,436       $19,562     $   --   $127,641
Gross profit....................    37,657     12,895         8,690         --     59,242
Total assets....................   130,629     39,310        17,693      3,972    191,604
Capital expenditures............    16,080      5,450         2,194        125     23,849

     As of and for the year ended December 31, 1998:

                                                           MAINTENANCE
                                   DRILLING   COMPLETION   AND SAFETY    OTHER     TOTAL
Revenues.........................  $46,368     $23,789       $20,136     $   --   $ 90,293
Gross profit.....................   23,834      12,440        10,588         --     46,862
Total assets.....................   77,298      33,602        18,361      3,338    132,599
Capital expenditures.............   13,792       6,170         5,081        257     25,300

     As of and for the year ended December 31, 1997:

                                                            MAINTENANCE
                                    DRILLING   COMPLETION   AND SAFETY    OTHER     TOTAL
Revenues..........................  $29,149     $14,966       $15,718     $   --   $59,833
Gross profit......................   17,420       8,902         7,622         --    33,944
Total assets......................   47,143      20,078        12,744      4,306    84,271
Capital expenditures..............   13,079       3,601         3,922        208    20,810

     As of and for the six months ended June 30, 1999 (unaudited):

                                                              MAINTENANCE
                                      DRILLING   COMPLETION   AND SAFETY    OTHER    TOTAL
Revenues............................  $28,538     $11,890       $10,485     $ --    $50,913
Gross profit........................   13,384       5,825         4,862       --     24,071
Total assets........................  118,481      35,203        18,493     3,462   175,639
Capital expenditures................    8,274       1,290         1,168       53     10,785

                           W-H ENERGY SERVICES, INC.

     As of and for the six months ended June 30, 2000 (unaudited):

                                                              MAINTENANCE
                                      DRILLING   COMPLETION   AND SAFETY    OTHER    TOTAL
Revenues............................  $68,053     $19,564       $11,793     $ --    $99,410
Gross profit........................   30,586       8,690         5,454       --     44,730
Total assets........................  136,800      45,214        19,407     5,069   206,490
Capital expenditures................    6,723       5,556         1,701      469     14,449

     W-H operates in both the United States and the North Sea. The following is summary information by geographic region (in thousands):

     Revenues:

                                                                           FOR THE SIX MONTHS
                                       FOR THE YEARS ENDED DECEMBER 31,      ENDED JUNE 30,
                                      ----------------------------------   -------------------
                                        1997        1998         1999        1999       2000
                                                                               (UNAUDITED)
The United States...................   $59,833     $90,293     $113,506    $45,840    $92,462
The North Sea.......................        --          --       14,135      5,073      6,948
                                       -------     -------     --------    -------    -------
          Total.....................   $59,833     $90,293     $127,641    $50,913    $99,410
                                       =======     =======     ========    =======    =======

     Operating Profit (Loss):

                                                                           FOR THE SIX MONTHS
                                        FOR THE YEARS ENDED DECEMBER 31,     ENDED JUNE 30,
                                        --------------------------------   -------------------
                                          1997        1998        1999       1999       2000
                                                                               (UNAUDITED)
The United States.....................   $(2,658)    $12,326     $4,807    $  (873)   $11,567
The North Sea.........................        --          --      2,796      1,699      1,054
                                         -------     -------     ------    -------    -------
          Total.......................   $(2,658)    $12,326     $7,603    $   826    $12,621
                                         -------     -------     ------    -------    -------

     Long-Lived Assets:

                                                          DECEMBER 31,       JUNE 30,
                                                        -----------------   -----------
                                                         1998      1999        2000
                                                                            (UNAUDITED)
The United States.....................................  $50,843   $73,993     $79,199
The North Sea.........................................       --     9,242       8,614
                                                        -------   -------     -------
          Total.......................................  $50,843   $83,235     $87,813
                                                        =======   =======     =======

                           W-H ENERGY SERVICES, INC.

12. SUBSEQUENT EVENTS (UNAUDITED):

  FINANCING


     Effective March 24, 2000, W-H amended its credit facility (See Note 5) to increase its term F loan facility by $18.5 million which was used to pay down the revolving credit facility. In connection therewith, the credit facility restricts W-H from paying any interest due on its 13% senior subordinated notes or 12 1/2% senior subordinated notes in 2000 unless W-H consummates an initial public offering resulting in gross proceeds of at least $50 million. Concurrently therewith, W-H paid interest then due to its senior subordinated note holders by delivering additional notes in the original principal amount of $1.5 million and $2.275 million, respectively, due on September 15, 2007 and April 1, 2006, respectively, and bearing interest initially at the rate of 14.5% per annum and 14% per annum, respectively. In connection with this amendment, W-H paid the subordinated debt holders $295,000 and DLJ Capital Funding $277,500. As of June 30, 2000, W-H has $12 million of borrowing capacity under its revolving credit facility. On September 15, 2000 in lieu of making the interest payment on the 12 1/2% senior subordinated notes due on September 15, 2000 and on the 14 1/2% payment-in-kind notes, W-H issued to the holders of these notes additional notes in an aggregate principal amount of $1.6 million, bearing interest initially at the rate of 14 1/2% per annum, and maturing on September 15, 2007.


  STOCK OPTIONS

     During January 2000, W-H issued options to purchase 190,575 shares of common stock to employees. W-H recorded additional deferred compensation totaling approximately $1.5 million for options granted in the first quarter of 2000. The additional deferred compensation expense will be amortized over the four year vesting period of the individual stock options issued. W-H expects to record additional amortization expense for deferred compensation as follows:
$344,000 during 2000, $375,000 during 2001, $375,000 during 2002, $375,000 during 2003 and $31,000 during 2004.

  REGISTRATION STATEMENT

     In May 2000, the Board of Directors of W-H authorized the filing of an amendment to its pending registration statement with the Securities and Exchange Commission permitting W-H to sell shares of its common stock to the public.


  NEW CREDIT FACILITY



     In September 2000, W-H obtained a commitment from DLJ Capital Funding, Inc. to enter into a new credit facility at or prior to the closing of W-H's initial public offering that will replace the existing credit facility. The new credit facility will consist of a Term A credit facility of $50 million, a Term B credit facility of $25 million and a revolving credit facility of up to $20 million. The Term A credit facility will mature on the sixth anniversary of the closing of the new facility and require principal payments ranging from 0% of the commitment amount in the first year to 30% in the sixth year. The Term B credit facility will mature on the six and one-half year anniversary of the closing of the new facility and require principal payments of 1% of the commitment amount in the first six years with the outstanding balance being due on the maturity date. At W-H's option, amounts borrowed under the new credit facility will bear interest at a variable rate equal to the reserve-based LIBOR or alternate base rate, plus, in each case, an applicable margin.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
W-H Energy Services, Inc.:

     We have audited the accompanying combined statements of operations, shareholders' equity and cash flows of Grinding and Sizing Company, Inc., and Affiliates, all Texas corporations (Grinding and Sizing Company, Inc.), for the years ended December 31, 1996 and 1997. These combined financial statements are the responsibility of Grinding and Sizing Company, Inc. and Affiliates' management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined results of operations and cash flows of Grinding and Sizing Company, Inc., and Affiliates for the years ended December 31, 1996 and 1997, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Houston, Texas
May 29, 1998

               GRINDING AND SIZING COMPANY, INC., AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS

                                                 FOR THE YEARS ENDED      FOR THE THREE MONTHS
                                                    DECEMBER 31,             ENDED MARCH 31,
                                               -----------------------   -----------------------
                                                  1996         1997         1997         1998
                                                                               (UNAUDITED)
Revenues.....................................  $5,080,257   $7,598,908   $1,470,912   $2,049,944
Costs and Expenses:
  Cost of revenues...........................   2,778,403    4,026,458      744,270      917,294
  Depreciation and amortization..............     106,562      140,281       23,595       26,199
  Selling, general and administrative........     732,958      958,812      242,667      232,407
                                               ----------   ----------   ----------   ----------
Income from Operations.......................   1,462,334    2,473,357      460,380      874,044
Other Income (Expense):
  Interest expense...........................     (27,281)     (21,838)      (3,990)      (2,972)
  Other......................................       6,483      (23,798)       1,277         (113)
                                               ----------   ----------   ----------   ----------
Income Before Income Taxes...................   1,441,536    2,427,721      457,667      870,959
Provision for Income Taxes...................      64,025      115,568       21,102       40,049
                                               ----------   ----------   ----------   ----------
Net Income...................................  $1,377,511   $2,312,153   $  436,565   $  830,910
                                               ==========   ==========   ==========   ==========

    The accompanying notes are an integral part of these combined financial statements.

               GRINDING AND SIZING COMPANY, INC., AND AFFILIATES

                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY

                               COMMON STOCK      ADDITIONAL
                            ------------------    PAID-IN      RETAINED     TREASURY    SHAREHOLDERS'
                            SHARES   PAR VALUE    CAPITAL      EARNINGS       STOCK        EQUITY
Balance, January 1,
  1996....................  38,523   $469,130     $    --     $   646,708   $(423,938)   $   691,900
Net Income................      --         --          --       1,377,511          --      1,377,511
Contributed Capital.......      --      2,393       5,607              --          --          8,000
Distributions to
  Shareholders............      --         --          --      (1,089,973)         --     (1,089,973)
                            ------   --------     -------     -----------   ---------    -----------
Balance, December 31,
  1996....................  38,523    471,523       5,607         934,246    (423,938)       987,438
Contributed Capital.......     100        100      21,900              --          --         22,000
Net Income................      --         --          --       2,312,153          --      2,312,153
Distributions to
  Shareholders............      --         --          --      (1,642,332)         --     (1,642,332)
                            ------   --------     -------     -----------   ---------    -----------
Balance, December 31,
  1997....................  38,623    471,623      27,507       1,604,067    (423,938)     1,679,259
Net Income (Unaudited)....      --         --          --         830,910          --        830,910
Distributions to
  Shareholders
  (Unaudited).............      --         --          --        (566,353)         --       (566,353)
                            ------   --------     -------     -----------   ---------    -----------
Balance, March 31, 1998
  (Unaudited).............  38,623   $471,623     $27,507     $ 1,868,624   $(423,938)   $ 1,943,816
                            ======   ========     =======     ===========   =========    ===========


    The accompanying notes are an integral part of these combined financial statements.

               GRINDING AND SIZING COMPANY, INC., AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                 FOR THE YEARS ENDED      FOR THE THREE MONTHS
                                                    DECEMBER 31,             ENDED MARCH 31,
                                              -------------------------   ---------------------
                                                 1996          1997         1997        1998
                                                                               (UNAUDITED)
Cash Flows from Operating Activities:
  Net income................................  $ 1,377,511   $ 2,312,153   $ 436,565   $ 830,910
  Adjustments to reconcile net income to
     cash provided by operating activities
      --
     Depreciation and amortization..........      106,562       140,281      23,595      26,199
  Loss on sale of assets....................         (999)       18,141       5,967       4,944
Change in Operating Assets and Liabilities:
  Decrease (increase) in accounts
     receivable.............................     (155,590)     (417,453)   (211,666)      6,357
  Increase in inventories...................      (61,889)      (54,147)    (66,635)   (103,280)
  (Increase) decrease in prepaid expenses
     and other assets.......................        2,375        (2,510)    (25,051)      1,474
  Increase in accounts payable and accrued
     liabilities............................       78,271        70,626     127,552      52,184
                                              -----------   -----------   ---------   ---------
          Net cash flows provided by
            operating activities............    1,346,241     2,067,091     290,327     818,788
                                              -----------   -----------   ---------   ---------
Cash Flows from Investing Activities:
  Purchases of machinery and equipment......     (186,258)     (213,303)    (49,328)         --
  Proceeds from sale of assets..............       19,674            --          --       4,000
                                              -----------   -----------   ---------   ---------
          Net cash flows (used in) provided
            by investing activities.........     (166,584)     (213,303)    (49,328)      4,000
                                              -----------   -----------   ---------   ---------
Cash Flows from Financing Activities:
  Payments on long-term debt................     (268,413)     (327,778)    (33,706)    (80,285)
  Borrowings of long-term debt..............       92,199       149,309      50,000          --
  Distributions to shareholders.............   (1,089,973)   (1,642,332)   (278,649)   (566,353)
                                              -----------   -----------   ---------   ---------
          Net cash flows used in financing
            activities......................   (1,266,187)   (1,820,801)   (262,355)   (646,638)
                                              -----------   -----------   ---------   ---------
Net Increase (Decrease) in Cash.............      (86,530)       32,987     (21,356)    176,150
Cash, beginning of period...................      480,515       393,985     393,985     426,972
                                              -----------   -----------   ---------   ---------
Cash, end of period.........................  $   393,985   $   426,972   $ 372,629   $ 603,122
                                              ===========   ===========   =========   =========
Supplemental Disclosure of Cash Flow
  Information:
  Interest paid during the period...........  $    27,281   $    21,838   $   3,990   $   2,972
                                              ===========   ===========   =========   =========
  Income taxes paid during the period.......  $     8,796   $    63,960   $      --   $   7,901
                                              ===========   ===========   =========   =========


    The accompanying notes are an integral part of these combined financial statements.

               GRINDING AND SIZING COMPANY, INC., AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BUSINESS ORGANIZATION AND BASIS OF PRESENTATION:

     These financial statements represent the combined financial statements of Grinding and Sizing Company, Inc., Houston Bagging and Blending, Inc. and Reliable Equipment, Inc. and are herein referred to as the Combined Companies. Each of the Combined Companies share common ownership. Grinding and Sizing Company, Inc., incorporated on June 29, 1979, and Houston Bagging and Blending, Inc., incorporated on April 5, 1994, are both Texas corporations and are primarily engaged in the business of producing additives for drilling mud used in the exploration for oil and natural gas. Reliable Equipment, Inc., incorporated on December 5, 1996, is primarily a metal fabrication company which manufactures parts for the machinery used to produce, bag and blend the additives. The majority of the Combined Companies sales are in Texas. All significant transactions between the Combined Companies have been eliminated in the combination.

     On April 24, 1998, the shareholders of the Combined Companies completed the sale of all of the outstanding stock of the Combined Companies to Drill Motor Services, a subsidiary of W-H Energy Services, Inc. (W-H), for cash consideration of $9,250,000, $800,000 in notes to be paid in April 2002 and warrants to purchase W-H common stock that were valued at $110,000. The shareholders of the Combined Companies placed in escrow $1,000,000 for a period of two years following the closing date for potential claims and damages as agreed to by the shareholders of the Combined Companies and W-H. The accompanying combined financial statements were prepared in conjunction with the acquisition by W-H. Effective April 29, 1998, as part of the acquisition by W-H, Houston Bagging and Blending, Inc., and Reliable Equipment, Inc., were merged into Grinding and Sizing Company, Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  INTERIM FINANCIAL STATEMENTS

     The interim financial statements for the three months ended March 31, 1998 and 1997, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

  REVENUE RECOGNITION

     The Combined Companies record revenue when inventory is shipped to the customer for the production, bagging and blending of additives. The Combined Companies ship inventory F.O.B. shipping point. Accounts receivable represent amounts recorded for inventory shipped. Reliable Equipment, Inc., records accounts receivable and recognizes revenue based on contractual terms with the customer which approximates the percentage of completion method for contract accounting.

  DEPRECIATION

     Depreciation is calculated using the double-declining balance method over the estimated useful lives of the depreciable assets which range from five to 30 years.

  FEDERAL INCOME TAXES

     Grinding and Sizing Company, Inc. and Houston Bagging and Blending Company, Inc., have individually elected S Corporation status, as defined by the Internal Revenue Code, whereby they are not

               GRINDING AND SIZING COMPANY, INC., AND AFFILIATES subject to federal taxation. Under S Corporation status, the shareholders report their proportionate share of taxable earnings on their personal tax returns.

     Reliable Equipment, Inc. (REI) elected C Corporation status at start up and effective January 1, 1998, changed their filing status to S Corporation status. Federal income taxes for REI for the year ended December 31, 1997, are reported in the statement of operations.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. COMMITMENTS AND CONTINGENCIES:

     Grinding and Sizing Company, Inc., has an agreement to pay a shareholder royalties for use of a patent of $1 per each 25 pounds of pecan pith product (a raw material input) sold expiring in 2013. Payments made under this agreement totaled $15,768 and $29,544 for the years ended December 31, 1996 and 1997, respectively.

     Grinding and Sizing Company, Inc., has an agreement with an unrelated third party for use of a license to produce a drilling additive from corn cob outers. Payments made under this agreement totaled $151,013 and $200,591 for the years ended December 31, 1996 and 1997, respectively.

     The Combined Companies are involved in lawsuits from time to time arising from normal business activities. Management has reviewed any pending litigation with legal counsel and believes that the ultimate liability, if any, resulting from such actions will not have a material adverse effect on the Combined Companies' financial position or results of operations.

4. SHAREHOLDERS' EQUITY:

     The components of capital stock as of December 31, 1997, are as follows:

                                                                                    PAR
                                                 CLASS       SHARES     SHARES     VALUE
                   COMPANY                     OF SHARES   AUTHORIZED   ISSUED   PER SHARE
December 31, 1996
  Grinding and Sizing Company, Inc. .........   Common     1,000,000    30,000   No Par
  Houston Bagging and Blending, Inc. ........   Common       100,000     8,523
                                                                        ------
          Total capital stock................                           38,523
                                                                        ======
December 31, 1997
  Grinding and Sizing Company, Inc. .........   Common     1,000,000    30,000   No Par
  Houston Bagging and Blending, Inc. ........   Common       100,000     8,523     $1
  Reliable Equipment, Inc. ..................   Common       100,000       100     $1
                                                                        ------
          Total capital stock................                           38,623
                                                                        ======

               GRINDING AND SIZING COMPANY, INC., AND AFFILIATES

5. SIGNIFICANT SUPPLIERS AND CUSTOMERS:

     The Combined Companies have one significant supplier that represents 13 percent of purchases for the year ended December 31, 1996, and two significant suppliers that represent 16 percent and 14 percent of purchases for the year ended December 31, 1997.

     The Combined Companies have sales to two significant customers that represent 31 percent and 10 percent of revenues for the year ended December 31, 1996. The Combined Companies had revenues to two significant customers that represent 33 percent and 16 percent of revenues for the year ended December 31, 1997.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
W-H Energy Services, Inc.:

     We have audited the accompanying combined statements of operations, shareholders' equity and cash flows of Agri-Empresa, Inc., and Affiliates, all Texas corporations, for the years ended December 31, 1996 and 1997. These combined financial statements are the responsibility of Agri-Empresa, Inc., and Affiliates' management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined results of operations and cash flows of Agri-Empresa, Inc., and Affiliates for the years ended December 31, 1996 and 1997, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Houston, Texas
August 28, 1998

                       AGRI-EMPRESA, INC., AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS

                                              FOR THE YEARS ENDED         FOR THE SIX MONTHS
                                                 DECEMBER 31,               ENDED JUNE 30,
                                           -------------------------   -------------------------
                                              1996          1997          1997          1998
                                                                              (UNAUDITED)
Revenues.................................  $24,424,559   $31,187,087   $14,484,096   $13,858,389
Costs and Expenses:
  Cost of revenues.......................   20,427,381    25,260,141    11,906,025    11,112,775
  Depreciation...........................      443,475       529,376       245,257       291,872
  Selling, general and administrative....    2,378,325     1,985,243       865,027       782,586
                                           -----------   -----------   -----------   -----------
Income from Operations...................    1,175,378     3,412,327     1,467,787     1,671,156
Other (Expense) Income:
  Interest expense.......................     (161,627)     (163,321)      (82,161)      (77,525)
  Other income...........................       89,888       172,075        96,050       123,657
                                           -----------   -----------   -----------   -----------
Income Before Income Taxes...............    1,103,639     3,421,081     1,481,676     1,717,288
Provision for Income Taxes...............      453,595       191,421        87,056        57,006
                                           -----------   -----------   -----------   -----------
Net Income...............................  $   650,044   $ 3,229,660   $ 1,394,620   $ 1,660,282
                                           ===========   ===========   ===========   ===========

    The accompanying notes are an integral part of these combined financial statements.

                       AGRI-EMPRESA, INC., AND AFFILIATES

                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY

                                          COMMON STOCK     ADDITIONAL
                                        ----------------    PAID-IN      RETAINED     SHAREHOLDERS'
                                        SHARES    VALUE     CAPITAL      EARNINGS        EQUITY
Balance, December 31, 1995............  102,389   $3,389    $116,600    $ 4,868,756    $ 4,988,745
Net Income............................       --       --          --        650,044        650,044
Issuance of Common Stock..............   11,000    2,000          --             --          2,000
                                        -------   ------    --------    -----------    -----------
Balance, December 31, 1996............  113,389    5,389     116,600      5,518,800      5,640,789
Net Income............................       --       --          --      3,229,660      3,229,660
Distributions to Shareholders.........       --       --          --     (1,510,000)    (1,510,000)
                                        -------   ------    --------    -----------    -----------
Balance, December 31, 1997............  113,389    5,389     116,600      7,238,460      7,360,449
Net Income (unaudited)................       --       --          --      1,660,282      1,660,282
Distributions to Shareholders
  (unaudited).........................       --       --          --     (3,337,104)    (3,337,104)
                                        -------   ------    --------    -----------    -----------
Balance, June 30, 1998 (unaudited)....  113,389   $5,389    $116,600    $ 5,561,638    $ 5,683,627
                                        =======   ======    ========    ===========    ===========


    The accompanying notes are an integral part of these combined financial statements.

                       AGRI-EMPRESA, INC., AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                           FOR THE YEARS ENDED         FOR THE SIX MONTHS
                                                              DECEMBER 31,               ENDED JUNE 30,
                                                        -------------------------   -------------------------
                                                           1996          1997          1997          1998
                                                                                           (UNAUDITED)
Cash Flows from Operating Activities:
  Net income..........................................  $   650,044   $ 3,229,660   $ 1,394,620   $ 1,660,282
  Adjustments to reconcile net income to cash provided
    by operating activities --
    Depreciation......................................      443,475       529,376       245,257       291,872
  Loss (gain) on sale of assets.......................       44,116       (10,187)      (10,187)        3,826
  Deferred taxes......................................      (27,286)       30,556        12,604        (1,488)
  Change in Operating Assets and Liabilities:
    (Increase) decrease in accounts receivable........     (968,227)   (2,158,147)   (1,097,908)    2,206,367
    (Increase) decrease in inventories................      (30,960)     (302,024)      350,216      (138,259)
    Increase in prepaid expenses and other assets.....       13,447       (27,888)     (227,736)      (97,758)
    Decrease in income taxes receivable...............     (108,005)      108,005       108,005            --
    Increase in income taxes payable..................       85,657        95,891         9,480        58,494
    Increase (decrease) in accounts payable and
      accrued liabilities.............................      650,205       757,935       454,890      (596,557)
                                                        -----------   -----------   -----------   -----------
         Net cash flows provided by operating
           activities.................................      752,466     2,253,177     1,239,241     3,386,779
                                                        -----------   -----------   -----------   -----------
Cash Flows from Investing Activities:
  Purchases of machinery and equipment................     (810,182)     (684,845)     (212,442)      (73,414)
  Proceeds from sale of assets........................      110,000            --            --            --
                                                        -----------   -----------   -----------   -----------
         Net cash flows used in investing
           activities.................................     (700,182)     (684,845)     (212,442)      (73,414)
                                                        -----------   -----------   -----------   -----------
Cash Flows from Financing Activities:
  Repayments of notes payable.........................     (765,592)   (1,501,553)     (568,286)     (200,478)
  Repayments of related-party notes payable...........     (211,789)     (106,853)      (63,412)      (17,660)
  Borrowings under notes payable......................    1,504,000     1,325,000       660,000       111,466
  Loans made to related parties.......................     (412,071)     (187,582)      (36,031)     (187,971)
  Loan repayments from related parties................      189,312       654,907        47,435       411,185
  Advances received from related parties..............       70,000            --            --            --
  Repayment of advances from related parties..........           --       (70,000)      (70,000)           --
  Issuance of common stock............................        2,000            --            --            --
  Distributions to shareholders.......................           --    (1,510,000)     (510,000)   (3,337,104)
                                                        -----------   -----------   -----------   -----------
         Net cash flows used in financing
           activities.................................      375,860    (1,396,081)     (540,294)   (3,220,562)
                                                        -----------   -----------   -----------   -----------
Net Increase in Cash..................................      428,144       172,251       486,505        92,803
Cash, beginning of period.............................      478,707       906,851       906,851     1,079,102
                                                        -----------   -----------   -----------   -----------
Cash, end of period...................................  $   906,851   $ 1,079,102   $ 1,393,356   $ 1,171,905
                                                        ===========   ===========   ===========   ===========
Supplemental Disclosure of Cash Flow Information:
  Interest paid during the period.....................  $   161,627   $   163,321   $    82,161   $    77,525
                                                        ===========   ===========   ===========   ===========
  Income taxes paid (refunded) during the period......  $   460,216   $   (37,113)  $    98,526   $    94,388
                                                        ===========   ===========   ===========   ===========
Supplemental Disclosure of Noncash Investing
  Transaction:
  Trade-in value received for trucks..................  $        --   $    15,000   $    15,000   $        --
                                                        ===========   ===========   ===========   ===========

    The accompanying notes are an integral part of these combined financial statements.

                       AGRI-EMPRESA, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BUSINESS ORGANIZATION AND BASIS OF PRESENTATION:

     The accompanying combined financial statements include the accounts of Agri-Empresa, Inc. (Agri), STG Transportation (STG), Agri-Empresa Transportation
(AET), Lonestar Distribution, Inc. (LDI), and Superior Packaging & Distribution
(SPD) (collectively, AEI or the Company). Each of the companies share common ownership. Agri was founded and incorporated in Texas in 1977 and is the Permian Basin's largest manufacturer, packager and distributor of chemicals used in oilfield and industrial applications. Agri also operates in the Carlsbad, New Mexico, area. STG, founded and incorporated in Texas in 1995, and AET, founded and incorporated in Texas in 1987, offer delivery of oilfield chemicals in the Permian Basin. LDI was founded and incorporated in Texas in 1981 to provide outsourcing to oilfield companies of noncore activities including warehousing, material handling and transportation. LDI operates in the Permian Basin, Abilene and Jacksboro, Texas, and Hobbs, New Mexico. SPD, founded and incorporated in Texas in 1996, provides chemical warehousing, bagging and export services in the Houston, Texas, area. All significant transactions between the combined companies have been eliminated.

     On July 27, 1998, the shareholders of the Company completed the sale of all of the outstanding stock of Agri, STG, AET, LDI and SPD to Drill Motor Services, Inc., a subsidiary of W-H Energy Services, Inc. (W-H), for cash consideration of $21,000,000 and warrants to purchase W-H common stock that were valued at approximately $165,000. The shareholders of the Company have placed in escrow $2,000,000 for a period of two years following the closing date to provide for potential claims and damages as agreed to by the shareholders of the Company and W-H. The accompanying combined financial statements were prepared in conjunction with the acquisition by W-H.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  INTERIM FINANCIAL STATEMENTS

     The interim combined financial statements for the six months ended June 30, 1997 and 1998, are unaudited and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the accompanying combined financial statements for the six months ended June 30, 1997 and 1998, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the Company's results of operations and cash flows for the six months ended June 30, 1997 and 1998. The results of operations and cash flows for the six months ended June 30, 1997 and 1998, are not necessarily indicative of the operating results for the full years.

  REVENUE RECOGNITION AND OPERATING EXPENSES

     The Company records revenue when inventory is shipped to the customer. The primary components of operating expenses are those salaries, expendable supplies, repairs and maintenance and general operational costs that are directly associated with the services performed by the Company for its customers.

  DEPRECIATION

     Depreciation is calculated using the straight-line method over the estimate useful lives of the assets as follows:

Buildings............................................   12-31.5 years
Machinery and equipment..............................      5-12 years

                       AGRI-EMPRESA, INC. AND AFFILIATES

  FEDERAL INCOME TAXES

     Effective January 1, 1997, Agri and LDI individually elected S Corporation status, as defined by the Internal Revenue Code, whereby they are not subject to federal taxation. Under S Corporation status, the shareholders report their proportionate share of taxable earnings on their personal tax returns. SPD elected S Corporation status in the year of its inception.

     AET and STG are C Corporations for federal taxation purposes and, as such, are subject to federal taxation.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. LEASES:

     The minimum future lease payments for equipment and facilities under noncancelable operating leases as of December 31, 1997, are as follows:

1998.....................................................   $ 24,300
1999.....................................................     32,400
2000.....................................................     32,400
2001.....................................................     32,400
2002.....................................................     32,400
Thereafter...............................................      8,100
                                                            --------
                                                            $162,000
                                                            ========

4. SHAREHOLDERS' EQUITY:

     The components of capital stock as of December 31, 1996 and 1997, are as follows:

                                                                                    PAR
                                                CLASS       SHARES     SHARES      VALUE
                  COMPANY                     OF SHARES   AUTHORIZED   ISSUED    PER SHARE
Agri........................................   Common        10,000      1,389     $1.00
STG.........................................   Common     1,000,000     10,000     $ .10
AET.........................................   Common     1,000,000    100,000     $ .01
LDI.........................................   Common       500,000      1,000     $1.00
SPD.........................................   Common       100,000      1,000     $1.00
                                                                       -------
          Total capital stock.......................................   113,389
                                                                       =======

5. SIGNIFICANT SUPPLIERS AND CUSTOMERS:

     The Company had one significant supplier that represented approximately 33 percent and 24 percent of purchases for the years ended December 31, 1996 and 1997, respectively.

     The Company had sales to one significant customer that represented approximately 17 percent and 20 percent of revenues for the years ended December 31, 1996 and 1997, respectively.

                       AGRI-EMPRESA, INC. AND AFFILIATES

6. RELATED-PARTY TRANSACTIONS:

     The following transactions have occurred between the Company and related parties:

          (1) A shareholder's stepfather renders accounting and other consulting services to the Company. The aggregate charges for these services during 1996 and 1997 were approximately $106,000 and $92,000, respectively.

          (2) A company owned by two shareholders leases hunting land to the Company for approximately $17,500 a year.

          (3) SPD leases a warehouse from a corporation owned by two of the Company's shareholders. Rent expense totaled approximately $140,000 and $288,000 in 1996 and 1997, respectively.

7. INCOME TAXES:

     Income tax expense consisted of the following:

                                                               FOR THE YEARS ENDED
                                                                  DECEMBER 31,
                                                               -------------------
                                                                 1996       1997
Federal --..................................................   $428,026   $  2,472
  Current...................................................    (25,893)    33,441
                                                               --------   --------
  Deferred..................................................    402,133     35,913
                                                               --------   --------
State --....................................................     52,855    158,393
  Current...................................................     (1,393)    (2,885)
                                                               --------   --------
  Deferred..................................................     51,462    155,508
                                                               --------   --------
                                                               $453,595   $191,421
                                                               ========   ========

     A reconciliation of the U.S. statutory tax rate to the effective income tax rate is as follows:

                                                               FOR THE YEARS ENDED
                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1996        1997
Income tax expense at the statutory rate....................  $408,939   $ 1,027,677
State income taxes, net of federal income tax benefit.......    32,513       157,239
Nondeductible expenses......................................    12,143           116
Change in sales tax rate....................................        --        72,662
Effect of S Corporation election............................        --    (1,066,273)
                                                              --------   -----------
                                                              $453,595   $   191,421
                                                              ========   ===========

8. 401(K) PLAN:

     Effective June 1, 1993, the Company established a 401(k) plan which covers all employees who choose to contribute a portion of their salary to the plan. All contributions from Company funds are discretionary. Company discretionary contributions totaled $28,359 and $35,003 for the plan years ended December 31, 1996 and 1997, respectively.

                 (This page has been left blank intentionally)

                                    WH-LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below are the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

Securities and Exchange Commission registration fee.........  $   59,168
NASD filing fee.............................................      21,967
NASDAQ National Market initial listing fee..................      95,000
Legal fees and expenses of the Company......................     550,000
Accounting fees and expenses................................     450,000
Blue Sky fees and expenses (including legal fees)...........      25,000
Printing and engraving expenses.............................     225,000
Transfer agent fees.........................................      10,000
Miscellaneous expenses......................................      63,865
                                                              ----------
          TOTAL.............................................  $1,500,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Amended and Restated Bylaws of the Company provide that the Company shall indemnify to the fullest extent permitted by the Texas Business Corporation Act (i) its directors, (ii) its directors or officers serving at its request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise and (iii) its officers, against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses incurred by them in connection with the defense of any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding, where the person who was, is, or is threatened to be made defendant or respondent in a proceeding was named because the person is or was a director or an officer of the Company. The foregoing indemnification is conditioned upon a determination (i) by a majority vote of a quorum consisting of directors who at the time of the vote are not named defendants or respondents in the proceeding, (ii) if such a quorum cannot by obtained, by a majority vote of a committee of the Board of Directors, designated to act in the matter by a majority vote of all directors who at the time of the vote are not named defendants or respondents in the proceeding,
(iii) by special legal counsel selected by the Board of Directors or a committee of the Board by vote as set forth in subsection (i) or (ii), or, if such a quorum cannot be obtained and such a committee cannot be established, by a majority vote of all directors, or (iv) by the stockholders in a vote that excludes the shares held by directors who are named defendants or respondents in the proceeding, that such person (1) conducted himself in good faith, (2) reasonably believed, in the case of conduct in his official capacity as a director or officer of the Company, that his conduct was in the Company's best interest, and in all other cases, that his conduct was at least not opposed to the Company's best interest, and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Notwithstanding the foregoing, the Company shall indemnify each director and officer against reasonable expenses incurred by him in connection with a proceeding in which he is a party because he is a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. A director or officer, found liable on the basis that personal benefit was improperly received by him, or found liable to the Company, may be indemnified but the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the Company.

     The Company's Amended and Restated Bylaws also provide that reasonable expenses incurred by a director or officer who was, is or is threatened to be named a defendant or respondent in a proceeding may be paid or reimbursed by the Company in advance of the final disposition of the proceeding after (i) the Company receives a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification under the Company's Amended and Restated Bylaws and a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed if it is ultimately determined that he has not met that standard or if it is ultimately determined that indemnification of the director against expenses incurred by him in connection with that proceeding is prohibited by law and (ii) a determination is made that the facts then known to those making the determination would not preclude indemnification under the Company's Amended and Restated Bylaws. The Amended and Restated Bylaws of the Company also provide that the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company or who is or was serving at the Company's request as a director, officer, partner, venturer, proprietor, trustee, employee or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, in accordance with Article 2.02-1 of the Texas Business Corporation Act.

     In addition, the Company's Restated Articles of Incorporation provide that a director of the Company will not be liable to the Company or its stockholders for monetary damages for an act or omission in the director's capacity as a director, except in the case of (i) a breach of the director's duty of loyalty to the Company or its stockholders, (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Company or an act or omission that involves intentional misconduct or a knowing violation of the law,
(iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. The restated articles of incorporation also excuse a director from liability to the fullest extent permitted by any provisions of the statutes of Texas enacted in the future that further limit the liability of a director.

     The Company has agreements with each of its directors to indemnify them for costs and expenses resulting from their service as directors of the Company to the fullest extent permitted by law.

     The Company has director and officer insurance in the amount of $2 million per occurrence and $2 million in the aggregate.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Set forth below are securities of the registrant which were issued by the Company since January 1997 and not registered under the Securities Act. Further included is the consideration, if any, received by the Company for such securities and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

          (i) On August 11, 1997, the Company sold 7,260,000 shares of common stock for $12,045,000 and issued warrants to purchase 1,247,813 shares of common stock to W-H Investment, L.P., a Delaware limited partnership, and, in consideration for a $24 million loan, issued $24 million of 12 1/2% senior subordinated notes due September 15, 2006 and September 15, 2007 to JZ Equity Partners PLC.


          (ii) On September 24, 1997, the Company issued warrants, valued at approximately $130,000, to purchase 411,444 shares of common stock and $1,200,000 of subordinated notes to William Max Duncan, Burt Bull and Billy Saul as partial consideration for the acquisition of all of the outstanding stock of Integrity Industries, Inc., a Texas corporation.



          (iii) On April 24, 1998, the Company issued warrants, valued at approximately $110,000 to purchase 198,000 shares of its common stock and $800,000 of subordinated notes to Ronald A. Rose, Ron Chastain and James Witliff as partial consideration for the acquisition of all of the outstanding stock of Grinding and Sizing Company, Inc., a Texas corporation.

          (iv) On July 27, 1998, the Company issued warrants, valued at approximately $165,000, to purchase 247,500 shares of its common stock to Stephen T. Goree, Travis Goree and E. Ashford Brock as partial consideration for the acquisition of all of the outstanding stock of Agri-Empresa Inc., a Texas corporation.



          (v) On March 26, 1999, in consideration for a $40 million loan, the Company issued $40.0 million of its 13% senior subordinated notes along with warrants, valued at approximately $11,175,000, to purchase 6,115,263 shares of common stock to DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds.



          (vi) On February 1, 2000, the Company issued 9,900 shares of its common stock, valued at approximately $128,000, to Tom Stroud as partial consideration for the termination of Mr. Stroud's employment agreement.


          (vii) On March 30, 2000, the Company issued to JZ Equity Partners PLC $1.5 million principal amount of 14 1/2% payment-in-kind notes which mature September 15, 2007 in lieu of making the interest payment due on March 15, 2000 on our 12 1/2% senior subordinated notes.

          (viii) On March 30, 2000, the Company issued to DLJ Merchant Banking Partners II, L.P. and its affiliated investment funds $2.275 million principal amount of 14% payment-in-kind notes which mature April 1, 2006 in lieu of making the interest payment due on April 1, 2000 on our 13% senior subordinated notes.

          (ix) Since August 11, 1997, the Company has issued to its employees, officers and directors options to purchase an aggregate of 2,656,500 shares of common stock at a weighted average exercise price of $3.87 per share under its 1997 Stock Option Plan and under its Non-Statutory Stock Option Plan.

          (x) Since August 11, 1997, the Company has issued to its employees, officers and directors warrants to purchase an aggregate of 1,020,937 shares of common stock at a weighted average exercise price of $2.21 per share, excluding the warrants described in paragraphs (i), (ii), (iii),
     (iv), and (v) above.

No underwriters were engaged in connection with the issuance of securities in any of the foregoing transactions. All of the foregoing sales of securities were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act as transactions not involving any public offering. Issuances of options to employees, officers and directors of the registrant were made pursuant to Rule 701 under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:


     EXHIBIT NUMBER                              DESCRIPTION
     --------------                              -----------
          1.1            -- Form of Underwriting Agreement*
          3.1            -- Form of Restated Articles of Incorporation of the
                             Company*
          3.2            -- Amended and Restated Bylaws of the Company*
          4.1            -- Specimen Common Stock certificate**
          5.1            -- Opinion of Vinson & Elkins L.L.P.*
          9.1            -- Amended and Restated Stockholders Agreement, dated March
                             26, 1999*
         10.1            -- Amended and Restated Employment Agreement of Kenneth T.
                             White, Jr., dated March 27, 1999*
         10.2            -- Employment Agreement of Jeffery L. Tepera, dated March
                             26, 1999, 2000, as amended*
         10.3            -- Employment Agreement of William J. Thomas III, dated May
                             1, 2000*

     EXHIBIT NUMBER                              DESCRIPTION
     --------------                              -----------
         10.4            -- W-H Energy Services, Inc. 1997 Stock Option Plan*
         10.5            -- Non-Statutory Stock Option Agreement, dated March 29,
                             1999*
         10.6            -- Warrant Agreement for Kenneth T. White, Jr.*
         10.7            -- Warrant Agreement for William J. Thomas III*
         10.8            -- Form of Indemnification Agreement*
         10.9            -- Agreement and Plan of Recapitalization among W-H
                             Investment, L.P. and W-H Holdings, Inc. and the
                             stockholders identified therein, dated August 11, 1997*
         10.10           -- Fourth Amended and Restated Credit Agreement, dated March
                             24, 2000, as amended*
         10.11           -- Amended and Restated TJC Transaction Advisory Agreement
                             with TJC Management Corp., dated March 26, 1999*
         10.12           -- Purchase and Sale Agreement by and between W-H Energy
                             Services, Inc. and Halliburton Energy Services, Inc. and
                             Halliburton Company, dated January 22, 1999, as amended*
         10.13           -- Agri-Empresa Stock Purchase Agreement, dated July 27,
                             1998*
         10.14           -- Form of Lock-Up Agreement*
         10.15           -- Commitment Letter**
         11.1            -- Computation of Per Share Earnings**
         21.1            -- List of Subsidiaries of the Company*
         23.1            -- Consent of Arthur Andersen LLP**
         23.2            -- Consent of Vinson & Elkins L.L.P. (contained in Exhibit
                             5.1)*
         24.1            -- Power of Attorney (included on the signature page to
                             Amendment No. 3 to Registration Statement filed May 11,
                             2000)*
         24.2            -- Power of Attorney of Milton L. Scott**
         27.1            -- Financial Data Schedule*


---------------

   *  Previously filed.

  **  Filed herewith.


     (b) Consolidated Financial Statement Schedules, Years ended December 31, 1998 and 1999 and the six months ended June 30, 2000.


     All schedules are omitted because the required information is inapplicable or the information is presented in the Consolidated Financial Statements or related notes.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (b) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (c) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (d) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 15th day of September, 2000.


                                            W-H ENERGY SERVICES, INC.

                                            By:  /s/ KENNETH T. WHITE, JR.
                                              ----------------------------------
                                                    Kenneth T. White, Jr.
                                                President and Chief Executive
                                                            Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on the 15th day of September, 2000.



                      SIGNATURE                                            TITLE
                      ---------                                            -----

              /s/ KENNETH T. WHITE, JR.                Chairman of the Board, President and Chief
-----------------------------------------------------    Executive Officer
                Kenneth T. White, Jr.

                          *                            Vice President, Secretary and Chief Financial
-----------------------------------------------------    Officer (Principal Financial and Accounting
                  Jeffrey L. Tepera                      Officer )

                          *                            Vice President
-----------------------------------------------------
                William J. Thomas III

                          *                            Director
-----------------------------------------------------
                 Jonathan F. Boucher

                          *                            Director
-----------------------------------------------------
                  John W. Jordan II

                          *                            Director
-----------------------------------------------------
                 David W. Zalaznick

                          *                            Director
-----------------------------------------------------
                   J. Jack Watson

                          *                            Director
-----------------------------------------------------
                  Christopher Mills

                          *                            Director
-----------------------------------------------------
               Robert H. Whilden, Jr.

                          *                            Director
-----------------------------------------------------
                   Milton L. Scott

           *By: /s/ KENNETH T. WHITE, JR.
  ------------------------------------------------
                Kenneth T. White, Jr.
                  Attorney-in-fact

                                 EXHIBIT INDEX


     EXHIBIT NUMBER                              DESCRIPTION
     --------------                              -----------
          1.1            -- Form of Underwriting Agreement*
          3.1            -- Form of Restated Articles of Incorporation of the
                             Company*
          3.2            -- Amended and Restated Bylaws of the Company*
          4.1            -- Specimen Common Stock certificate**
          5.1            -- Opinion of Vinson & Elkins L.L.P.*
          9.1            -- Amended and Restated Stockholders Agreement, dated March
                             26, 1999*
         10.1            -- Amended and Restated Employment Agreement of Kenneth T.
                             White, Jr., dated March 27, 1999*
         10.2            -- Employment Agreement of Jeffery L. Tepera, dated March
                             26, 1999, 2000, as amended*
         10.3            -- Employment Agreement of William J. Thomas III, dated May
                             1, 2000*
         10.4            -- W-H Energy Services, Inc. 1997 Stock Option Plan*
         10.5            -- Non-Statutory Stock Option Agreement, dated March 29,
                             1999*
         10.6            -- Warrant Agreement for Kenneth T. White, Jr.*
         10.7            -- Warrant Agreement for William J. Thomas III*
         10.8            -- Form of Indemnification Agreement*
         10.9            -- Agreement and Plan of Recapitalization among W-H
                             Investment, L.P. and W-H Holdings, Inc. and the
                             stockholders identified therein, dated August 11, 1997*
         10.10           -- Fourth Amended and Restated Credit Agreement, dated March
                             24, 2000, as amended*
         10.11           -- Amended and Restated TJC Transaction Advisory Agreement
                             with TJC Management Corp., dated March 26, 1999*
         10.12           -- Purchase and Sale Agreement by and between W-H Energy
                             Services, Inc. and Halliburton Energy Services, Inc. and
                             Halliburton Company, dated January 22, 1999, as amended*
         10.13           -- Agri-Empresa Stock Purchase Agreement, dated July 27,
                             1998*
         10.14           -- Form of Lock-Up Agreement*
         10.15           -- Commitment Letter**
         11.1            -- Computation of Per Share Earnings**
         21.1            -- List of Subsidiaries of the Company*
         23.1            -- Consent of Arthur Andersen LLP**
         23.2            -- Consent of Vinson & Elkins L.L.P. (contained in Exhibit
                             5.1)*
         24.1            -- Power of Attorney (included on the signature page to
                             Amendment No. 3 to Registration Statement filed May 11,
                             2000)*
         24.2            -- Power of Attorney of Milton L. Scott**
         27.1            -- Financial Data Schedule*


---------------

   *  Previously filed.

  **  Filed herewith.